SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

Filed by the Registrant ☒                Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

Cincinnati Bell Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Cincinnati Bell Inc.

221 East Fourth Street

Cincinnati, Ohio 45202

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 1, 2009

To Our Shareholders:

The 2009 Annual Meeting of Shareholders of Cincinnati Bell Inc. (the “Company”) will be held on Friday, May 1, 2009, at 11:00 a.m., Eastern Daylight Savings Time, at the Queen City Club, 331 East Fourth Street, Cincinnati, Ohio, for the following purposes:

1.	To elect five directors to serve a one-year term ending in 2010;

2.	To approve a proposal to amend the Cincinnati Bell Inc. 2007 Long Term Incentive Plan to increase the number of shares available for issuance under the 2007 Long Term Incentive Plan by 10,000,000 common shares and to modify the limits on certain award types, including full value share awards, that may be granted under the 2007 Long Term Incentive Plan;

3.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm to audit the financial statements of the Company for the year 2009; and

4.	To consider any other matters that may properly come before the meeting.

The Board of Directors has established the close of business on March 2, 2009 as the record date (the “Record Date”) for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting. Only shareholders of record at the close of business on the Record Date are entitled to vote on matters to be presented at the Annual Meeting.

Your vote is important. Your prompt response will also help reduce proxy costs and will help you avoid receiving follow-up telephone calls or mailings. Please vote as soon as possible.

Also, the Company has elected to take advantage of Securities and Exchange Commission rules that allow the Company to furnish proxy materials to you and other shareholders on the internet.

By Order of the Board of Directors

Christopher J. Wilson
Vice President, General Counsel and Secretary

March 16, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 1, 2009: The Proxy Statement and Annual Report are available at www.proxyvote.com.

INFORMATION FOR SHAREHOLDERS THAT PLAN TO ATTEND THE

2009 ANNUAL MEETING OF SHAREHOLDERS

The Queen City Club is located on the corner of Fourth Street and Broadway Street at 331 East Fourth Street, Cincinnati, Ohio. Below are directions to the Queen City Club located in downtown Cincinnati.

From I-71 Southbound:	Take the Third Street exit to Broadway Street. Turn right on Broadway Street. Turn left on Fourth Street.

From I-75 Southbound:	Take the Fifth Street exit to Broadway Street. Turn right on Broadway Street. Turn right on Fourth Street.

From I-71/I-75 Northbound:	Cross the bridge over the Ohio River. Take the Fifth Street exit to Broadway Street. Turn right on Broadway Street. Turn right on Fourth Street.

From I-471 Northbound:	Cross the bridge over the Ohio River. Take the Sixth Street exit to Sycamore Street. Turn left on Sycamore Street. Turn left on Fifth Street. Turn right on Broadway Street. Turn right on Fourth Street.

From Columbia Parkway Westbound:	Take the Third Street exit to Main Street. Turn right on Main Street. Turn right on Fifth Street. Turn right on Broadway Street. Turn right on Fourth Street.

From Columbia Parkway Eastbound:	Take the Fifth Street exit to Broadway Street. Turn right on Broadway Street. Turn right on Fourth Street.

CINCINNATI BELL INC.

221 East Fourth Street

Cincinnati, Ohio 45202

PROXY STATEMENT

For the Annual Meeting of Shareholders

to be held on Friday, May 1, 2009

This Proxy Statement is furnished to the shareholders of Cincinnati Bell Inc., an Ohio corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors for use at the 2009 Annual Meeting of Shareholders. The Annual Meeting will be held on Friday, May 1, 2009, at 11:00 a.m., Eastern Daylight Savings Time, at the Queen City Club, 331 East Fourth Street, Cincinnati, Ohio. The Notice of Annual Meeting of Shareholders, the Proxy Statement, the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and the Company’s Summary 2008 Annual Report are being furnished to the shareholders on or about March 20, 2009.

The Company’s Board of Directors has established the close of business on March 2, 2009 as the record date (the “Record Date”) for determining shareholders entitled to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting. Only shareholders of record at the close of business on the Record Date will be entitled to vote on matters to be presented at the Annual Meeting.

The agenda for the Annual Meeting is as follows:

1.	To elect five directors to serve a one-year term ending in 2010;

2.	To approve a proposal to amend the Cincinnati Bell Inc. 2007 Long Term Incentive Plan to increase the number of shares available for issuance under the 2007 Long Term Incentive Plan by 10,000,000 common shares and to modify the limits on certain award types, including full value share awards, that may be granted under the 2007 Long Term Incentive Plan;

3.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm to audit the financial statements of the Company for the year 2009; and

4.	To consider any other matters that may properly come before the meeting.

PLEASE VOTE — YOUR VOTE IS IMPORTANT

Cincinnati Bell Inc. is a full-service regional provider of data and voice communications services and equipment over wireline and wireless networks. The Company provides telecommunications service primarily on its owned local and wireless networks with a well-regarded brand name and reputation for service. In addition, the Company provides business customers with efficient, scalable office communications systems and complex information technology solutions, including data center and managed services, telecommunications equipment and information technology hardware.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q: Why am I receiving these proxy materials?

A: The Company’s Board of Directors (the “Board”) is providing these proxy materials to you in connection with the Annual Meeting of Shareholders, which will take place on May 1, 2009. As a shareholder, you are invited to attend the meeting and are entitled to vote on the proposals described in this Proxy Statement.

Q: What information is contained in the package of materials that I received?

A: The combined Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2008, which includes our 2008 consolidated financial statements and Summary 2008 Annual Report, contains information relating to the proposals to be voted on at the meeting, the voting process, the compensation of directors and certain officers, and certain other information required by the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the rules and listing standards of the New York Stock Exchange (the “NYSE”). Although you are encouraged to vote either by the internet or by telephone, these materials, if received in printed form, also include a proxy card or voting instruction card for your use in voting at the Annual Meeting.

Q: What proposals will be voted on at the meeting?

A: There are currently three proposals scheduled to be voted on at the meeting:

1.	The election of five directors to serve a one-year term ending in 2010;

2.	The approval of amendments to the Cincinnati Bell Inc. 2007 Long Term Incentive Plan (the “2007 Long Term Incentive Plan”) to increase the number of shares available for issuance under the 2007 Long Term Incentive Plan by 10,000,000 common shares and to modify the limits on certain award types, including full value share awards, that may be granted under the 2007 Long Term Incentive Plan; and

3.	The ratification of the appointment of Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche LLP”) as the independent registered public accounting firm (“Independent Registered Public Accounting Firm”) to audit the financial statements of the Company for the year 2009.

Q: What is the Board of Directors’ voting recommendation?

A: The Board recommends that you vote your shares:

•	“FOR” each of the nominees to the Board;

•

“FOR” the proposal to amend the 2007 Long Term Incentive Plan to increase the number of shares available for issuance under the 2007 Long Term Incentive Plan by 10,000,000 common shares and to modify the limits on certain award types, including full value share awards, that may be granted under the 2007 Long Term Incentive Plan; and

•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as the Independent Registered Public Accounting Firm to audit the financial statements of the Company for the year 2009.

Q: Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

A: Pursuant to the rules of the SEC, the Company has elected to provide access to our proxy materials over the internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders of record and beneficial owners, which will instruct them as to how they may submit their proxy on the internet. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. In addition, you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Q: How can I get electronic access to the proxy materials?

A: Instructions are included in the Notice and at the website www.proxyvote.com regarding how to (i) view our proxy materials for the Annual Meeting on the internet, and (ii) instruct the Company to send future proxy materials to you via email or in printed form. If you elect to receive future proxy materials by email, the Company will save the cost of printing and mailing the proxy materials. You will also receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Q: What shares can I vote?

A: You may vote all Company common shares and 6 3/4 % Cumulative Convertible Preferred Shares that you own (or for which you have been given the right to provide instruction as to how such shares should be voted) as of the close of business on the Record Date. This includes: (i) shares held directly in your name as the shareholder of record, including common shares purchased through the Cincinnati Bell Employee Stock Purchase Plan; (ii) shares that are held by a trust used in connection with a Company employee or director plan pursuant to which the value of such shares have been credited to your account under such plan; and (iii) shares held for you as the beneficial owner through a broker or other nominee.

Q: What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A: Many Cincinnati Bell shareholders hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record

If your shares are registered directly in your name with Cincinnati Bell’s transfer agent, Computershare Investor Services, LLC, you are considered the shareholder of record for those shares. As a shareholder of record, you may grant your voting proxy over the internet, by mail, by telephone or you may vote your shares in person at the meeting.

Beneficial Owner

If your shares are held in a stock brokerage account or by another nominee (including a trust used in connection with a Company employee or director plan), you are considered the beneficial owner of shares held in street name, and your broker or nominee is considered to be the shareholder of record. If you are a participant in the Cincinnati Bell Inc. Retirement Savings Plan or the Cincinnati Bell Inc. Savings and Security Plan, you are the beneficial owner of the shares credited to your account. As the beneficial owner, a Notice and/or proxy card was forwarded to you by the shareholder of record. As the beneficial owner, you may direct and provide voting instructions to your broker or nominee to vote the shares held in your account by proxy over the internet or by telephone by following the instructions provided in the Notice or the proxy card. You can also provide your proxy by mail following the instructions provided in the proxy card (if forwarded by your broker or nominee). You are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting, unless you obtain a signed proxy from the record holder authorizing you to vote the shares.

Q: How can I attend and vote my shares at the meeting?

A: Shares held directly in your name as the shareholder of record may be voted in person at the Annual Meeting. If you choose to attend the meeting and vote in person, you will need to provide proof of identification and then you will be presented a proxy card. Beneficial shares, held either in street name or credited to your account under a Company employee or director plan, cannot be voted at the Annual Meeting unless you obtain a signed proxy from the shareholder of record authorizing you to vote these shares.

Q: How can I vote my shares without attending the meeting?

A: The methods for voting without attending the meeting are:

•	By Internet — If you have internet access, you may submit your vote from any location by following the instructions provided in the Notice or the proxy card.

•	By Telephone — If you live in the United States or Canada, you may submit your vote by following the “Vote by Phone” instructions provided in the Notice or the proxy card.

•	By Mail — You may vote by mail by completing and signing your proxy card and mailing it in the accompanying enclosed, pre-addressed postage-paid envelope.

Q: What happens if I don’t give specific voting instructions?

A: The effect of not providing specific voting instructions depends on if you are the shareholder of record or the beneficial owner of the shares.

Shareholder of Record

If you are a shareholder of record and (i) you indicate when voting on the internet or by telephone that you wish to vote as recommended by the Board, or (ii) you sign and return a proxy without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owner

If you are deemed to be the beneficial owner of shares and do not provide the organization that holds your shares with specific voting instructions, the organization that holds such shares may generally vote on routine matters but cannot vote on non-routine matters, as provided by the rules of the securities exchange trading the Company’s shares. If the organization that holds such shares does not receive instructions on how to vote on a non-routine matter, the organization will inform the Inspector of Elections that it does not have authority to vote on such matter with respect to such shares. This is generally referred to as a “broker non-vote.” When our Inspector of Elections tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present, but will not otherwise be counted. The Company encourages you to provide voting instructions to the organization that holds such shares by carefully following the instructions provided in the proxy card or as described above.

Q: Which ballot measures are considered “routine” or “non-routine”?

A: While the NYSE will ultimately advise as to which matters are routine and non-routine, the Company believes that (i) Proposal 1 (election of directors) and Proposal 3 (ratification of the Independent Registered Public Accounting Firm) will be considered routine and (ii) Proposal 2 (proposal to amend the 2007 Long Term Incentive Plan) will be considered non-routine.

Q: How are abstentions treated?

A: Abstentions are counted for the purpose of determining whether a quorum is present. For the purpose of determining whether shareholders have approved Proposal 2 (proposal to amend the 2007 Long Term Incentive Plan) and Proposal 3 (ratification of the Independent Registered Public Accounting Firm), abstentions will have a negative effect on the outcome of such proposals. For the purpose of determining whether shareholders have approved Proposal 1 (election of directors), abstentions are not treated as votes cast affirmatively or negatively, and therefore have no effect on the outcome of such proposal.

Q: Can I change my vote?

A: Yes. You may change your voting instructions at any time prior to the vote at the Annual Meeting. You may change your vote by either: (i) granting a new proxy or voting instructions bearing a later date (which automatically revokes the earlier proxy or voting instructions) whether made on the internet, by telephone or by mail; (ii) if you are a shareholder of record, notifying the Company’s Secretary in writing that you want to revoke your earlier proxy; or (iii) if you are a shareholder of record, attending the Annual Meeting, giving notice of your proxy revocation in open meeting and voting in person. Please note that in order to revoke your previously granted proxy at the Annual Meeting, you must specifically request the revocation of your previous proxy.

Q: What does it mean if I receive more than one Notice or more than one proxy card?

A: It means that your shares are registered differently or are in more than one account. Please provide voting instructions for all Notices and proxy cards that you receive.

Q: Where can I find the voting results of the meeting?

A: We will announce preliminary voting results at the meeting and publish final results in the Company’s Quarterly Report on Form 10-Q for the first quarter of fiscal year 2009.

Q: What happens if additional proposals are presented at the meeting?

A: Other than the proposals described in this Proxy Statement, we do not expect any matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Phillip R. Cox, Lynn A. Wentworth and John M. Zrno, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason any of the nominees are not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

Q: What classes of shares are entitled to be voted?

A: Each common share and each 6 3/4% Cumulative Convertible Preferred Share outstanding as of the close of business on the Record Date is entitled to vote on all items being voted upon at the Annual Meeting. You are entitled to one vote for each common share and one vote for each 6 3/4% Cumulative Convertible Preferred Share you own of record on the Record Date or to provide instructions on how to vote such shares in which you have a beneficial interest. The 6 3/4% Cumulative Convertible Preferred Shares will vote with the common shares as one class on each of the proposals described in this Proxy Statement. There are no cumulative voting rights for either class of shares. On the Record Date, we had 222,620,320 common shares and 155,250 6 3/4% Cumulative Convertible Preferred Shares issued and outstanding.

Q: What is the quorum requirement for the meeting?

A: The quorum requirement for holding the meeting and transacting business is the presence, in person or by proxy, of a majority of the common and preferred shares issued and outstanding and entitled to vote at such meeting. However, even if a quorum is present, if any particular action requires other than a simple majority of the quorum under either the law, the NYSE rules, the Company’s Amended Articles of Incorporation or the Company’s Amended Regulations, that particular action will not be approved unless the required percentage of affirmative votes has been obtained or the required number of votes have been cast.

Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

Q: Who will count the votes?

A: A representative of Broadridge Financial Solutions, Inc. (“Broadridge”) will tabulate the votes and act as the Inspector of Elections.

Q: Is my vote confidential?

A: Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects voting privacy. Your vote will not be disclosed either within the Company or to third parties except (i) as necessary to meet applicable legal requirements, (ii) to allow for the tabulation of votes and certification of the vote, or (iii) to facilitate a successful proxy solicitation by the Board. Occasionally, shareholders provide written comments on their proxy card, which are forwarded to the Company’s management.

Q: Who will bear the cost of soliciting votes for the meeting?

A: The Company is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing the proxy materials. If you choose to access the proxy materials and/or vote via the internet, you are responsible for any internet access charges you may incur. In addition to the costs of mailing the proxy materials, the Company may also incur costs to provide additional copies of these proxy materials (if requested) and for its directors, officers and employees to solicit proxies or votes in person, by telephone or by electronic communication. Our directors, officers and employees will not receive any additional compensation for such activities. We have hired Georgeson Inc. to solicit proxies for $10,000 plus expenses. We have also hired Broadridge to assist us in facilitating the voting of proxies over the internet and serving as the Inspector of Elections. We will pay Broadridge a fee of approximately $10,000 plus expenses for these services. We will also reimburse brokerage houses and other nominees for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders.

Q: What percentage of the Company’s issued and outstanding voting shares do our directors and executive officers beneficially own?

A: Our directors and executive officers beneficially owned approximately 4.2% of our voting shares as of the Record Date.

Q: Do any of our shareholders hold more than 5% of the issued and outstanding shares of any class of the Company’s voting stock?

A: As of the Record Date or an earlier date, if indicated, each of the following entities (together with their affiliates) indicated that it held more than 5% of the issued and outstanding common shares of the Company: Barclays Global Investors, N.A., GAMCO Investors, Inc., Marathon Asset Management LLP, The Vanguard Group, Inc. and Wells Fargo & Company. See page 33 for more details on number of shares owned and percentage ownership as of the Record Date or an earlier date, if indicated.

Q: What is householding?

A: Householding is a process which allows the Company to reduce costs and increase efficiencies by mailing only one copy of Company communications to multiple shareholders, who reside at the same household mailing address. If you and other shareholders at the same household mailing address are currently receiving only one copy of Company communications at your mailing address but would like to receive separate copies, please see the instructions on page 66. If you and other shareholders at the same mailing address are currently receiving multiple copies of Company communications but would like to participate in our householding program, please see the instructions on page 66.

BOARD STRUCTURE AND CORPORATE GOVERNANCE

Our business, property and affairs are managed under the direction of our Board. Members of our Board are kept informed of our business through discussions with our President and Chief Executive Officer and other officers, by reviewing materials provided to them, by visiting our offices and by participating in meetings of the Board and its committees.

General Information and Corporate Governance

The Company’s Amended Regulations provide that the Board shall consist of not less than nine nor more than 17 persons, with the exact number to be fixed and determined by resolution of the Board or by resolution of the shareholders at any annual or special meeting of shareholders. At this time, the Board has determined that the Board shall consist of 12 members. At the end of 2008, the Board had 10 members and two vacancies. With the appointment of Mr. Lazarus in January 2009, the Board currently has 11 members and one vacancy.

At the 2009 Annual Meeting of Shareholders, two of our directors (Messrs. Mahoney and Meyer) will retire in accordance with the Board’s retirement policy leaving the Board with three vacancies. At that time, the Board intends to eliminate two of the vacancies by reducing the size of the Board to 10 members. The remaining vacancy may be filled by the Board in accordance with law and the Company’s Amended Regulations, and the Board may fill it at any time.

Our Board currently has the following four committees: (i) the Audit and Finance Committee, (ii) the Compensation Committee, (iii) the Governance and Nominating Committee, and (iv) the Executive Committee. The members and function of each committee are described below. During fiscal year 2008, the Board held 11 meetings, and no director attended less than 75% of all Board and applicable committee meetings during the period in which he or she served as a director.

Under the Company’s Corporate Governance Guidelines, directors are expected to attend the Annual Meeting of Shareholders. All of the directors, who were on the Board at the time, attended the 2008 Annual Meeting of Shareholders. Because Mr. Maier and Mr. Lazarus were appointed to the Board after such date, they did not attend the 2008 Annual Meeting of Shareholders.

For information on how to obtain a copy of the Company’s Corporate Governance Guidelines, please see page 66.

Evaluation of Director Independence

In accordance with the rules and listing standards of the NYSE and the Company’s Corporate Governance Guidelines, the Board affirmatively evaluates and determines the independence of each director and each nominee for election. Based on an analysis of information supplied by the directors, the Board evaluates whether any director has any material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company that might cause a conflict of interest in the performance of a director’s duties.

In particular, the Board considered the fact that the Company has been a party to transactions in the ordinary course of business with The Procter & Gamble Company. A member of the Board in 2008, Mr. Bruce L. Byrnes, served in an executive capacity at The Procter & Gamble Company until June 30, 2008. The Board believes that these transactions were entered into in the ordinary course of business under competitive marketplace conditions and on terms that were reasonable and in the best interests of the Company. The Board further believes that the transactions accounted for less than 2% of the annual gross revenues of The Procter & Gamble Company. The Board has determined that Mr. Byrnes did not receive any direct or indirect material benefit from such transactions.

Based on these standards, the Board determined that each of the following persons who served as a non-employee director in 2008 is independent and either has no relationship or only an immaterial relationship (e.g., Mr. Byrnes) with the Company, except as a director and shareholder:

• Bruce L. Byrnes	• Phillip R. Cox	• Jakki L. Haussler
• Robert W. Mahoney	• Craig F. Maier	• Daniel J. Meyer
• Michael G. Morris	• Alex Shumate	• Lynn A. Wentworth
• John M. Zrno

In regards to Mr. Lazarus, who joined the Board in January 2009, the Board has also determined that he is independent and has no relationship with the Company, except as a director and shareholder.

In addition, based on these standards, the Board determined that John F. Cassidy is not independent because he is the President and Chief Executive Officer of the Company.

Executive Sessions of Non-Management Directors

The non-management directors of the Company meet in executive session without management present at each regularly scheduled meeting of the Board. Mr. Cox presides at the meetings of the non-management directors.

Committees of the Board

The following table sets forth the membership of the committees of the Board for 2008:

Name of Director	Audit and Finance	Compensation	Governance and Nominating	Executive
Non-Employee Directors (a)
Bruce L. Byrnes		*	* (Chair)	*
Phillip R. Cox	*	*	*	* (Chair)
Jakki L. Haussler			*
Robert W. Mahoney	*
Craig F. Maier		*	*
Daniel J. Meyer	* (Chair)	*		*
Alex Shumate			*
Lynn A. Wentworth	* (b)
John M. Zrno	*	* (Chair) (b)		* (b)

Employee Director
John F. Cassidy				*

Former Director (b)
Michael G. Morris	*	* (Chair)		*

(a)	All Non-Employee Directors and Mr. Morris were determined by the Board to be independent directors.
(b)	Mr. Morris served on the designated committees until his resignation on April 1, 2008. In connection with the resignation of Mr. Morris, Mr. Zrno joined and became Chair of the Compensation Committee and joined the Executive Committee, and Ms. Wentworth joined the Audit and Finance Committee.

As noted earlier, Mr. Lazarus did not join the Board until January 2009. Upon his appointment to the Board, Mr. Lazarus became a member of the Governance and Nominating Committee.

Audit and Finance Committee:  The Audit and Finance Committee consists of five persons, none of whom is an executive officer of the Company. Until his resignation in April 2008, Mr. Morris also served on this committee and was replaced by Ms. Wentworth on the committee. The Audit and Finance Committee held nine meetings during 2008. The purpose of the Audit and Finance Committee is, among other things, to assist the Board of Directors in its oversight of (i) the integrity of the financial statements of the Company, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independence and qualifications of the Independent Registered Public Accounting Firm, and (iv) the performance of the Company’s internal audit function and Independent Registered Public Accounting Firm. To this end, the Audit and Finance Committee meets in executive session with its own members and may also meet separately with the Independent Registered Public Accounting Firm, the Company’s internal auditors, General Counsel or members of management. The Audit and Finance Committee Charter provides a more detailed description of the responsibilities and duties of the Audit and Finance Committee. For information on how to obtain a copy of the Audit and Finance Committee Charter, please see page 66.

In performing its duties, the Audit and Finance Committee meets as often as necessary and at least once each calendar quarter with members of management, the Company’s internal audit staff and the Independent Registered Public Accounting Firm. An agenda for each such meeting is provided in advance to the members of the Audit and Finance Committee.

The Board determined that each member of the Audit and Finance Committee satisfies the independence requirements of the rules and regulations of the SEC and the independence and other requirements of the rules and listing standards of the NYSE. No member of the Audit and Finance Committee serves on the audit committees of more than three public companies. In addition, the Board determined that Mr. Meyer, Mr. Mahoney, Ms. Wentworth and Mr. Zrno are audit committee financial experts as defined in the regulations of the SEC and that each member of the Audit and Finance Committee is financially literate as defined by the rules and listing standards of the NYSE.

Compensation Committee:  The Compensation Committee currently consists of five persons, none of whom is an executive officer. Prior to his resignation in April 2008, Mr. Morris served as Chair of this committee. Upon Mr. Morris’ resignation, Mr. Zrno replaced him as Chair on the committee. The Compensation Committee held six meetings during 2008. The Compensation Committee is responsible for, among other things, ensuring that directors and certain key executives are effectively and competitively compensated in terms of base compensation and short- and long-term incentive compensation and benefits. In addition, the Compensation Committee evaluates the performance of the Chief Executive Officer and reviews with management the succession planning process for key executive positions. The Compensation Committee Charter provides a more detailed description of the responsibilities and duties of the Compensation Committee. For information on how to obtain a copy of the Compensation Committee Charter, please see page 66.

In performing its duties, the Compensation Committee meets at least three times each calendar year. The Compensation Committee also meets separately with the Company’s Chief Executive Officer and other corporate officers, as it deems appropriate, to establish and review the performance criteria and compensation of the Company’s executive officers. An agenda for each meeting is provided in advance to the members of the Compensation Committee.

The Board determined that each member of the Compensation Committee satisfies the independence requirements of the rules and listing standards of the NYSE.

Governance and Nominating Committee:  The Governance and Nominating Committee currently consists of six persons, none of whom is an executive officer. The Governance and Nominating Committee held four meetings during 2008. The Governance and Nominating Committee, among other things, identifies individuals to become members of the Board, periodically reviews the size and composition of the Board, evaluates performance of Board members, makes recommendations regarding the determination of a director’s independence, recommends committee appointments and chairpersons to the Board, periodically reviews and recommends to the Board updates to the Company’s Corporate Governance Guidelines and related Company policies and oversees an annual evaluation of the Board and its committees. The Governance and Nominating Committee Charter provides a more detailed description of the responsibilities and duties of the Governance and Nominating Committee. For information on how to obtain a copy of the Governance and Nominating Committee Charter, please see page 66.

In performing its duties, the Governance and Nominating Committee meets at least four times each calendar year. The Chief Executive Officer and the Secretary of the Company typically attend the meetings of the Governance and Nominating Committee. An agenda for each such meeting is provided in advance to the members of the Governance and Nominating Committee.

The Board determined that each member of the Governance and Nominating Committee satisfies the independence requirements of the rules and listing standards of the NYSE.

Executive Committee:  The Executive Committee consists of five persons, one of whom is the President and Chief Executive Officer of the Company. Prior to his resignation in April 2008, Mr. Morris served on this committee and, upon his resignation, was replaced by Mr. Zrno on the committee. The Committee held no meetings during 2008. The Executive Committee acts on behalf of the Board in certain matters, when necessary, between Board meetings.

Director Nominations

The Governance and Nominating Committee will consider director candidates recommended by shareholders. The Governance and Nominating Committee did not receive, and therefore did not consider, any recommendations for director candidates for the 2009 Annual Meeting by any shareholder.

The Governance and Nominating Committee uses the following process to identify and evaluate director nominee candidates. Any qualified individual or group, including shareholders, incumbent directors and members of senior management, may at any time propose a candidate to serve on the Board. Background information on proposed candidates is forwarded to the Governance and Nominating Committee. The Governance and Nominating Committee reviews forwarded materials relating to prospective candidates in the event of a director vacancy. A candidate selected from the review is interviewed by each member of the Governance and Nominating Committee, unless the member waives the interview requirement. If approved by the Governance and Nominating Committee, the candidate will be recommended to the full Board for consideration. The Governance and Nominating Committee evaluates shareholder-recommended candidates in the same manner as it evaluates all other candidates.

The selection criteria for Board members includes the following:

•	established leadership reputation in his or her field;

•	recognition for good business judgment;

•	active in business;

•	knowledge of business on a national/global basis;

•	high ethical standards;

•	familiarity with the field of telecommunications services;

•	commitment to board/committee meeting attendance; and

•	contribution to gender, racial and/or geographical diversity of Board.

DIRECTOR COMPENSATION

Director Compensation Arrangements

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Company considers the significant amount of time that directors spend in fulfilling their duties to the Company as well as the skill-level required.

Compensation for Employee Directors

Directors who are also employees of the Company (or any subsidiary of the Company) receive no additional compensation for serving on the Board or its committees.

General Compensation Policy for Non-Employee Directors

Directors who are not employees of the Company or any subsidiary of the Company (“non-employee directors”) receive an annual retainer of $50,000 plus $2,000 for each Board and committee meeting attended in person and $1,000 for each Board and committee meeting attended by telephone. The chairperson of the Audit and Finance Committee receives a $17,500 annual retainer, the chairperson of the Compensation Committee receives a $10,000 annual retainer, and the chairperson of the Governance and Nominating Committee receives an $8,500 annual retainer. The members of the Audit and Finance Committee receive a $5,000 annual retainer, and members of each of the Compensation Committee and the Governance and Nominating Committee receive a $2,500 annual retainer. The Chairman of the Board, Mr. Cox, also receives an additional director fee determined by the Board annually, which was $180,000 in 2008 and will be the same for 2009.

Non-Employee Directors Deferred Compensation Plan

The Cincinnati Bell Inc. Deferred Compensation Plan for Outside Directors (the “Directors Deferred Compensation Plan”) currently allows each non-employee director of the Company to choose to defer receipt of all or a part of his or her director fees and annual retainers and to have such deferred amounts credited to an account of the director under the plan. A non-employee director may also choose to have such deferrals assumed to be invested among a number of investment options that are designated for this purpose by the Compensation Committee of the Board, and his or her account under the plan is adjusted by the investment returns that would result if such amounts were invested in the investment options that he or she chooses.

In addition, each non-employee director of the Company on the first business day of the year, in each of 2008 and 2009, had his or her account under the Directors Deferred Compensation Plan credited on such date with an amount equal to the value of 6,000 common shares of the Company. Subject to future changes in the plan, each non-employee director of the Company may, in the discretion of the Board, also have his or her account under the plan credited on any other date with an amount equal to the value of a number of Company common shares determined by the Board. The Board will exercise its discretion in crediting amounts to the plan accounts of the non-employee directors with the intent that such credits, together with other compensation that either is paid in the form of Company common shares or has its value determined in relation to the value of common shares (such grants and such other compensation referred to as “Company equity-based compensation”), is approximately equal to the median level of the value of equity-based compensation provided by comparable companies to their non-employee directors. A non-employee director’s account under the plan is also adjusted by the investment returns that would result if such amounts were invested exclusively in common shares of the Company. A non-employee director will generally be vested in the amounts credited to his or her account under the plan only if he or she completes at least five years of active service as a non-employee director of the Company (with a fraction of a year of service as a non-employee director being rounded up or down to the nearest whole year) or if he or she dies while a member of the Board.

A non-employee director of the Company may also have had additional amounts credited to his or her account under the Directors Deferred Compensation Plan based on his or her deferral of director fees and annual retainers for earlier years or on other extra amounts that were credited by the Company to his or her account under the plan during such earlier years. The portion of a non-employee director’s account under the plan that is attributable to such earlier credited amounts is also adjusted by the investment returns that would result if such amounts were invested in investment options that he or she chooses, in common shares or in other investments, depending on the particular credits that are involved.

Other than for certain circumstances described below and subject to future changes in the Directors Deferred Compensation Plan, a non-employee director of the Company can, if he or she complies with specific election rules and procedures set forth in or adopted under the plan and with the requirements of applicable law (including the American Jobs Creation Act of 2004, which generally applies to any compensation of a non-employee director that is credited to his or her account under the plan in 2005 or any later year), elect that the vested amounts credited to his or her account under the Directors Deferred Compensation Plan will not be received by him or her (and thereby generally will not be subject to federal income tax) until after he or she has ceased to be a member of the Board or until a specific year he or she chooses that is not earlier than the year in which the sixth anniversary of his or her deferral election occurs. When the vested amounts are to be paid, he or she generally may elect to have the amounts distributed in a lump sum or in up to ten annual installments.

Each payment made to a non-employee director of the vested amounts credited to his or her account under the Directors Deferred Compensation Plan is made in the form of cash to the extent such amounts are deemed to be invested under the plan other than in common shares and will be distributed in the form of common shares to the extent such amounts are deemed to be invested under the plan in such shares; except that (i) the vested portion of his or her account under the plan that is attributable to the annual credits that are or have been made to his or her plan account for serving as a member of the Board and (ii) the value of any vested amount that is deemed to be invested in a fractional common share will, in each such case, only be paid in cash.

The Company will reimburse a non-employee director for all reasonable commissions or similar costs he or she incurs in selling any common shares he or she receives under the Directors Deferred Compensation Plan, or make arrangements to permit the director to have such shares sold without commissions or similar fees charged to him or her, if the director wants to sell such shares shortly (generally within two weeks) after he or she receives them.

The Directors Deferred Compensation Plan provides three exceptions to the rules regarding the timing of distributions of a non-employee director’s account under the plan: (i) in the event of a change in control of the Company; (ii) at the election of the non-employee director in the event of severe financial hardship; and (iii) at the election of the non-employee director if he or she agrees to certain forfeitures and restrictions (although under the American Jobs Creation Act of 2004, this final exception cannot apply to amounts attributable to compensation credited on or after January 1, 2005 to a non-employee’s account under the plan).

Until paid, all amounts credited to a non-employee director’s account under the Directors Deferred Compensation Plan are not funded or otherwise secured, and all payments under the plan are made from the general assets of the Company.

The Directors Deferred Compensation Plan must comply with the requirements of the American Jobs Creation Act of 2004 in order to retain its ability to defer federal income tax on certain amounts credited to a non-employee director’s account under the plan. The Company has amended the plan to meet the requirements of the American Jobs Creation Act of 2004, and will make further amendments as necessary to comply with the regulations adopted by the IRS to implement the Act.

Non-Employee Directors Stock Option Plan

The Company grants its non-employee directors stock options to purchase common shares and/or time-based restricted shares under the Cincinnati Bell Inc. 2007 Stock Option Plan for Non-Employee Directors (the “2007 Directors Stock Option Plan”). Pursuant to the current terms of such plan, each non-employee director of the Company, at the discretion of the Board, may be granted a stock option for a number of common shares and/or a number of restricted common shares (as determined by the Board) on the date of each annual meeting, if such director first became a non-employee director of the Company before the date of such annual meeting and continues in office as a non-employee director after such meeting.

Beginning with the 2008 Annual Meeting of Shareholders, the Board has decided to grant time-based restricted shares with an aggregate value of $35,000 on the date of grant to each incumbent, non-employee director. These restricted shares will not vest until the third anniversary of the grant date and payment of such grants will be deferred until such non-employee director ceases to be a director of the Company.

The Board will exercise its discretion in granting such options and/or time-based restricted shares with the intent that such grants, together with other Company equity-based compensation, provide Company equity-based compensation that is competitive with the value of equity-based compensation provided by comparable companies to their non-employee directors.

Each stock option granted to a non-employee director under the 2007 Directors Stock Option Plan, or a predecessor plan, requires that, upon the exercise of the option, the price to be paid for the common shares that are being purchased under the option will be equal to 100% of the fair market value of such shares as determined at the time the option is granted. With certain exceptions provided in the 2007 Directors Stock Option Plan, a non-employee director of the Company who is granted an option under the plan generally will have ten years from the date of the grant to exercise the option.

In general, each restricted share award will require that the restrictions not lapse in full unless the non-employee director continues to serve as a director of the Company for at least three years after the award grant date or ends service as a Company director under special circumstances (e.g., death, disability, or attaining retirement age). In addition, payment for these awards will be deferred until the non-employee director no longer serves as a director of the Company.

Actual Director Compensation in 2008 Fiscal Year

The following table shows the compensation paid to our non-employee directors for the 2008 fiscal year.

Director Compensation for Fiscal 2008

Name	Fees Earned or Paid in Cash ($) (a)	Stock Awards ($) (b)(c)		Option Awards ($) (c)	Total ($)
Bruce L. Byrnes	98,000	(13,151)		—	84,849
Phillip R. Cox	296,000	(58,794)		—	237,206
Jakki L. Haussler	61,375	7,777		—	69,152
Robert W. Mahoney	96,625	2,157		—	98,782
Craig F. Maier	33,989	—		—	33,989
Daniel J. Meyer	116,000	(48,664)		—	67,336
Alex Shumate	80,500	3,973		—	84,473
Lynn A. Wentworth	70,250	7,777		—	78,027
John M. Zrno	113,125	(52,553)		—	60,572
Michael G. Morris (Resigned)	26,250	(62,039	)(d)	—	(35,789)
Mark Lazarus	—	—		—	—

(a)	Board fees included deferred compensation during 2008 for those directors who deferred some or all of their cash retainer/fees.
(b)	The values reflect the FAS 123(R) expense or (income) the Company recorded in 2008. Each non-employee director had his account under the Directors Deferred Compensation Plan credited with an amount equal to the value of 6,000 common shares of the Company on January 2, 2008. The values reflect a decrease in the value of the 2008 award resulting from the change in the Company’s closing stock price on January 2, 2008 of $4.52 to $1.93 at December 31, 2008. The values also reflect a decrease in the value of awards granted in prior years resulting from the change in the Company’s closing stock price of $4.75 at December 31, 2007 to $1.93 at December 31, 2008. The values also include the FAS 123(R) expense related to the grant of time-based restricted shares at the 2008 Annual Meeting of Shareholders. For a discussion of the valuation assumptions and methodology, see Note 13 to the Company’s Consolidated Financial Statements included in the Annual Report on Form 10-K for the year ended December 31, 2008.

(c)	No option awards were granted in 2008. As of December 31, 2008, the non-employee directors (and a former director) held an aggregate of 235,417 stock awards and an aggregate of 1,609,975 option awards (granted in years prior to 2008), as set forth below:

Name	Number of Stock Awards Outstanding as of December 31, 2008	Number of Option Awards Outstanding as of December 31, 2008
Bruce L. Byrnes	32,962	61,000
Phillip R. Cox	52,683	87,925
Jakki L. Haussler	7,462	—
Robert W. Mahoney	31,462	52,000
Craig F. Maier	—	—
Daniel J. Meyer	38,962	97,000
Alex Shumate	25,462	43,000
Lynn A. Wentworth	7,462	—
John M. Zrno	38,962	1,208,050
Michael G. Morris (Resigned)	—	61,000
Mark Lazarus	—	—

(d)	As a result of the resignation of Mr. Morris in April of 2008, the Company reversed previously recorded FAS 123(R) expense since the awards had not vested.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2008, the members of the Compensation Committee included Messrs. Byrnes, Cox, and Meyer, and Messrs. Maier, Morris and Zrno for a portion of the year. None of the Compensation Committee’s current members has at any time been an officer or employee of the Company. None of the Company’s executive officers serves, or in the past fiscal year served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Company’s Board or Compensation Committee.

CODE OF BUSINESS CONDUCT AND CODES OF ETHICS

The Company has a Code of Business Conduct applicable to all officers and employees that describes requirements related to ethical conduct, conflicts of interest and compliance with laws. In addition to the Code of Business Conduct, the Chief Executive Officer and senior financial officers are subject to the Code of Ethics for Senior Financial Professionals and the directors are subject to the Code of Ethics for Directors.

For information on how to obtain a copy of the Company’s Code of Business Conduct, Code of Ethics for Senior Financial Professionals or Code of Ethics for Directors, please see page 66.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is the Company’s preference to avoid related party transactions. Current SEC rules define a related party transaction to include any transaction, arrangement or relationship (i) in which the Company is a participant, (ii) in which the transaction has an aggregate value greater than $120,000, and (iii) in which any of the following persons has or will have a direct or indirect interest:

•	an executive officer, director or director nominee of the Company;

•	any person who is known to be the beneficial owner of more than 5% of the Company’s common shares;

•

any person who is an immediate family member (as defined under Item 404 of Regulation S-K) of an executive officer, director or director nominee or beneficial owner of more than 5% of the Company’s common shares; or

•

any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

The Company’s Code of Ethics for Senior Financial Officers, the Company’s Code of Ethics for Directors and the Company’s Code of Business Conduct require directors, officers and all other members of the workforce to avoid any relationship, influence or activity that would cause or even appear to cause a conflict of interest. The Company’s Code of Business Conduct, Code of Ethics for Senior Financial Officers and Code of Ethics for Directors generally require (i) a director to promptly disclose to the Governance and Nominating Committee any potential or actual conflict of interest involving him or her and (ii) an employee, including the executive officers, to promptly disclose a conflict of interest to the General Counsel. The Governance and Nominating Committee (and, if applicable, the General Counsel) determines an appropriate resolution to actual or potential conflicts of interest on a case-by-case basis. All directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests.

All related party transactions shall be disclosed in the Company’s applicable filings with the Securities and Exchange Commission as required under SEC rules. In 2008, the related party transactions required to be disclosed are as follows:

•

Mr. Cassidy, a director and President and Chief Executive Officer of the Company, serves as a trustee for the Boomer Esiason Foundation (the “Foundation”), a non-profit corporation established to provide support to find a cure for cystic fibrosis. In 2008, the Company donated approximately $360,000 of in-kind services to the Foundation. The Company believes that Mr. Cassidy received no personal benefit in connection with the Company providing these in-kind services and, therefore, has no interest in this transaction.

•

Mr. Byrnes, a director of the Company, was an executive officer of The Procter & Gamble Company (“P&G”) until June 30, 2008. The Company provides certain telecommunication services to P&G. A substantial portion of the services provided to P&G are provided by the Company as a public utility at rates fixed in conformity with law. All other services were provided by the Company in the ordinary course of its business under competitive marketplace conditions and on terms that were reasonable and in the best interest of the Company. The aggregate amount paid by P&G for the Company’s services in 2008 was approximately $7 million. The Company believes that Mr. Byrnes received no personal benefit in connection with the Company providing these services and, therefore, has no interest in these transactions.

ELECTION OF DIRECTORS

(Item 1 on the Proxy Card)

The Company’s Amended Regulations provide that the Board shall consist of not less than nine nor more than 17 persons, with the exact number to be fixed and determined by resolution of the Board or by resolution of the shareholders at any annual or special meeting of shareholders. The Board has determined that the Board shall consist of 12 members. The Board presently has 11 members, one of whom is an officer of the Company.

As previously disclosed, Messrs. Mahoney and Meyer will serve only until the 2009 Annual Meeting of Shareholders, and then they will retire as required by the Company’s retirement policy applicable to Board members that provides that directors cannot continue to serve on the Board past the annual meeting following their attaining the age of 72. The retirement of Messrs. Mahoney and Meyer will create two additional vacancies on the Board, and there will be three vacancies on the Board.

After the retirement of Messrs. Mahoney and Meyer, the Board intends to eliminate two of the vacancies by reducing the size of the Board to 10 members. The Board may fill the remaining vacancy at any time in accordance with law and the Company’s Amended Regulations.

At the 2008 Annual Meeting of Shareholders, the Company’s Amended Articles of Incorporation were amended to declassify the Board in accordance with the following procedures:

•	Current directors, including those elected to three-year terms at the 2008 Annual Meeting of Shareholders, will continue to serve the remainder of their elected terms; and

•

Starting with the 2009 Annual Meeting of Shareholders, directors seeking election to a new term will be elected annually, so that by the 2011 Annual Meeting of Shareholders, all directors will be elected annually.

The directors will serve until their respective successors are elected and qualified. In light of the shareholders’ approval to declassify the Board and require the annual election of directors, the Board has determined that any directorship vacancy filled during the transition period will require that the director stand for election at the next annual meeting of shareholders. As a result, Mr. Maier and Mr. Lazarus are standing for re-election. Any persons appointed in 2009 after the date of the 2009 Annual Meeting of Shareholders to fill a vacancy on the Board would be appointed to serve only until the 2010 Annual Meeting of Shareholders.

The Board nominated Bruce L. Byrnes, Alex Shumate, Jakki L. Haussler, Mark Lazarus and Craig F. Maier, all of whom are incumbent directors, to serve until the 2010 Annual Meeting of Shareholders.

If, at the time of the 2009 Annual Meeting of Shareholders, one or more of the nominees should be unavailable or unable to serve as a candidate, the shares represented by the proxies will be voted to elect the remaining nominees, if any, and any substitute nominee or nominees designated by the Board. The Board knows of no reason why any of the nominees will be unavailable or unable to serve.

Information regarding the business experience of each nominee is provided below.

Majority Vote Requirements; Holdover Directors

A director nominee who receives a majority of the votes cast will be elected to the Board. If a director nominee is an incumbent director and does not receive a majority of the votes cast, the Company’s Amended Regulations require that such “holdover director” promptly tender his or her resignation to the Board, subject to acceptance by the Board. The Governance and Nominating Committee would make a recommendation to the Board as to whether to accept or reject the holdover director’s resignation or whether other action should be taken. The Board will act on the tendered resignation by the holdover director, taking into account the Governance and Nominating Committee’s recommendation, and publicly disclose its decision regarding the tendered resignation of the holdover director and the rationale behind the decision within 90 days from the date of the certification of the election results by the Inspector of Elections. The Governance and Nominating Committee in making its recommendation and the Board in making its decision may consider any factors or other information that they consider appropriate and relevant. The holdover director who tenders his or her resignation shall not participate in the recommendation of the Governance and Nominating Committee or the decision of the Board with respect to his or her tendered resignation.

If a holdover director’s resignation is accepted by the Board pursuant to the Company’s Amended Regulations, the Board may fill the resulting vacancy or may decrease the size of the Board in accordance with law and the Company’s Amended Regulations.

Our Recommendation

A director nominee must receive a majority of the votes cast to be elected to the Board. Abstentions from voting will have no effect on the outcome of the election and, since the Company believes this matter to be “routine,” broker non-votes will likely be voted by the organizations holding such shares in their discretion. The Board recommends election of each of the nominees.

The following are brief biographies of each director of the Company, including those nominated for election.

NOMINEES FOR DIRECTORS

(Terms Expire in 2010)

Bruce L. Byrnes	Mr. Byrnes is retired. He was Vice Chairman – Global Brand Building Training of The Procter & Gamble Company (a consumer products company) from July 2007 through June 2008. Prior to that, he was Vice Chairman and President – Global Household Care of The Procter & Gamble Company. From 2002 through 2004, he served The Procter & Gamble Company as Vice Chairman of the Board and President - Global Beauty & Feminine Care and Global Health Care. Director since 2003. Age 60.
Alex Shumate	Mr. Shumate has been the managing partner of the Columbus office of Squire, Sanders & Dempsey L.L.P. (an international law firm) since 1991. He is a director of Nationwide Financial Services. Director since 2005. Age 58.
Jakki L. Haussler	Ms. Haussler has served as Chairman and Chief Executive Officer of Opus Capital Group (a registered investment advisory firm) since 1996. She is a director of The Victory Funds, the University of Cincinnati Foundation and the Northern Kentucky University Foundation, and is on the Richard T. Farmer School of Business Board of Visitors at Miami University. Director since 2008. Age 51.
Mark Lazarus	Mr. Lazarus has served as President of Media and Marketing Services for Career Sports & Entertainment Agency (a marketing, media and public relations firm) since February 2008. From 2003 to 2008 he was President of Turner Entertainment Group. He is on the Board of Governors of the Boys and Girls Clubs of America, and serves as a director for Atlanta’s High Museum of Art, the East Lake Foundation, the PATH Foundation, and Compass Diversified Holdings. Director since 2009. Age 45.

Craig F. Maier	Mr. Maier has been President and Chief Executive Officer of Frisch’s Restaurants, Inc. (operator of family style restaurants) since 1989. He is a director of Frisch’s Restaurants, Inc. Director since 2008. Age 59.

DIRECTORS

(Terms Expire in 2010)

Phillip R. Cox	Mr. Cox has been President and Chief Executive Officer of Cox Financial Corporation (a financial planning services company) since 1972. He is a director of the Federal Reserve Bank of Cleveland, The Timken Company, Touchstone Mutual Funds and Long Stanton Manufacturing Company. Director since 1993. Age 61.
Lynn A. Wentworth	Ms. Wentworth is retired. She was Senior Vice President, Chief Financial Officer, and Treasurer of BlueLinx Holdings Inc. (a building products distributor) from 2007 to 2008. Prior to joining BlueLinx, she was, most recently, Vice President and Chief Financial Officer for BellSouth Corporation’s Communications Group and held various other positions in the Company from 1985 to 2007. She is a certified public accountant and a member of the American Institute of Certified Public Accountants. She is on the Board of the Community Foundation of Greater Atlanta and the Board of Visitors at Emory University. Director since 2008. Age 50.
John M. Zrno	Mr. Zrno is retired. He was President and Chief Executive Officer of IXC Communications, Inc. (a telecommunications company) from June 1999 through November 1999. He served as President and Chief Executive Officer of ALC Communications Corporation from 1988 through 1995. He is a director of BullsEye Telecom. Director since 1999. Age 70.

DIRECTOR

(Term Expires in 2011)

John F. Cassidy	Mr. Cassidy has been the President and Chief Executive Officer of Cincinnati Bell Inc. since July 2003 and a director of Cincinnati Bell Inc. since September 2002. Among other positions held with the Company, he has been President and Chief Operating Officer of Cincinnati Bell Telephone Company since May 2001; and President of Cincinnati Bell Wireless Company since 1997. Director since 2002. Age 54.

APPROVAL OF THE PROPOSAL TO AMEND

THE CINCINNATI BELL INC. 2007 LONG TERM INCENTIVE PLAN

(Item 2 on the Proxy Card)

Proposal:	To amend the Cincinnati Bell Inc. 2007 Long Term Incentive Plan to (i) increase the maximum number of common shares available for issuance under the plan from 8,000,000 shares to 18,000,000 shares, (ii) modify the award limits for certain award types permitted under the 2007 Long Term Incentive Plan and (iii) increase the maximum number of common shares that can be issued under the plan to any employee during any calendar year from 1,000,000 shares to 2,000,000 shares.

The 2007 Long Term Incentive Plan was adopted by the Board of Directors on January 26, 2007, and it became effective on May 3, 2007 after approval of the shareholders at the 2007 Annual Meeting.

At this Annual Meeting, the shareholders of the Company will be asked to approve the amendment of the Cincinnati Bell Inc. 2007 Long Term Incentive Plan (the “2007 Long Term Incentive Plan”). On January 30, 2009, the Board approved the amendments of the 2007 Long Term Incentive Plan, subject to shareholder approval, to:

•	increase the maximum number of common shares available for issuance under the plan from 8,000,000 shares to 18,000,000 shares;

•	modify the award limits for certain award types permitted under the 2007 Long Term Incentive Plan; and

•	increase the maximum number of common shares that can be issued under the plan to any employee during any calendar year from 1,000,000 shares to 2,000,000 shares.

The number of shares currently available under the 2007 Long Term Incentive Plan were substantially depleted primarily as a result of significant share grants to operational management under a program designed to drive the Company’s growth in key business areas. Those grants, combined with the decline in the Company’s stock price with the stock market’s dramatic decline, made it apparent to the Board that there would be insufficient shares remaining under the 2007 Long Term Incentive Plan to make timely equity grants and to best align executive compensation with the interests of shareholders. The Board adopted these amendments because it believes that:

•	additional shares are necessary to attract new employees and executives;

•	additional shares are needed to further the goal of retaining and motivating existing personnel; and

•	the issuance of stock-based compensation to our employees is an integral component of the Company’s compensation policy.

If the amendments are not approved, the proposed increases and other changes will not take effect.

Aggregate Past Grants Under the 2007 Long Term Incentive Plan

As of March 2, 2009, awards (net of canceled or expired awards) covering an aggregate of 7,276,974 common shares have been granted under the 2007 Long Term Incentive Plan. Consequently, in addition to any shares that might in the future be returned to the 2007 Long Term Incentive Plan as a result of cancellations or expiration of awards, only 723,026 common shares remain available for future grants under the 2007 Long Term Incentive Plan as of March 2, 2009.

The following table shows information regarding the distribution of the awards outstanding discussed above, among the persons and groups identified below as of that date.

Name and Position	Stock Options				Restricted Stock (a)
	Number of Shares Subject to Past Option Grants	Weighted Average Exercise Price Per Share ($)	Number of Shares Underlying Options as of March 2, 2009		Number of Shares Subject to Past Award Grants	Number of Shares Vested as of March 2, 2009	Number of Shares Outstanding and Unvested as of March 2, 2009
			Exercisable	Unexercisable
Named Executive

John F. Cassidy	1,239,355	$3.13	190,181	1,049,174	317,955	158,978	158,977

Gary J. Wojtaszek	601,313	2.33	—	601,313	—	—	—

Brian A. Ross	673,100	2.85	85,000	588,100	191,007	95,504	95,503

Brian G. Keating	166,826	2.61	17,000	149,826	38,201	19,101	19,100

Christopher J. Wilson	385,305	2.46	34,000	351,305	63,669	31,835	31,834

Total for All Executive Officers as a group (7 persons)	3,173,856	2.79	336,381	2,837,475	629,932	314,968	314,964

All employees and consultants (including all current officers who are not executive officers) as a group (approximately 300 persons)	1,768,397	2.54	3,100	1,765,297	1,704,789	119,703	1,585,086

Total	4,942,253	$2.70	339,481	4,602,772	2,334,721	434,671	1,900,050

(a)	Restricted Stock includes both performance-based units and time-based restricted awards.

Summary of the Plan

THE FULL TEXT OF THE 2007 LONG TERM INCENTIVE PLAN, AS PROPOSED TO BE AMENDED, IS SET FORTH IN APPENDIX A OF THIS PROXY STATEMENT AND THE FOLLOWING DISCUSSION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH TEXT.

The purposes of the 2007 Long Term Incentive Plan and the proposed amendment are (i) to further the long-term growth of the Company and its subsidiaries (with the Company and its subsidiaries collectively referred to as the “Employer”) by offering competitive incentive compensation related to long-term performance goals to those employees of the Employer who will be responsible for planning and directing such growth, (ii) to reinforce a commonality of interest between the Company’s shareholders and the Employer’s employees who participate in the plan and (iii) to aid the Employer in attracting and retaining employees of outstanding abilities and specialized skills.

The principal provisions of the 2007 Long Term Incentive Plan are as follows:

1. Administration.  The 2007 Long Term Incentive Plan is administered by a committee (for purposes of this discussion as to the plan, the “Committee”). Unless changed by the Board, the Committee shall be the Compensation Committee. Subject to the limits and terms of the plan, the Committee (i) selects the employees who will be granted awards, (ii) makes awards, in such forms and amounts and on such conditions as it determines, (iii) interprets the terms of the plan and (iv) performs all other administration functions.

The Committee may delegate to the Company’s Chief Executive Officer its right to make awards under the 2007 Long Term Incentive Plan to employees who (i) are not otherwise subject to the stock reporting requirements of Section 16 of the Securities Exchange Act of 1934 and (ii) are not expected to become employees whose compensation is deductible by the Employer only up to certain limits under Section 162(m) of the Internal Revenue Code.

Thus, the Chief Executive Officer generally can grant awards under the 2007 Long Term Incentive Plan to employees of the Employer who are not officers of the Company if delegated this right by the Board. If the Chief Executive Officer is delegated such right, then any reference to the Committee in the following parts of this discussion of the plan should be deemed to be a reference to the Chief Executive Officer to the extent the discussion may apply to any awards that he or she grants under the plan.

2. Employees Eligible to Receive Awards.  Any person who (i) is employed and classified as an employee by the Employer and (ii) is not represented by a recognized collective bargaining unit (unless such person’s eligibility is approved under a collective bargaining agreement between the Employer and the authorized representatives of such collective bargaining unit) is eligible to be granted an award under the plan.

3. Types of Awards.  The Committee may grant awards under the 2007 Long Term Incentive Plan at any time. The grants may consist of one or a combination of the following forms of awards: (i) stock options, including incentive stock options (“ISOs”) and options that are not ISOs, (ii) stock appreciation rights (“SARs”), (iii) restricted stock, (iv) performance shares, (v) share-based performance units, (vi) nonshare-based performance units, and (vii) non-restricted stock. No award may be granted under the plan after May 2, 2017.

(a) Stock Options.  A stock option represents an option to purchase, over a certain time period not to exceed ten years, a number of common shares at a fixed purchase price. The fixed purchase price of any stock option granted under the plan shall not be less than 100% of the fair market value of a common share on the grant date of the option.

Stock options can either be ISOs or options that are not ISOs. ISOs are special types of stock options that can provide special tax advantages for employees that are not available to options that are not ISOs (but they provide less ability for the Employer to deduct their value when exercised by the applicable employees). Also, by reason of applicable law, the aggregate fair market value of common shares, determined at grant date, for which ISOs can be exercisable for the first time during any calendar year as to any employee is limited by law (the current limitation is $100,000). In addition, the Committee cannot grant an ISO to any employee who owns (directly or constructively) more than 10% of the voting power of the Company’s shares.

(b) Stock Appreciation Rights.  A SAR represents the right, upon exercise of the SAR, to receive payment of a sum not to exceed the amount, if any, by which the fair market value (as determined on the date of the exercise of the SAR) of a number of common shares on which the SAR is based exceeds a fixed grant price of the SAR. The plan provides that the grant price of the common shares that are subject to a SAR may not be less than the fair market value of such common shares as determined on the SARs grant date. A SAR may be granted by itself, in conjunction with new stock options granted at the same time under the plan, or in relation to non-ISO stock options that were previously granted.

(c) Restricted Stock.  Restricted stock constitutes common shares that may not be disposed of by the employee to whom they are awarded until certain restrictions lapse (and that will ultimately be forfeited to the extent such restrictions are not satisfied). In general and subject to certain exceptions in the plan, such restrictions will not lapse in full unless the employee is employed by the Employer for at least three years after the award’s grant (or for at least one year if the award is also subject to performance goal conditions) or unless the employee’s employment with the Employer ends in special circumstances (such as his or her death, disability, or retirement). The right to dispose of the restricted stock may also be made subject to the satisfaction of certain performance goals. The restrictions that apply to any restricted stock award may lapse as to a portion of the common shares subject to the award if the employee meets some but not all of the imposed restrictions. Unless the Committee shall otherwise determine, the recipient of restricted stock shall have all rights of a shareholder of the Company with respect to the restricted common shares, including the right to vote and to receive cash dividends.

(d) Performance Share Award.  A performance share award refers to an award which provides that the employee to whom the award is granted will receive a number of common shares, up to a fixed maximum, if certain conditions are met. In general and subject to the exceptions in the plan, for the maximum number of common shares that are subject to a performance share award to be paid, such conditions must at least require (i) that certain performance goals are met and (ii) that either the employee remains employed by the Employer for at least one year after the award’s grant or the employee’s employment with the Employer ends in special circumstances (such as his or her death, disability, or retirement). A portion of the maximum number of common shares subject to the award can be paid if some but not all of the conditions imposed under the award are met.

(e) Share-based Performance Unit. A share-based performance unit refers to an award which provides that the employee to whom the award is granted will receive an amount that is equal to a percent, not more than 200%, of the fair market value of one common share on the date the amount becomes payable under the award (or is equal to a percent, not more than 200%, of the increase in the fair market value of a common share from the grant date of the award to the date the amount becomes payable) if certain conditions are met. In general and subject to the exceptions in the plan, for the maximum amount payable under a share-based performance unit to be paid, such conditions must at least require (i) that certain performance goals are met and (ii) that either the employee remains employed by the Employer for at least one year after the award’s grant or the employee’s employment with the Employer ends in special circumstances (such as his or her death, disability, or retirement). A portion of the maximum amount payable under the award can be paid if some but not all of the conditions imposed under the award are met. Any amount that becomes payable under a share-based performance unit can be paid in cash, in common shares or other property, or by a combination thereof, as the Committee may determine.

(f) Nonshare-based Performance Unit. A nonshare-based performance unit refers to an award that provides that the employee to whom the award is granted will receive an amount that is equal to a dollar value, not more than a maximum dollar value, if certain conditions are met. In general and subject to the exceptions in the plan, for the maximum amount payable under a nonshare-based performance unit to be paid, such conditions must at least require (i) that certain performance goals are met and (ii) that either the employee remains employed by the Employer for at least one year after the award’s grant or the employee’s employment with the Employer ends in special circumstances (such as his or her death, disability, or retirement). A portion of the maximum amount payable under the award can be paid if some but not all of the conditions imposed under the award are met. Any amount that becomes payable under a nonshare-based performance unit can be paid in cash, in common shares or other property, or by a combination thereof, as the Committee may determine.

(g) Non-restricted stock granted constitutes an award to an employee of a fixed number of common shares that can be sold or disposed of immediately and without any restrictions. A non-restricted stock award can be granted under the plan only to the extent permitted under the exceptions in the plan.

(h) As an exception to the rules noted in paragraphs (c) through (g) of this section 3, up to but not in excess of 400,000 common shares (in the aggregate) may be issued or paid under any of the following types of awards granted under the 2007 Long Term Incentive Plan during its entire existence: (i) non-restricted stock awards; and (ii) restricted stock, performance share, share-based performance unit, and nonshare-based performance unit awards that fail to require the employees to whom such awards are granted to have to be employed by the Employer for any specified period of time otherwise required for such awards and described in the paragraphs above or to have their employment with the Employer end in any special circumstances (in order for such employees to receive, or retain without forfeiting, the maximum or any amount of compensation reflected by the awards).

4. Common Shares Reserved for Awards and Other Award Limits.  Subject to adjustment in the case of certain changes in the capital structure of the Company, the following limits apply to the number of common shares that may be issued or paid under or with respect to awards granted under the 2007 Long Term Incentive Plan:

(a) The maximum number of common shares which may be issued or paid under or with respect to all of the awards (considered in the aggregate) granted under the plan during the plan’s entire existence shall be equal to 18,000,000 common shares.

(b) The maximum number of common shares which may be issued or paid under or with respect to all stock options and SARs (considered in the aggregate but separately from all other forms of awards) granted under the plan during the plan’s entire existence shall be equal to 18,000,000 common shares.

(c) The maximum number of common shares which may be issued or paid under or with respect to all ISOs (considered in the aggregate but separately from all other types of stock options and other forms of awards) granted under the plan during the plan’s entire existence shall be equal to 2,000,000 common shares.

(d) The maximum number of common shares which may be issued or paid under or with respect to all restricted stock, performance share, share-based performance unit, nonshare-based performance unit, and non-restricted stock awards (considered in the aggregate but separately from all other forms of awards) granted under the plan during the plan’s entire existence shall be equal to 7,400,000 common shares.

If any portion of a SAR is settled (paid) upon the exercise of such SAR portion by the issuance or payment of common shares, the total number of common shares on which such SAR portion was based shall be counted as common shares issued or paid under the 2007 Long Term Incentive Plan for purposes of the foregoing limits, regardless of the number of common shares actually issued or paid to settle such SAR portion upon its exercise.

Also, if any award or portion of any award is forfeited, expires, or otherwise terminates without the payment of common shares or any other amount, the maximum number of common shares on which such award or portion of an award was based or which could have been paid under the award or portion of the award shall again be available to be issued or paid under the 2007 Long Term Incentive Plan and to be the basis on which other awards may be granted under the plan. As a result, they shall not be counted as common shares that were issued or paid under the plan in determining whether any of the foregoing limits are violated.

Further, any common shares that would be issued or paid under an award but are withheld in payment of any purchase price or tax withholding requirements shall not again be deemed to be available to be issued or paid under the 2007 Long Term Incentive Plan or to be the basis on which other awards may be granted under the plan and thus shall be counted as common shares that were issued or paid under the plan in determining whether any of the foregoing limits are violated.

In addition to the foregoing limits and subject to adjustment in the case of certain changes in the capital structure of the Company, the limits set forth below apply in determining the maximum number of common shares or maximum amount of compensation that may ultimately be payable under any awards granted under the 2007 Long Term Incentive Plan to any employee during any one calendar year:

(a) The maximum number of common shares on which all stock option, SAR, restricted stock, performance share, share-based performance unit, and non-restricted stock awards (considered in the aggregate) granted under the plan to any employee during each and any calendar year may be based (that is, the maximum number of common shares that can be issued or paid under such awards or have their fair market value or increase in fair market value over a period used to determine the amount of payments under such awards) shall be 2,000,000 common shares.

Such maximum number of common shares could be the basis of awards of any one of such forms (either stock option, SAR, restricted stock, performance share, share-based performance unit, or non-restricted stock awards) granted to an employee during any calendar year or divided among more than one of such forms of awards that are granted to the employee during the year.

For example, if a SAR granted to an employee under the 2007 Long Term Incentive Plan during a certain calendar year provides that the employee, if he or she properly exercises on any date the entire SAR, will receive payment of a sum equal to the amount, if any, by which (i) the fair market value of 30,000 common shares as determined as of the date on which the SAR is exercised exceeds (ii) the fair market value of such number of common shares as determined as of the date on which the SAR was granted, then, for purposes of applying the above-described 2,000,000 common share limit to such employee for such calendar year, the maximum number of common shares on which such SAR shall be deemed to be based is 30,000 common shares, regardless of whether or not the employee actually exercises all or any part of the SAR and regardless of whether or not any payment made upon the exercise of the SAR is made in cash, common shares or other property, or a combination thereof.

Similarly and for another example, if a share-based performance unit granted to an employee under the 2007 Long Term Incentive Plan during a certain calendar year provides that the employee will receive a maximum payment (of cash, common shares or other property, or a combination thereof) that is equal to 200% of the fair market value of 50,000 common shares as determined as of the date of payment if all of the performance goals and other criteria or conditions required to be satisfied under the award are met (or will receive no payment if none, or a lesser amount of payment if some but not all, of the performance goals and other criteria or conditions required to be satisfied under the award are met), then, for purposes of applying the above-described 2,000,000 common share limit to such employee for such calendar year, the maximum number of common shares on which such share-based performance unit shall be deemed to be based is 50,000 common shares, regardless of whether or not the share-based performance unit’s maximum payment actually becomes payable under the terms of the award.

(b) The maximum value that is payable under all nonshare-based performance unit awards granted under the plan to any person during each and any calendar year shall be $5,000,000.

5. Performance Goals.  To the extent the meeting of performance goals set by the Committee may be a condition to the exercise of or payment under any award granted under the 2007 Long Term Incentive Plan, the Committee may base such performance goals on, and only on, one or more of the following criteria: (i) free cash flow (cash generated by operating activities, minus capital expenditures and other investing activities, dividend payments and proceeds from the issuance of equity securities, and proceeds from the sale of assets); (ii) EBITDA (earnings before interest, taxes, depreciation, and amortization); (iii) earnings per share; (iv) operating income; (v) total shareholder returns; (vi) profit targets; (vii) revenue targets; (viii) profitability targets as measured by return ratios; (ix) net income; (x) return on sales; (xi) return on assets; (xii) return on equity; and (xiii) corporate performance indicators (indices based on the level of certain services provided to customers).

Any performance criteria shall be measured or determined on the basis of a period of not less than one year or in excess of ten years and shall be able to be objectively determined by the Committee. In addition, any such performance criteria (i) may be measured or determined for the Company, for any organization other than the Company that is part of the Employer, for the entire Employer in the aggregate, or for any group of corporations or organizations that are included in the Employer and (ii) may also be measured and determined in an absolute sense and/or in comparison to the analogous performance criteria of other publicly-traded companies (that are selected for such comparison purposes by the Committee).

Further, the Committee may provide in the terms of an award granted under the 2007 Long Term Incentive Plan that, in determining whether any of the above listed performance criteria has been attained, certain special or technical factors shall be ignored or, conversely, taken into account, in whole or in part. Such special factors may include, but are not limited to, the gain, loss, or other impact of any one or more of the following: (i) changes in generally accepted accounting principles; (ii) an extraordinary event; (iii) nonrecurring events; (iv) the disposition of a business, in whole or in part, the sale of investments or non-core assets, or discontinued operations, categories, or segments of businesses; (v) claims and/or litigation and insurance recoveries relating to claims or litigation; (vi) the impairment of tangible or intangible assets; (vii) restructuring activities, including reductions in force; (viii) investments or acquisitions; (ix) political and legal changes that impact operations, as a consequence of war, insurrection, riot, terrorism, confiscation, expropriation, business interruption, or similar events; (x) natural catastrophes; (xi) currency fluctuations; (xii) the issuance of stock options and/or other stock-based compensation; (xiii) the early retirement of debt; and/or (xiv) the conversion of convertible debt securities.

6. Change in Control.  In the event a change in control of the Company (as is defined in the terms of the 2007 Long Term Incentive Plan) occurs, then, in general terms and among other things (unless otherwise prescribed by the terms of the applicable award): (i) all then outstanding stock options and SARs that were granted under the plan will become exercisable in full; (ii) the restrictions still then in force and applicable to any common shares that have been awarded under the plan as restricted stock shall lapse; and (iii) any performance share, share-based performance unit and nonshare-based performance unit awards granted under the plan shall become payable at the maximum payment amount that was attainable under such awards if all performance goals and other criteria or conditions applicable to the awards were satisfied.

In addition, unless otherwise prescribed by the Committee in an award, in the event of a change in control of the Company, the Committee will have discretion (i) to pay in cash (in lieu of the right to exercise) the then value of any then outstanding stock option or SAR provided that the then fair market value of the common shares that are subject to such option or SAR exceeds such option’s or SAR’s purchase price or grant price as to such shares and (ii) to pay in cash (instead of in common shares) the then value of any then outstanding performance share, share-based performance unit and nonshare-based performance unit awards.

7. Adjustments for Stock Dividends, Stock Splits, and Other Corporate Transactions.  In the event of any change affecting the common shares by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, combination or exchange of shares, or other corporate change in the Company, or any distributions to common shareholders of the Company other than cash dividends, the Committee will make such adjustments in the aggregate number or class of common shares which may be distributed under the 2007 Long Term Incentive Plan and in the number, class, and purchase, grant, or other price of shares on which the outstanding awards granted under the plan are based as it determines to be necessary or appropriate to prevent any rights provided under the plan and its awards from being enlarged or diluted by such event.

8. Fair Market Value of Common Shares.  For purposes of the 2007 Long Term Incentive Plan, the fair market value of a common share on any date shall generally be deemed to be the closing price of a common share on the NYSE on such date (or, if no trading in any stocks occurred at all on such exchange on such date, on the next subsequent date on which trading of stocks occurred on such exchange). If, however, common shares are not listed or traded at all on the NYSE on any date as of which a common share’s fair market value is needed to be determined for purposes of the plan, then the fair market value of a common share on such date will be determined by the Committee in good faith.

9. Amendment and Termination.  The 2007 Long Term Incentive Plan may generally be amended or terminated by the Board, provided that no such action shall impair the rights of an employee with respect to a previously granted award without the employee’s consent.

However, the 2007 Long Term Incentive Plan provides that no amendment to the plan shall be made without approval of the Company’s shareholders: (i) if such amendment would increase the total number of common shares reserved for issuance under all awards that may be granted under the plan; (ii) if such amendment would change the class of employees eligible for awards under the plan; (iii) if such amendment would increase the total number of shares reserved for issuance under all ISOs that may be granted under the plan; or (iv) if such amendment would make any other change in the plan that is required by applicable law to be approved by the Company’s shareholders in order to be effective.

Further, the purchase, grant, or other similar price applicable to any award granted under the 2007 Long Term Incentive Plan, including a stock option or a SAR granted under the plan, cannot be reduced by any amendment to the award, by the cancellation of the award and the granting of a new award, or by any other means unless such reduction is approved by the Company’s shareholders.

10. Federal Income Tax Consequences.  The following describes, in very general terms, the federal income tax consequences arising with respect to awards granted under the 2007 Long Term Incentive Plan.

A stock option or SAR that is granted to an employee will generally create no tax consequences for the employee or the Employer at the time of the grant of the award. Further, the employee will have no taxable income upon exercising an ISO (except that the alternative minimum tax may apply), and the Employer will receive no deduction when an ISO is exercised. Upon exercising any other stock option (an option that is not an ISO) or a SAR, however, the employee generally must recognize ordinary compensation income equal to the amount by which the fair market value of the common shares that are subject to the portion of the option or SAR being exercised, as determined on the date of exercise, exceeds the purchase or grant price of such common shares, and the Employer will be entitled to a deduction for the same amount.

The treatment to an employee of a disposition of common shares acquired through the exercise of a stock option or a SAR depends on how long the common shares have been held and on whether such common shares were acquired by exercising an ISO or by exercising an option that is not an ISO or a SAR. Generally, there will be no tax consequence to the Employer in connection with a disposition of common shares acquired under a stock option except that the Employer may be entitled to a deduction in the case of a disposition of common shares acquired under an ISO before certain holding periods have been satisfied.

With respect to a restricted stock, performance share, share-based performance unit or nonshare-based performance unit award granted under the 2007 Long Term Incentive Plan to an employee, the employee generally must recognize ordinary compensation income equal to the fair market value of the common shares or other property or benefits provided under the award at the first time such common shares or other property or benefits are not subject to a substantial risk that they will be forfeited or not become payable; and the Employer will be entitled then to a deduction for the same amount.

In certain cases, such as an award to an employee of restricted stock, the employee may have the right under Section 83(b) of the Internal Revenue Code to elect to recognize as ordinary compensation income the value of the award when issued instead of when no further substantial risk of forfeiture exists with respect to the award. In the event of such an election, the Company will be entitled to a deduction for such value at the same time.

With respect to a non-restricted stock award granted under the 2007 Long Term Incentive Plan to an employee, the employee generally must recognize ordinary compensation income equal to the fair market value of the common shares received under the award at the time it is received; and the Employer will be entitled to a deduction for the same amount.

The foregoing tax rules may be slightly adjusted for an award granted to an employee who is subject to Section 16 of the Securities Exchange Act of 1934.

11. Miscellaneous.  The 2007 Long Term Incentive Plan generally requires that any purchase price or tax withholding obligations that apply to an employee with respect to an award granted under the plan to him or her must be satisfied by the employee when the award is exercised or when the award’s benefits become payable or are no longer subject to a substantial risk of forfeiture. The plan gives several different methods that the Committee can use or permit to ensure that such purchase price and tax withholding requirements are satisfied.

Any award granted under the 2007 Long Term Incentive Plan to an employee who is, at the time of the award, an employee of a corporation that is not the Company but is part of the Employer may be based on common shares of such other corporation. In such case, all of the provisions of the plan and this discussion, including the common share limits noted above, apply to such award in the same manner as if such other corporation’s shares were common shares of the Company.

Further, in no event shall the Company ever be obligated to issue or deliver any common shares in connection with an award granted under the 2007 Long Term Incentive Plan unless and until the Company determines that such issuance or delivery will not constitute a violation of the provisions of any applicable law (or regulation issued under such law) or the rules of any securities exchange on which common shares are listed.

Recommendation

Approval of the amendments to the Cincinnati Bell Inc. 2007 Long Term Incentive Plan requires the affirmative vote of the holders of a majority of the common shares and 6 3/4% Cumulative Convertible Preferred Shares, voting as one class, present or represented at the annual meeting, in person or by proxy, and entitled to vote on this proposal. Abstentions will have the same effect as votes against the proposal. Since the Company believes this proposal to be “non-routine,” brokers will not have discretion to vote on this proposal without your instruction. In addition, the NYSE also requires that the number of votes actually cast on this proposal (the “NYSE Votes Cast”) be greater than 50% of the votes available to be cast if all shareholders voted on the proposal. Because only FOR votes, AGAINST votes and abstentions count as NYSE Votes Cast and broker non-votes do not, broker non-votes will have a negative effect on the outcome of this proposal.

The Board unanimously recommends a vote FOR the approval of the amendments to the Cincinnati Bell Inc. 2007 Long Term Incentive Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2008 regarding securities of the Company to be issued and remaining available for issuance under the equity compensation plans of the Company.

Plan Category	Number of securities to be issued upon exercise of outstanding stock options, awards, warrants and rights		Weighted- average exercise price of outstanding stock options, awards, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans, excluding securities reflected in column (a)
	(a)		(b)	(c)
Equity compensation plans approved by security holders	25,378,970	(1)	$9.34	2,499,167
Equity compensation plans not approved by security holders	187,938	(2)	—	—

Total	25,566,908		$9.34	2,499,167	(3)

(1)	Includes 22,769,572 outstanding stock options not yet exercised, 302,581 shares of time-based restricted stock and 2,306,817 shares of performance-based awards, restrictions on which have not yet expired. Awards were granted under various incentive plans approved by the Company’s shareholders. The number of performance-based awards assumes the maximum awards that can be earned if the performance conditions are achieved.
(2)	The shares to be issued relate to deferred compensation in the form of previously received special awards and annual awards to non-employee directors pursuant to the “Deferred Compensation Plan for Outside Directors.” From 1997 through 2004, the directors received an annual award of phantom stock equivalent to a number of common shares. For years beginning after 2004, the annual award is the equivalent of 6,000 common shares. As a result of a plan amendment effective as of January 1, 2005, upon termination of Board service, non-employee directors are required to take distribution of all annual phantom stock awards in cash. Therefore, the number of shares to be issued pursuant to the plan as of December 31, 2008 was reduced to approximately 21,000. The plan provides that no awards are payable until such non-employee director completes at least five years of active service as a non-employee director, except if he or she dies while serving as a member of the Board.
(3)	If the amendments to the 2007 Long Term Incentive Plan being voted upon at the Annual Meeting are approved by the shareholders, an additional 10,000,000 securities will be available for issuance under equity compensation plans approved by shareholders.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Item 3 on the Proxy Card)

The Company’s Audit and Finance Committee Charter provides that the Committee shall have the sole authority and responsibility to select, evaluate and, if necessary, replace the Company’s Independent Registered Public Accounting Firm.

On January 29, 2009, the Audit and Finance Committee retained Deloitte & Touche LLP as its Independent Registered Public Accounting Firm to audit the financial statements of the Company for the fiscal year ending December 31, 2009.

The Company is asking the shareholders to ratify its appointment of Deloitte & Touche LLP as the Independent Registered Public Accounting Firm of the Company for the fiscal year ending December 31, 2009. If the shareholders do not ratify this appointment, the Audit and Finance Committee will consider the results of the vote and determine whether to recommend and appoint a different independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending December 31, 2009.

One or more members of the firm of Deloitte & Touche LLP will attend the Annual Meeting, will have an opportunity to make a statement and will be available to answer questions.

Vote Required

Ratification of the appointment of Deloitte & Touche LLP as the Independent Registered Public Accounting Firm of the Company requires the affirmative vote of the holders of a majority of the common shares and 6 3/4% Cumulative Convertible Preferred Shares, voting as one class, present or represented at the annual meeting, in person or by proxy, and entitled to vote on this proposal. Abstentions will have the effect of a vote against the proposal. Since the Company believes this proposal to be “routine,” broker non-votes will likely be voted by the organizations holding such shares in their discretion.

The Board recommends a vote FOR such ratification.

Any general statement that incorporates this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 shall not be deemed to incorporate by reference this Audit and Finance Committee Report and related disclosure. Except to the extent the Company specifically incorporates such Report and related disclosure by reference, this information shall not otherwise be deemed to have been filed under such Acts.

AUDIT AND FINANCE COMMITTEE REPORT

The Audit and Finance Committee of the Board has reviewed and discussed the Company’s audited financial statements with the management of the Company and has reviewed a report from management assessing the Company’s internal controls. The Audit and Finance Committee has discussed with Deloitte & Touche LLP, the Company’s Independent Registered Public Accounting Firm for the fiscal year ended December 31, 2008, the matters required to be discussed by the Statement on Auditing Standards No. 61, Communications with Audit Committees (Codification of Statements on Auditing Standards, AU 380) and as adopted by the Public Company Accounting Oversight Board in Rule 3200T, as currently in effect. The Audit and Finance Committee has also received the written disclosures and letter from the Independent Registered Public Accounting Firm required by applicable standards of the Public Company Accounting Oversight Board, has discussed with Deloitte & Touche LLP their independence with respect to the Company, and has considered the question of whether the auditors’ provision of non-audit services was compatible with the Independent Registered Public Accounting Firm maintaining their independence.

Based on its review and discussions referred to in the preceding paragraph, the Audit and Finance Committee recommended to the Board that the audited financial statements for the Company’s fiscal year ended December 31, 2008 be included in the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended December 31, 2008.

The Board has determined that each member of the Audit and Finance Committee satisfies the independence requirements of the rules and regulations of the SEC and the independence and other requirements of the rules and listing standards of the NYSE. The Board has determined that Daniel J. Meyer, Robert W. Mahoney, Lynn A. Wentworth and John M. Zrno are audit committee financial experts as defined in the rules and regulations of the SEC and that each member of the Committee is financially literate as defined by the rules and listing standards of the NYSE.

AUDIT AND FINANCE COMMITTEE

Daniel J. Meyer, Chairman

Phillip R. Cox

Robert W. Mahoney

Lynn A. Wentworth

John M. Zrno

INDEPENDENT ACCOUNTANTS

Audit Fees

Deloitte & Touche LLP was the Company’s Independent Registered Public Accounting Firm for the 2007 and 2008 fiscal years. Aggregate fees for professional services rendered by Deloitte & Touche LLP for the year ended December 31, were as follows:

	2008	2007
Audit fees	$1,777,500	$1,795,200
Audit related fees	156,500	152,700
Tax fees	86,475	—
All other fees	—	536,981

Total	$2,020,475	$2,484,881

Audit fees

The audit fees for the years ended December 31, 2008 and 2007 were for services rendered in connection with the audit of the Company’s annual consolidated financial statements, review of consolidated financial statements included in the Company’s reports filed with the SEC and services related to requirements established by the Sarbanes-Oxley Act of 2002.

Audit related fees

The audit related fees for the years ended December 31, 2008 and 2007 were for professional services rendered for the audits of the Company’s employee benefit plans filed with the SEC, due diligence services and various accounting consultations.

Tax fees

Tax fees for the year ended December 31, 2008 were for the preparation of various tax filings and tax consultations.

All other fees

All other fees for the year ended December 31, 2007 were for assistance with a small and medium size business market opportunity assessment.

Engagement of the Independent Registered Public Accounting Firm and Pre-Approval Policy

In accordance with its charter, the Audit and Finance Committee has the sole authority and responsibility to select, evaluate and, if necessary, replace the Independent Registered Public Accounting Firm. The Audit and Finance Committee has the sole authority to approve all audit engagement fees and terms. In addition, the Audit and Finance Committee, or the Chairperson of the Audit and Finance Committee between regularly scheduled meetings, must pre-approve all services provided to the Company by the Company’s Independent Registered Public Accounting Firm.

Pursuant to Section 202 of the Sarbanes-Oxley Act of 2002, the Audit and Finance Committee pre-approved every engagement of Deloitte & Touche LLP to perform audit or non-audit services on behalf of the Company or any of its subsidiaries during the years ended December 31, 2008 and 2007.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of common shares as of December 31, 2008 by each beneficial owner of more than five percent (5%) of the common shares outstanding known by the Company. No beneficial owner owns more than five percent (5%) of the 6 3/4% Cumulative Convertible Preferred Shares.

Name and Address of Beneficial Owner	Common Shares Beneficially Owned		Percent of Common Shares
Barclays Global Investors, N.A.	18,041,915	(a)	7.8%
400 Howard Street
San Francisco, CA 94105
GAMCO Investors, Inc. and affiliates	14,315,154	(b)	6.3%
One Corporate Center
Rye, NY 10580
Marathon Asset Management LLP	15,995,058	(c)	6.9%
One Bryant Park 38th floor
New York, NY 10036
The Vanguard Group, Inc.	13,261,849	(d)	5.8%
100 Vanguard Blvd.
Malvern, PA 19355
Wells Fargo & Company	16,617,937	(e)	7.2%
420 Montgomery Street
San Francisco, CA 94163

(a)	As reported on Schedule 13G filed on February 6, 2009 by Barclays Global Investors, N.A., as of December 31, 2008, Barclays Global Investors, N.A. had sole voting power for 6,846,720 common shares and sole dispositive power for 7,834,843 common shares, Barclays Global Fund Advisors had sole voting power for 8,746,355 common shares and sole dispositive power for 10,045,556 common shares and Barclays Global Investors, Ltd., had sole dispositive power for 161,516 common shares.
(b)

As reported on Schedule 13D/A filed on March 9, 2009 by GAMCO Investors, Inc., Gabelli Funds, LLC has sole voting and dispositive power for 5,773,805 common shares, GAMCO Asset Management Inc. has sole voting power for 8,166,349 common shares and sole dispositive power for 8,496,349 common shares, MJG Associates, Inc. has sole voting and dispositive power for 30,000 common shares, Gabelli Securities, Inc. has sole voting and dispositive power for 3,000 common shares and Mario J. Gabelli has sole voting and dispositive power for 12,000 common shares. The amounts reported on Schedule 13D/A include a number of shares with respect to which Gabelli Funds, LLC and GAMCO Asset Management Inc. have the right to beneficial ownership upon the conversion of the Company’s 6 3/4% Cumulative Convertible Preferred Shares.

(c)	As reported on Schedule 13G/A filed on January 12, 2009 by Marathon Asset Management LLP, as of December 31, 2008, Marathon Asset Management LLP had shared voting power for 11,343,871 common shares and shared dispositive power for 15,995,058 common shares with Marathon Asset Management (Services) Ltd., M.A.M. Investments Ltd., William James Arah, Jeremy John Hosking and Neil Mark Ostrer.
(d)	As reported on Schedule 13G filed on February 13, 2009 by The Vanguard Group Inc., as of December 31, 2008, The Vanguard Group Inc. had sole voting power for 301,649 common shares and sole dispositive power for 13,261,849 common shares.
(e)	As reported on Schedule 13G/A filed on January 22, 2009 by Wells Fargo & Company, as of December 31, 2008, Wells Fargo & Company had sole voting power for 15,648,007 common shares, sole dispositive power for 16,342,536 common shares and shared dispositive power for 45,481 common shares.

The following table sets forth the beneficial ownership of common shares and 6 3/4% Cumulative Convertible Preferred Shares as of March 2, 2009 (except as otherwise noted) by (i) each director and each executive officer named in the Summary Compensation Table on page 49, and (ii) all directors and executive officers of the Company as a group.

Unless otherwise indicated, the address of each director and executive officer is c/o Cincinnati Bell at the Company’s address.

Name and Address of Beneficial Owner	Common Shares Beneficially Owned as of March 2, 2009 (unless otherwise noted) (a)	Percent of Common Shares (c)	6 3/4% Cumulative Convertible Preferred Shares Beneficially Owned as of March 2, 2009 (d)	Percent of 6 3/4% Cumulative Convertible Perferred Shares (d)
Bruce L. Byrnes	134,684	*	—	*
John F. Cassidy	5,355,228	2.4%	—	*
Phillip R.Cox	98,448	*	—	*
Jakki L. Haussler	7,462	*	—	*
Brian G. Keating	280,442	*	—	*
Mark Lazarus	—	*	—	*
Robert W. Mahoney	59,462	*	—	*
Craig F. Maier	2,750	*	—	*
Daniel J. Meyer	115,462	*	—	*
Brian A. Ross	1,349,188	*	—	*
Alex Shumate	50,462	*	—	*
Lynn A. Wentworth	7,462	*	—	*
Christopher J. Wilson	493,987	*	—	*
Gary J. Wojtaszek	—	*	—	*
John M. Zrno	1,240,512(b)	*	—	*
All directors and executive officers as a group (consisting of 17 persons, including those named above)	9,304,168	4.2%	—	*

*	indicates ownership of less than 1% of issued and outstanding shares.
(a)	Includes common shares subject to outstanding options under the Cincinnati Bell Inc. 1997 Long Term Incentive Plan, the Cincinnati Bell Inc. 2007 Long Term Incentive Plan and the Directors Stock Option Plan that are exercisable by such individuals within 60 days. The following options are included in the totals: 61,000 common shares for Mr. Byrnes; 4,352,348 common shares for Mr. Cassidy; 87,925 common shares for Mr. Cox; 190,700 common shares for Mr. Keating; 52,000 common shares for Mr. Mahoney; 97,000 common shares for Mr. Meyer; 1,063,000 common shares for Mr. Ross; 43,000 common shares for Mr. Shumate; 363,050 common shares for Mr. Wilson; and 1,208,050 common shares for Mr. Zrno.
(b)	Includes 25,000 common shares held by the Zrno Family Limited Partnership.
(c)	These numbers are based upon 222,620,320 common shares issued and outstanding as of the Record Date.
(d)

These numbers represent 6 3/4% Cumulative Convertible Preferred Shares. In the aggregate, the 155,250 issued and outstanding 6 3/4% Cumulative Convertible Preferred Shares are represented by 3,105,000 Depositary Shares and each 6 3/4% Cumulative Convertible Preferred Share is represented by 20 Depositary Shares.

Any general statement that incorporates this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 shall not be deemed to incorporate by reference this Compensation Committee Report on Executive Compensation and related disclosure. Except to the extent the Company specifically incorporates such Report and related disclosure by reference, this information shall not otherwise be deemed to have been filed under such Acts.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with management. Based on our review and discussions with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in Cincinnati Bell Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

COMPENSATION COMMITTEE

John M. Zrno, Chairman

Phillip R. Cox

Bruce L. Byrnes

Craig F. Maier

Daniel J. Meyer

COMPENSATION DISCUSSION AND ANALYSIS

General

This Compensation Discussion and Analysis will focus on:

•	The philosophy and objectives of the Company’s executive compensation program.

•	The goals that the executive compensation program is designed to reward.

•	Each of the elements of the executive compensation program.

•	Why the Compensation Committee selected the particular elements of compensation.

•	How the Compensation Committee determines the amounts and formulas for pay.

•	How each compensation element and the Company’s decisions regarding that element fit into the Company’s overall compensation objectives and affect decisions regarding other elements.

Compensation Program Philosophy and Objectives

The Company’s compensation program has the following primary philosophy and objectives:

•	Compensation must be competitive with other companies to attract and retain high-quality executives.

•

A significant portion of total executive compensation should be “at risk” and tied to the achievement of specific short-term and long-term performance objectives, principally the Company’s earnings, cash flow and the performance of the Company’s common shares, thereby linking executive compensation with the returns realized by shareholders.

•	Compensation should provide a balance among each executive’s base salary and short-term and long-term incentive components appropriate to the current and long-term goals and strategy of the Company.

Compensation Goals

The goals which are designed to be rewarded by the Compensation Program are achievement of the Company’s current and long-term strategy, which is to “de-lever, defend and grow:”

•	De-lever — the Company’s generation of cash flow to repay and reduce its outstanding indebtedness.

•	Defend — the Company’s defense from incursions by its competitors of its product and service offerings in all of its market areas.

•	Grow — the Company’s pursuit of new product and service offerings as well as expansion into new markets.

Compensation Elements and General Principles

There are three elements to the Company’s executive compensation program:

•	Fixed compensation — Base salary.

•	“At-risk” annual compensation — Annual incentives paid in cash.

•

“At-risk” long-term compensation — Long-term incentives that are equity awards delivered generally in the form of stock options and performance units, which vest over time and represent a significant portion of the executive’s total compensation.

The Company provides these three forms of compensation to reflect competitive practices, to help accomplish its business objectives and to provide an appropriate reward for achieving short- and long-term goals related to the Company’s current strategy to de-lever, defend and grow, which should lead to increased shareholder value.

Determining the Amount of Compensation

The Compensation Committee is primarily responsible for determining executive compensation. The Compensation Committee has retained Mr. Charles Mazza, an independent compensation consultant who is retained solely by the Compensation Committee and performs no services for management, to assist it in its deliberations regarding executive compensation. The Committee has instructed Mr. Mazza to analyze and comment on various compensation proposals made by the Company and on various topics requested by the Committee. In open sessions of Compensation Committee meetings, Mr. Mazza provides opinions on various matters with respect to which the Company is making proposals to the Compensation Committee. In executive sessions of Compensation Committee meetings, Mr. Mazza addresses subjects particular to the Compensation Committee, such as compensation of the Chief Executive Officer. In such instances, Mr. Mazza presents his analysis along with the pros and cons of certain actions and his recommendations. The Compensation Committee Chair also requests Mr. Mazza to contact each member of the Compensation Committee annually as part of the Compensation Committee’s self-evaluation and report his conclusions to the Compensation Committee. In addition, the Company retains Towers Perrin, a compensation consulting firm, to assist it with various compensation-related projects during the course of the year. Typically, the Company has a discussion with Towers Perrin about a project, outlining what the objective is, and requests Towers Perrin to develop an approach to, and then complete, the project work. In some instances, the Company will request specific guidance or recommendations from Towers Perrin. For example, when appropriate, the Company requests assistance from Towers Perrin in designing specific incentive plans. In other instances, the request may be for data or information only.

One project done by Towers Perrin, at the Company’s request, is to conduct an annual study of marketplace compensation practices. The Compensation Committee annually benchmarks each executive’s compensation to ensure that it is in a competitive range and that an appropriate portion of it is “at risk”: that is, subject to payment only if the Company obtains certain quantitative results and the individual achieves certain qualitative results. Towers Perrin obtains, compiles and supplies to the Company and the Compensation Committee competitive compensation information. This information covers two peer groups:

The first peer group consists of 19 telecommunications companies. The Company, in consultation with Towers Perrin and Mr. Mazza, annually reviews the list of companies in this group to make certain that the group is appropriate, and the Compensation Committee, after review, approves the peer group. The telecommunications peer group currently includes:

• AT&T	• Mediacom Communications Corp.
• CenturyTel Inc.	• Qwest Communications International
• Charter Communications Inc.	• Sprint Nextel Corp.
• Comcast Corp.	• Telephone & Data Systems
• FairPoint Communications Inc.	• Time Warner
• Frontier Communications Corp.	• United States Cellular
• PAETEC Holding Corp.	• USA Mobility Inc.
• Global Crossing Ltd.	• Verizon
• Iowa Telecommunications Services Inc.	• Vonage
• Level 3 Communications Inc.

The second peer group is comprised of 120 companies, in various industries, with annual revenues between $1 billion and $3 billion. These companies are chosen because they have annual revenues that are closely aligned with the Company’s revenues, and they provide the Company and the Compensation Committee with insight with respect to executive compensation practices across a wide cross-section of industries. These companies include:

• Advanced Medical Optics	• Day & Zimmermann	• International Game Technology	• Ralcorp Holdings
• Alexander & Baldwin	• Deluxe	• Iron Mountain	• Rayonier
• American Crystal Sugar	• Dentsply	• Irvine Company	• Revlon
• AMETEK	• Discovery Communications	• J.M. Smucker	• RF Micro Devices
• Ann Taylor Stores	• Donaldson	• Jack in the Box	• Rich Products
• Applera	• E.W. Scripps	• Jostens	• Safety-Kleen Systems
• Appleton Papers	• Endo Pharmaceuticals	• Kaman Industrial Technologies	• SAS Institute
• Arby’s Restaurant Group	• Equifax	• Kennametal	• Schreiber Foods
• Arysta LifeScience North America	• Exterran	• Kerzner International	• Scotts Miracle Gro
• Barr Pharmaceuticals	• Fleetwood Enterprises	• KLA-Tencor	• Sensata Technologies
• Beckman Coulter	• Flint Group USA	• Magellan Midstream Partners	• Shire Pharmaceuticals
• BIC	• G&K Services	• Makino	• Sigma-Aldrich
• Biogen Idec	• GATX	• Martin Marietta Materials	• Sirius Satellite Radio
• Bio-Rad Laboratories	• General Atomics	• Mary Kay	• Smith & Nephew
• Blyth	• GEO Group	• McClatchy	• Springs Global US
• Bob Evans Farms	• Getty Images	• MDS Pharma Services	• Stantec
• Bracco Diagnostics	• Greif	• Media General	• Steelcase
• Brady	• GTECH	• Metavante Technologies	• Stewart & Stevenson
• Burger King	• H.B. Fuller	• MetroPCS Communications	• TeleTech Holdings
• Carpenter Technology	• Harland Clarke	• Millipore	• Teradata
• CashNetUSA	• Hayes-Lemmerz	• Monaco Coach	• Terra Industries
• Catalent Pharma Solutions	• Hercules	• Mueller Water Products	• Thomas & Betts
• Celgene	• Herman Miller	• National Semiconductor	• Toro
• Cephalon	• HNI	• New York Times	• Tupperware
• Ceridian	• Hospira	• Noranda Aluminum	• Underwriters Laboratories
• Chesapeake	• Houghton Mifflin	• Nypro	• Uni-Select USA
• COACH	• Hunt Consolidated	• PerkinElmer	• Virgin Mobile USA
• Convergys	• IDEX	• PolyOne	• Vistar
• Crown Castle	• IMS Health	• Purdue Pharma	• Vulcan Materials
• Cubic	• International Flavors & Fragrances	• Quintiles	• Wendy’s International

In establishing its compensation programs, the Company evaluates the following from both peer groups data:

•	Base pay.

•	Total target cash compensation — the sum of base pay plus target annual bonus opportunity.

•	Total target direct compensation — the sum of base pay plus target annual bonus opportunity plus target long-term incentive opportunity.

The Compensation Committee believes that pay practices for executive officers should include pay elements, and a mix of pay elements, that are reflective of the two peer groups. Since executive compensation is correlated with a company’s annual revenue, the Company, in consultation with Towers Perrin, adjusts the compensation pay data of the two peer groups to take into account differences in revenue among companies using a statistical technique called “regression analysis.” Using this technique, for each executive officer position whose compensation is assessed and set by the Compensation Committee (or the full Board, in the case of the Chief Executive Officer), Towers Perrin produces a predicted level of each pay component that would be at the revenue adjusted 50th percentile of the compensation paid by the companies in the peer groups. This allows the Committee to compare each executive’s pay, both by pay component and in total, to the level of pay it should expect to pay at the market 50th percentile based on the Company’s annual revenue. The Company does not review pay levels at individual companies or the specific structure of other companies’ short- or long-term incentive plans. Instead, the Compensation Committee considers the predicted pay levels in both peer groups as an indication of market pay practice relating to each pay component and the relative mix among the pay components.

The Compensation Committee sets each component of executive officer compensation based on the predicted, revenue adjusted market 50th percentile pay levels for two reasons:

•	Benchmarking at the 50th percentile is consistent with the practice followed by a majority of companies.

•

Targeting base compensation levels at the 50th percentile allows the Company to place a higher proportion of the executive’s compensation at risk. The Company and the Compensation Committee believe this is consistent with the concept of “pay for performance.”

Market data is only one factor considered by the Company and the Compensation Committee in determining executive compensation. The Compensation Committee also considers other factors such as past and current pay levels, internal equity considerations and performance when setting compensation levels for each executive. Regarding the matter of internal equity considerations, the Compensation Committee, in the summer of 2007, performed a review of the relationship of compensation among the named executive officers and determined that any variation that might be considered a deviation from other companies’ norms is appropriate, defensible, and is within accepted norms for the Company.

The Compensation Committee also wants to ensure that each executive has a significant percentage of compensation “at risk.” Using the benchmark data and input from its own independent consultant as well as from Company management (primarily the Chief Executive Officer and the Vice President of Human Resources & Administration), the Compensation Committee allocates total target direct compensation among base salary, annual bonus and long-term incentive compensation. For 2008, the Chief Executive Officer’s base salary represented approximately 40% of total target cash compensation and approximately 17% of total target direct compensation. For the other named executive officers, their base salary represented between 50% and 67% of total target cash compensation and between 21% and 50% of total target direct compensation. Based on marketplace practices, combined with the Compensation Committee members’ collective experience, the Compensation Committee believes that this allocation of pay among base pay and short-term and long-term incentive compensation provides an appropriate incentive to achieve objectives set for the current year while also providing a significant incentive that requires the executives to make decisions that are intended to sustain attainment of business objectives over the longer term.

As part of the process for setting compensation, the Compensation Committee reviews “tally sheets” prepared for each of the executives. Tally sheets provide the Compensation Committee with detailed information, as of a given date, about each executive’s current compensation (including the value of any applicable benefit programs) and wealth accumulation, including the value of accrued and vested pay, such as shares of Company stock and vested stock options and other equity awards owned by the executive and the value of any vested retirement benefits provided by the Company, as well as pay and benefits triggered under a variety of employment termination scenarios. This provides additional context for the Compensation Committee in setting pay levels.

Determination of Amounts for Each Compensation Element

Base Salary

An executive’s base salary is determined based on an assessment of his or her performance as compared to their individual job responsibilities, the executive’s effectiveness in identifying and developing future management talent, and such other factors as the Chief Executive Officer or the Compensation Committee deems relevant for such executive, all of which are considered in relation to the predicted market 50th percentile base salary data for such position.

For all executive officers other than himself, the Chief Executive Officer recommends base salaries, which the Compensation Committee takes into consideration when making its determinations.

Similarly, the Company’s Chairman of the Board solicits input from each of the other directors regarding the Chief Executive Officer’s performance during the year. In executive session, the Chairman of the Board provides the Compensation Committee with a summary of the input received for further discussion. The Compensation Committee’s independent consultant reviews the annual executive compensation study for the Chief Executive Officer’s position. Based on these factors, the Compensation Committee determines the adjustments in the Chief Executive Officer’s base salary to recommend for approval by the full Board.

Annual Incentive

Payments under the Company’s annual incentive plan are tied to:

•	the Company’s level of achievement of (a) earnings before interest, taxes, depreciation and amortization (“EBITDA”) and (b) revenues, and

•	the executive’s individual performance.

The Company has selected the EBITDA and revenue measures because it believes that investors use them to evaluate the financial performance of the Company and because they also indicate the level of success with the Company’s strategy to de-lever, defend and grow. EBITDA is a common measure of profitability employed in the telecommunications and other capital-intensive industries. The Compensation Committee and the Board review and approve the calculations of EBITDA and revenues. In conjunction with such review, they may adjust the calculated result or goal amount to reflect a change in business direction, reallocation of Company resources or an unanticipated event.

For 2008, the Compensation Committee allocated the annual incentive targets as follows:

•	40% for attainment of the EBITDA goal

•	40% for attainment of the revenue goal

•	20% for individual performance

The EBITDA and revenue goals are assessed independently of each other and are scaled above and below their respective targets in the manner set out below.

Percentage of Criterion Achieved	Percentage of Target Incentive Goal	Percentage of Total Annual Incentive Paid
Below 95%	0%	0%
95%	50%	20%
100%	100%	40%
105%	150%	60%
120% or greater	200%	80%

As shown in the chart above, if a minimum percentage of the target goal for a criterion is not obtained, no portion of the executive’s annual incentive for that criterion is paid; if the minimum percentage is reached, 50% of the target incentive is paid; if the target goal is obtained, 100% of the target incentive is paid; and, if 120% or more of the target goal is obtained, 200% of the target incentive for that criterion is paid. For example, if 95% of the EBITDA target was reached, an executive would be paid 50% of the annual incentive target for the EBITDA goal or 20% (50% x 40%) of the executive’s total annual incentive target. Linear interpolation is used to determine payouts at achievement levels not set forth in the table.

The EBITDA and revenue results and targets for 2008, as adjusted by the Compensation Committee for changes in business direction or unanticipated events, were as follows:

•	Actual EBITDA was $481.1 million*, which was 99.2% of the target goal of $485.0 million.

•	Actual revenue was $1,403.0 million, which was 98.1% of the target goal of $1,430.0 million.

After the determination of the amount an executive has earned pursuant to the EBITDA and revenue criteria, the Compensation Committee then considers that executive’s individual performance. The Chief Executive Officer provides the Compensation Committee with his assessment of each executive officer’s individual performance. The Chief Executive Officer is given discretion by the Compensation Committee in assessing performance, but, in general, the Chief Executive Officer reviews, for each executive officer, the performance of the executive’s department, the quality of the executive’s advice and counsel on matters within the executive’s purview, qualitative peer feedback and the effectiveness of the executive’s communication with the organization and with the Chief Executive Officer on matters of topical concern. These factors are evaluated subjectively and are not assigned specific individual weight. The Chief Executive Officer then recommends an award for the individual performance-based portion of each other named executive officer’s annual incentive, which may generally range from 0% to 200% of the target award for such portion. For 2008, for the individual performance component, the Compensation Committee awarded 204% of target for Mr. Keating, 50% of target for Mr. Ross, 125% of target for Mr. Wilson and 150% for Mr. Wojtaszek.

The total amounts of annual incentives awarded for 2008 to the named executive officers, also shown in the Summary Compensation Table, are as follows:

Brian G. Keating	$141,625, or 110% of target

Brian A. Ross	$316,800, or 79% of target

Christopher J. Wilson	$145,539, or 94% of target

Gary J. Wojtaszek	$144,667, or 99% of Mr. Wojtaszek’s target award, prorated as of August 1, 2008, when he commenced employment with the Company

The Compensation Committee meets in executive session to consider Mr. Cassidy’s individual performance. The Compensation Committee evaluates the information obtained from the other directors concerning the Chief Executive Officer’s individual performance, based on a discussion led by the Chairman of the Board. Factors considered include succession planning, overall development of the Company leadership team and community involvement/relationships. The Compensation Committee has discretion in evaluating the Chief Executive Officer’s performance and may recommend to the full Board a discretionary increase or decrease to the Chief Executive Officer’s final incentive award as the Compensation Committee believes is warranted. The Compensation Committee recommended to the full Board that Mr. Cassidy be awarded a bonus for 2008 of $1,008,600, which was 104% of Mr. Cassidy’s target bonus for 2008. This bonus reflects the Company’s level of attainment of the revenue and EBITDA goals and the Compensation Committee’s and full Board’s assessment of Mr. Cassidy’s individual performance, which was 175% of target. The full Board approved the award.

*	EBITDA for bonus calculation purposes only.

Long-term incentives

Long-term incentives are intended to encourage the Company’s executives to focus on and achieve the long-term business goals of the Company. Additionally, long-term incentive awards also aid the development and retention of top management through share ownership and recognition of future performance. An executive’s realization of their long-term incentive means that the Company has also performed in accordance with its plan over a long-term period.

Although other forms of awards are possible, the Company’s long-term incentives consist principally of stock options and performance-based awards granted under the Company’s long-term incentive plan. The Compensation Committee has divided the total long-term incentives approximately equally between stock option grants and performance unit grants because such an allocation enables the Company to compensate executive management based upon a combination of stock price appreciation and operating results that are consistent with its long-term business strategy. Stock options directly align the executive’s interest with the shareholders’ interest because any actual realized value derived from stock options requires appreciation in the Company stock price, whereas performance units vest and are paid in common shares based upon and only after the attainment of specific business objectives over performance periods.

The total annual long-term incentive opportunity for each Named Executive Officer is established by the Compensation Committee in terms of dollars. For each type of award (options and performance units), a market competitive grant is determined by dividing the peer group benchmark value for equity awards by the binomial value of one option for the half of the award being made in options and the value of one performance unit for the other half being awarded in performance units, as developed for the Company by Towers Perrin. Other factors, such as the executive’s performance and any special significant accomplishments, are considered in determining the final number of options and performance units actually granted. Such grants in years prior to 2008 were based on an estimate of the expected price of the Company’s stock on the date of grant, but were not subject to any downward or upward adjustment based on the actual closing stock price on the date of grant. The Committee decided at the December 2008 meeting that such adjustments should be made in order to ensure that the dollar value of long-term incentive opportunity intended to be provided is actually granted. Final award grants are determined based on the dollar value of long-term incentive opportunity approved by the Compensation Committee and the actual closing price of the stock on the date such awards are granted.

The number of shares currently available under the 2007 Long Term Incentive Plan were substantially depleted primarily as a result of significant grants of shares to operational management under a special five year incentive plan approved by the Compensation Committee to drive growth in a key area of the business. That, combined with the large decline in the Company’s stock price as the general stock market dropped dramatically, made it apparent that there would be insufficient shares available to make timely equity grants, at the dollar value intended to be provided, to the executive officers in their normal form. Moreover, the plan also places a limit of 1,000,000 shares that may be granted to any one employee during a calendar year, which presented an additional challenge to the Compensation Committee and full Board with respect to the Chief Executive Officer. In order to overcome this, the Compensation Committee decided, at its regularly scheduled January 2009 meeting (the full Board in the case of the Chief Executive Officer), to use Stock Appreciation Rights (SARs) structured identically to stock options for the remaining portions of the awards normally granted in options, but which could not be awarded due to a lack of shares. SARs that are required to be settled in cash do not count toward the maximum number of shares that can be issued under the long term incentive plan during its life. However, the implicit shares used to determine the value of any SAR count toward the annual 1,000,000 share limit that may be granted to any one individual under the terms of the 2007 Long Term Incentive Plan. Given that the Chief Executive Officer’s 1,000,000 SAR grant (discussed on page 47) exhausted the shares available for calendar year 2009, and thus would provide no long-term incentive award with respect to the next three-year performance based plan cycle for the 2009-2011 period, the full Board approved the use of a dollar-based award for that plan cycle. In addition, in order to ensure that the dollar denominated target is aligned with shareholder interests, the Board also decided that any award earned by the Chief Executive Officer under the 2009-2011 period would be modified by the percentage change in the Company’s stock price as measured from the original date of grant on January 30, 2009, subject to a total award limitation of $5 million. Thus, for example, if the share price decreased by 10% during a measurement period, then the dollar award earned would be decreased by 10%. Conversely, if the price of the stock increased by 10% during a measurement period, then the dollar award earned would be increased by 10%.

Stock Options

The Company grants stock options with an exercise price equal to the fair market value of the Company’s common shares on the date of grant. The “fair market value” of the Company’s common shares on the date of grant is generally defined in the 2007 Long Term Incentive Plan as the closing price of the stock on the NYSE on the date of grant. To encourage executives to achieve the Company’s long-term goals, stock options generally vest over a three-year period with a percentage of the award vesting each year. Stock options cannot remain outstanding beyond a ten-year period. The Compensation Committee has a long-standing practice of making its annual grants of stock options at its December meeting.

The Compensation Committee (and in the case of the Chief Executive Officer, the full Board) grants stock option awards based upon a review of peer company practices and each executive’s performance (as well as the Chief Executive Officer’s recommendations concerning the other executives). Because of the small in-the-money value of prior years’ stock option grants, the Compensation Committee has not considered prior years’ grants in determining amounts of stock options granted. Thus, the actual option award to a named executive officer is a function of market data from the peer groups, the dollar value in long-term incentive approved by the Compensation Committee, the binomial value of one stock option on the actual date of grant, and the executive’s individual performance.

As noted in the preceding section, for this half of the executive officers’ 2009 long-term equity grants, a combination of stock options and SARs were used.

Performance Plan

Performance-based awards, which are paid in common shares, are based on the achievement of specific Company quantitative goals over a three-year performance period. Such awards are granted during the first quarter of each calendar year following finalization and approval by the full Board of the one-year, two-year cumulative and three-year cumulative financial goal(s) for the next three-year period. For the 2006 – 2008 performance period and subsequent three-year performance periods (for which the performance-based awards have consisted of and will consist of performance units), the Compensation Committee (and the full Board in the case of the Chief Executive Officer) established a criterion of adjusted free cash flow. To compute each executive’s performance plan attainment, the Company adds to or subtracts from reported free cash flow certain pre-established and non-recurring investment and financing cash flows. Additionally, the Compensation Committee or the Board may also adjust reported free cash flow for unanticipated items, reallocation of Company resources or changes in certain business objectives. The Compensation Committee and the full Board have selected adjusted free cash flow as the performance measure for performance-based awards because both believe that the Company’s ability to generate strong cash flow over a sustained period is the key to continuing its de-lever, defend and grow strategy over the next several years.

Using peer group data (along with the Chief Executive Officer’s recommendations for the other executives), the Compensation Committee makes performance unit grants to each executive other than the Chief Executive Officer and makes a recommendation to the full Board for performance unit grants for the Chief Executive Officer. The actual number of performance units granted is based on the long-term incentive dollar value approved by the Compensation Committee and the value of one share of stock on the date of grant. The threshold and target performance levels are the same for each of the named executive officers. For each performance cycle, actual adjusted free cash flow achieved must be at least 90% of the target goal in order to generate a threshold level payout equal to 75% of the target award for each executive.

As previously discussed, due to the depletion of available shares and the 1,000,000 share annual individual limit, it was determined to make the Chief Executive Officer’s target award, if achieved, payable in cash under the 2009 – 2011 performance plan cycle.

For the 2006 – 2008 cumulative period under the 2006 – 2008 performance cycle, the adjusted free cash flow target goal and result were, respectively, $499.0 million and $577.7 million, or 115.8% of the target goal. For the 2007 – 2008 cumulative period under the 2007 – 2009 performance cycle, the adjusted free cash flow target goal and result were, respectively, $256.0 million and $337.1 million, or 131.7% of the target goal. For the

2008 period under the 2008 – 2010 performance cycle, the adjusted free cash flow target goal and result were, respectively, $146.0 million and $171.2 million, or 117.3% of the target goal. See above for a discussion of how payment of these performance units was determined based on the percentage of target free cash flow results achieved during each measurement period of the three-year performance periods. The adjusted free cash flow target goal for the 2008 – 2009 cumulative period under the 2008 – 2010 performance cycle is $298.0 million. The three-year cumulative adjusted free cash flow target goals for the 2007 – 2009 and 2008 – 2010 performance cycles are $420.0 million and $518.0 million, respectively.

The Overall Compensation Package

The material on the foregoing pages sets forth an overview and explanation of the Company’s executive compensation philosophy and how it is put into practice. The Company and the Compensation Committee both believe that the central objective of effective compensation practice is to provide an appropriate and competitive mixture of base pay (the “fixed cost” of the program) and incentive compensation programs that promote achievement of current-year goals and longer-term business strategy in a way that is closely aligned with shareholder interests. Over time, short- and long-term objectives and strategies may change, and the Company and the Compensation Committee will make changes in the various elements of compensation that they believe are responsive to these changes.

The Company applies its compensation policies and related decision-making process to the Chief Executive Officer on the same basis as to the other named executive officers. Differences in pay levels for the Chief Executive Officer relative to the other named executive officers is reflective of the additional responsibility, knowledge, strategic judgment and leadership required of the Chief Executive Officer as compared to the other named executive officers. The Compensation Committee believes the Chief Executive Officer’s pay is reasonable when compared to market pay levels for other Chief Executive Officers at the revenue adjusted 50th percentile combined with the Committee’s assessment of the Chief Executive Officer’s performance. Further, as a percent of the telecommunications peer group “target” pay, the Chief Executive Officer’s pay is similar to that of the other named executive officers of the Company.

The Company believes that this compensation program has been effective in retaining key executive talent, driving attainment of its annual revenue and EBITDA goals, delivering sustained cash flow performance over multiple years and aligning executive rewards with the interests of shareholders.

Benefits

Senior executives participate in the same pension and savings plans as all other eligible salaried and certain non-union hourly employees. These include a qualified defined benefit plan with a nonqualified provision that applies to the extent that eligible earnings or benefits exceed the applicable Internal Revenue Code limits for qualified plans. The Company funds all contributions to this plan. In addition, the Chief Executive Officer is also covered under a nonqualified supplemental retirement plan, the Cincinnati Bell Pension Program (“SERP”), the benefits of which are payable by the Company. Provided Mr. Cassidy attains the age of 55 and has at least ten years of service upon his termination of employment, the SERP provides the Chief Executive Officer with a benefit equal to 50% of the average of the highest 36 months of his compensation during his last five years of employment. The calculated benefit is reduced for benefits payable from both the qualified defined benefit plan and the nonqualified provision within such plan. Benefits under the SERP are also reduced if Mr. Cassidy leaves the Company before the sum of his age and years of service total at least 75. The Company and the Compensation Committee have determined that it is unlikely that any new participants will be added to the SERP in the future. The pension plans are designed to provide a reasonable level of replacement income upon retirement and provide an incentive for executives to remain with the Company for a significant portion of their career. The executives, along with all other salaried employees, also participate in a 401(k) savings plan, which includes a Company matching contribution feature that vests 100% of such matching contributions in the employee’s account as they are made to the plan.

The value of the Company’s retirement programs is not considered in any of the compensation decisions made with respect to other elements of named executive officer compensation. This is because the Company believes that the alignment of the interests of executives and shareholders is most effectively accomplished through its short- and long-term incentive compensation programs, and because survey data used for benchmarking focuses on short-term and long-term incentive compensation programs, rather than retirement programs. In addition, long-term incentives do not play a role in determining retirement benefits.

Each executive participates in a broad set of other benefit plans and programs, including medical, dental, vision, life and short- and long-term disability plans and home telephone service price discount programs, on the same basis as all other salaried employees. In addition, each executive is provided with a “cafeteria-style” flexible perquisite program pursuant to which the executive has available as an annual allowance ($35,000 for Mr. Cassidy; $23,000 for Messrs. Ross and Wojtaszek and $13,000 for Messrs. Keating and Wilson) that the executive can use to defray expenses in connection with a wide variety of benefits, such as tax and financial planning and automobile costs. In addition, each of the executives has an additional $3,000 annual allowance that is available to help pay for the cost of an annual executive physical examination. The executives do not receive any amounts of these annual allowances that are not used to obtain the services or products covered by the flexible perquisite program, nor are they grossed up for any related income tax liability. The Company provides the flexible perquisite program in order to be competitive with marketplace practice. The Company and the Compensation Committee believe the current program is modest and reasonable. See page 54 for a more detailed discussion of this program and the benefits covered by it.

The Company believes that the various benefit plans and programs provided are consistent with predominant U.S. employment practices and are necessary to attract and retain executive talent.

2009 Named Executive Officer Compensation

The Compensation Committee established 2009 compensation for the Named Executive Officers at its regularly scheduled December 2008 meeting using the principles and process described above. The assessment of each executive’s performance was detailed and both objective and subjective. Their existing total compensation opportunity was compared to the predicted 50th percentile of market pay for executives in similar positions in both peer groups, the telecommunications group and the general industry group, after adjusting for differences in annual revenues among the companies. Their compensation is based on both the Company’s performance as well as each executive’s personal performance and is designed to be aligned with the existing business strategies to de-lever, defend and grow the Company.

Mr. Cassidy reviewed each element of each executive’s total compensation opportunity — base salary, annual bonus and long-term incentive compensation — with the Compensation Committee. In addition, the Compensation Committee reviewed a tally sheet showing the value or cost of participation in the Company’s various benefits, retirement and perquisite plans for each named executive officer.

Based on the principles previously discussed, Mr. Cassidy recommended, and the Compensation Committee approved, the following compensation for 2009:

Base Salary:

•	Mr. Ross’s salary remains unchanged since his appointment to Chief Operating Officer on July 3, 2008 at $425,000, which is 93% of the peer group benchmark.

•	Mr. Wojtaszek’s salary remains unchanged at $350,000, which is 88% of the peer group benchmark.

•	Mr. Keating’s salary remains unchanged at $257,500, which is 94% of the peer group benchmark.

•	Mr. Wilson’s salary remains unchanged at $309,000, which is 90% of the peer group benchmark.

Annual Bonus Target:

•	Mr. Ross’s target bonus remains unchanged at 100% of base salary, which is 137% of the peer group benchmark.

•	Mr. Wojtaszek’s target bonus remains unchanged at 100% of base salary, which is 146% of the peer group benchmark.

•	Mr. Keating’s target bonus remains unchanged at 50% of base salary, which is 103% of the peer group benchmark.

•	Mr. Wilson’s target bonus was increased from 50% to 65% of base salary, which is 122% of the peer group benchmark.

Long-Term Incentives:

•

Mr. Wojtaszek was granted a nonqualified stock option for 200,000 common shares upon his commencement of employment on August 1, 2008. For the 2009 fiscal year, Mr. Wojtaszek was granted 264,728 performance units (at target) with respect to the 2009-2011 performance period in January 2009, a nonqualified stock option for 324,324 common shares in December 2008, and another 76,989 nonqualified stock options and 130,363 SARs in January 2009. Mr. Wojtaszek’s total 2009 opportunity is equal to 116% of the peer group benchmark.

•

For the 2008 fiscal year, Mr. Keating was granted 38,201 performance units (at target) with respect to the 2008-2010 performance period in January 2008 and a nonqualified stock option for 50,000 common shares in December 2007. For the 2009 fiscal year, Mr. Keating was granted 73,370 performance units (at target) with respect to the 2009-2011 performance period in January 2009, a nonqualified stock option for 100,000 common shares in December 2008 and another 16,826 nonqualified stock options and 28,492 SARs in January 2009. Mr. Keating’s total 2008 opportunity was equal to 122% of the benchmark and his total 2009 opportunity is equal to 107% of the peer group benchmark.

•

For the 2008 fiscal year, Mr. Ross was granted 191,007 performance units (at target) with respect to the 2008-2010 performance period in January 2008 and a nonqualified stock option for 250,000 common shares in December 2007. For the 2009 fiscal year, Mr. Ross was granted 265,719 performance units (at target) with respect to the 2009-2011 performance period in January 2009, a nonqualified stock option for 362,162 common shares in December 2008 and another 60,938 nonqualified stock options and 103,185 SARs in January 2009. Mr. Ross’s total 2008 opportunity was equal to 184% of the benchmark and his total 2009 opportunity is equal to 77% of the peer group benchmark.

•

For the 2008 fiscal year, Mr. Wilson was granted 63,669 performance units (at target) with respect to the 2008-2010 performance period in January 2008 and a nonqualified stock option for 100,000 common shares in December 2007. For the 2009 fiscal year, Mr. Wilson was granted 201,272 performance units (at target) with respect to the 2009-2011 performance period in January 2009, a nonqualified stock option for 210,810 common shares in December 2008 and another 74,495 nonqualified stock options and 126,140 SARs in January 2009. Mr. Wilson’s total 2008 opportunity was equal to 119% of the benchmark and his total 2009 opportunity is equal to 106% of the peer group benchmark.

The Compensation Committee then met in executive session with only its independent outside consultant present to determine the amount of Mr. Cassidy’s compensation elements for 2009. The consultant presented the market pay levels for each component of pay and responded to questions asked by the Compensation Committee. The Compensation Committee, following discussions and deliberations, prepared and presented its recommendations for approval by the full Board, which recommendations were approved.

2009 Chief Executive Officer Compensation

The Compensation Committee focused its deliberations primarily on the following factors in determining Mr. Cassidy’s compensation:

•	The objectives of the Company’s compensation programs;

•	The compensation of other chief executive officers in the two study company peer groups;

•	The overall results achieved by the Company in a highly competitive market environment; and

•	Mr. Cassidy’s personal performance, including succession planning and his personal involvement in community affairs in the greater Cincinnati area.

As a result of the data and deliberations, the Compensation Committee recommended, and the full Board approved, the following 2009 compensation for Mr. Cassidy:

•	Base Salary — Mr. Cassidy’s salary remained unchanged at $645,000, which is 82% of the peer group benchmark.

•	Annual Bonus Target — Mr. Cassidy’s annual target bonus remains at 150% of base salary, which is 127% of the peer group benchmark. Mr. Cassidy became CEO in July 2003 and his salary was adjusted effective January 1, 2004 to its present level and has remained unchanged. Mr. Cassidy’s total cash compensation, which is the sum of his base salary plus annual target bonus, is 104% of the peer group benchmark.

•

Long-Term Incentives — For the 2008 fiscal year, Mr. Cassidy was granted 317,955 performance units (at target) with respect to the 2008-2010 performance period in January 2008 and a nonqualified stock option for 559,355 common shares in December 2007. For the 2009 fiscal year, Mr. Cassidy’s nonqualifed stock option grant in December 2008 was limited to 680,000 shares due to the 1,000,000 annual individual share limit. In January 2009, Mr. Cassidy was granted a $1,329,904 target award with respect to the 2009-2011 performance period and 1,000,000 SARs with the same terms and conditions as regular nonqualified stock option grants. Mr. Cassidy’s total 2008 opportunity was equal to 105% of the peer group benchmark and his total 2009 opportunity is equal to 112% of the peer group benchmark.

The Company is requesting shareholder approval for additional shares of stock to be made available for issuance under the 2007 Long Term Incentive Plan. If such approval is given, any SARs exercised and any performance units earned under the 2009 – 2011 performance plan will be required to be settled in shares. If shareholders do not approve the additional share request, the SARs and performance units will be required to be settled in cash.

Miscellaneous Items

Stock Ownership Guidelines

The Compensation Committee recognizes that executive stock ownership is an important means of aligning the interests of the Company’s executives with those of its shareholders. To that end, the Compensation Committee has established the following stock ownership guidelines:

•	Chief Executive Officer — 3 times base salary (as adjusted each year)

•	Other named executive officers — 1.5 times base salary (as adjusted each year)

Since the personal situation of each executive may vary, the Compensation Committee has not set a specific period of time in which the ownership level must be achieved, but does expect each executive to make measurable progress on a year-over-year basis as evidenced by the number of shares owned multiplied by the fair market value of the Company’s stock. Aside from the Company’s actual performance from one year to the next, the price of the Company’s stock may vary due to the general condition of the economy and the stock market. Therefore, the Compensation Committee may measure an executive’s progress more on the basis of the year-over-year increase in the number of shares owned than the overall market value of the shares owned in relation to the executive’s ownership goal. For purposes of measuring ownership, only shares owned outright by the executive (including shares owned by the executive’s spouse or dependent children and shares owned through the Company’s savings plan or deferred compensation plan) are included. Shares represented by unvested stock options or any other form of equity for which some condition remains to be completed before the executive earns a right to and receives the shares (except for shares that have been electively deferred to a future date) are not counted in determining the executive’s level of ownership.

As of March 2, 2009, Mr. Cassidy owned shares valued at approximately 86% of his ownership target; Mr. Ross achieved approximately 74% of his ownership goal; Mr. Wojtaszek, who joined the Company on August 1, 2008, has not achieved any of his ownership goal; Mr. Keating achieved approximately 38% of his ownership goal; and Mr. Wilson achieved approximately 47% of his ownership goal. The major decline in the stock market, including the price of Cincinnati Bell’s stock, significantly affected the percentage of share ownership achieved for each of the executive officers of the Company. Excluding Mr. Wojtaszek, the actual number of shares owned by each executive officer increased during 2008.

Employment Agreements and Severance and Change-in-Control Payments and Benefits

The Company generally enters into employment agreements with the Named Executive Officers for several reasons. Employment agreements give the Company the flexibility to make changes in key executive positions with or without a showing of cause, if terminating the executive is determined by the Company or the Board to be in the best interests of the Company. The agreements also minimize the potential for litigation by establishing separation terms in advance and requiring that any dispute be resolved through an arbitration process. The severance and change-in-control payments and benefits provided under the employment agreements and described in more detail beginning on page 62 were important to ensure the retention of Mr. Cassidy and the other Named Executive Officers at the time they were promoted to their present positions and are important to their continued retention. The payments and benefits are comparable to the payments and benefits to which the executives’ predecessors in office were entitled and to the payments and benefits provided by other companies to employees in similar positions. The Company considers the employment agreements to be especially important in situations involving a possible change in control because they provide the executives with sufficient compensation and clarity of terms in such a situation. Thus, the executives are able to devote their full attention to fairly evaluate the potential transaction and its benefit to the Company and its shareholders rather than being distracted by the transaction’s possible effect on their personal employment situations. Because these potential payments are triggered under very specific circumstances, such payments are not considered in setting pay for other elements of executive compensation.

Adjustments and Recovery of Award Payments

The Company is subject to the requirements of Section 304 of the Sarbanes Oxley Act. Therefore, if the Company were required to restate its financial results due to any material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, it would act promptly to recover from the Chief Executive Officer and Chief Financial Officer any bonus or other incentive-based or equity-based compensation received during the 12-month period following the date the applicable financial statements were issued and any profits from any sale of securities of the Company during that 12-month period.

Compensation Limitation

Section 162(m) of the Internal Revenue Code generally limits to $1,000,000 the available deduction to the Company for compensation paid to any of the Company’s executive officers, except for performance-based compensation that meets certain technical requirements. Although the Compensation Committee considers the anticipated tax treatment to the Company of its compensation payments, the Compensation Committee has determined that it will not necessarily seek to limit executive compensation to that deductible under Section 162(m) of the Internal Revenue Code.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation of any person who served as the principal executive officer (John F. Cassidy) or principal financial officer (Gary J. Wojtaszek and his predecessor, Brian A. Ross) during the year ended December 31, 2008, and the three most highly compensated persons who served as executive officers (Brian A. Ross, Brian G. Keating, Christopher J. Wilson) during the year ended December 31, 2008 (collectively, the “Named Executive Officers”):

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($) (a)		Option Awards ($) (c)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($) (d)	All Other Compensation ($) (e)	Total ($)
John F. Cassidy	2008	645,000	1,008,600		1,713,976		936,404	1,152,712	49,986	5,506,678
President and Chief Executive Officer	2007	645,000	1,110,160		2,598,445		398,303	906,383	41,752	5,700,043
	2006	645,000	887,004		1,232,087		54,164	870,473	37,459	3,726,187

Gary J. Wojtaszek (f)	2008	134,615	244,667	(g)	—		37,896	4,413	246,128	667,719
Chief Financial Officer

Brian A. Ross (f)	2008	398,077	316,800		654,820		248,016	82,695	32,000	1,732,408
Chief Operating Officer	2007	375,000	511,500		535,065		121,549	65,696	31,625	1,640,435
	2006	350,000	345,695		220,211	(b)	9,050	48,990	31,400	1,005,346

Brian G. Keating	2008	257,500	141,625		176,770		140,399	55,733	28,212	800,239
Vice President, Human Resources & Administration	2007	250,000	164,250		286,357		76,516	51,792	22,766	851,681

Christopher J. Wilson	2008	309,000	145,539		286,901		111,112	22,793	22,000	897,345
Vice President, General Counsel and Secretary	2007	300,000	189,600		352,074		59,661	25,856	17,761	944,952
	2006	250,000	126,500		144,043	(b)	4,525	18,905	20,148	564,121

(a)	The 2008 stock awards for each of the named executives represent the 2008 portion of FAS 123(R) expense accrued for the 2006 — 2008 performance cycle, the 2007 — 2009 performance cycle and the 2008 — 2010 performance cycle based on free cash flow results through 2008 for the respective periods.

The 2007 stock awards for each of the named executives represent the 2007 portion of FAS 123(R) expense accrued for the 2005 — 2007 performance cycle, the 2006 — 2008 performance cycle and the 2007—2009 performance cycle based on free cash flow results through 2007 for the respective periods.

The 2006 stock awards for each of the named executives represent the 2006 portion of FAS 123(R) expense accrued for the 2005 — 2007 performance cycle and the 2006 — 2008 performance cycle based on free cash results through 2006 for the respective periods.

The expense was based on both the actual payouts earned and payouts expected to be earned for periods in which the Company believes it is probable the performance conditions will be achieved. The expense was based on the fair market value of the Company’s stock on the date the grants were first made: March 27, 2006 at $4.285 per share, in the case of the 2006 — 2008 performance cycle; January 26, 2007 at $4.73 per share, in the case of the 2007 — 2009 performance cycle and January 25, 2008 at $3.81 per share, in the case of the 2008 — 2010 performance cycle. For further discussion of these awards, see Note 13 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.
(b)	The values also reflect the FAS 123(R) expense the Company recorded in 2006 related to time-based restricted stock awards granted to Messrs. Ross and Wilson on February 5, 2004 and vesting on February 5, 2006. For a discussion of valuation assumptions and methodology, see Note 13 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.
(c)	The values reflect the FAS 123(R) expense the Company recorded related to stock options granted to Messrs. Cassidy, Wojtaszek, Ross, Keating, and Wilson on December 5, 2008, stock options granted in both December 2007 and 2006 to Messrs. Cassidy, Ross, Keating and Wilson, and the January 27, 2006 grant to Mr. Cassidy. For a discussion of valuation assumptions and methodology, see Note 13 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008. The actual stock option grants for the 2008 fiscal year are shown in the Grants of Plan-Based Awards table on page 51.
(d)

The amounts shown in this column in 2008 for each of the executives and in 2007 for Messrs. Cassidy, Ross, Keating and Wilson and in 2006 for Messrs. Cassidy, Ross and Wilson represent the one-year increase in the value of their qualified defined benefit plan and nonqualified excess plan for 2008, 2007 and 2006, respectively, projected forward to age 65 for each executive with interest credited at 3.5% which is the rate a terminated participant would be given and then discounted back to the respective year at the discount rate (6.25% for 2008, 6.20% for 2007 and 5.75% for 2006) required under FAS 87. Mr. Cassidy’s total increase also includes $954,765 in 2008, $722,311 in 2007 and $505,000 in 2006, which represents the respective yearly changes in the actuarial present value of his accumulated benefit under the SERP. Mr. Cassidy’s total increase in 2006 also includes $203,000 which represents the change in actuarial present value of the accumulated benefit for a contractual retirement benefit in his employment agreement. None of the executives receive any preferential treatment under the Company’s retirement plans.

(e)	The table below shows the components of the “All Other Compensation” column.

Name	Year	401(k) Match ($)	Flexible Perquisite Program Reimbursements ($) (1)	Relocation Expenses ($) (2)	Total “All Other Compensation” ($)
John F. Cassidy	2008	9,000	40,986	—	49,986
	2007	8,800	32,952	—	41,752
	2006	8,400	29,059	—	37,459

Gary J. Wojtaszek	2008	3,231	5,750	237,147	246,128

Brian A. Ross	2008	9,000	23,000	—	32,000
	2007	8,800	22,825	—	31,625
	2006	8,400	23,000	—	31,400

Brian G. Keating	2008	9,000	19,212	—	28,212
	2007	8,717	14,049	—	22,766

Christopher J. Wilson	2008	9,000	13,000	—	22,000
	2007	1,761	16,000	—	17,761
	2006	7,233	12,915	—	20,148

(1)	For more detail about the Company’s Flexible Perquisite Reimbursement Program, see the discussion in the Compensation Disclosure and Analysis on page 45. The following program benefits were utilized by the executives in 2008: Mr. Cassidy — automobile allowance, legal/financial planning fees, club dues and life insurance premiums; Mr. Wojtaszek — automobile allowance; Mr. Ross — automobile allowance, club dues, life insurance premiums and legal/financial planning fees; Mr. Keating — automobile allowance, life insurance premiums and legal/financial planning fees; and Mr. Wilson — automobile allowance, club dues, life insurance premiums and legal/financial planning fees.

As described on page 54, each executive is provided an annual allowance to use in connection with participation in the Company’s Flexible Perquisite Program. The amounts for Messrs. Cassidy and Keating for 2008 in the table above are greater than their respective annual allowance for 2008 because such amounts include the reimbursement in 2008 for expenses incurred in 2007 and, in the case of Mr. Keating, a reimbursement related to a physical examination in 2008. The Company applied the expense incurred in 2007 but reimbursed in 2008 against the 2007 annual allowance. The amounts for Mr. Keating for 2007 in the table above are greater than their respective annual allowances for 2007 because such amounts include the reimbursement in 2007 for expenses incurred in 2006 and, in the case of Mr. Wilson, a reimbursement related to a physical examination. The Company applied the expenses incurred in 2006 but reimbursed in 2007 against the 2006 annual allowances.

(2)	Includes amounts paid for moving Mr. Wojtaszek’s household goods and personal effects as well as costs related to the acquisition and maintenance of his former residence, which was not sold as of December 31, 2008.

(f)	On July 3, 2008, the Board of Directors appointed Gary J. Wojtaszek to the position of Chief Financial Officer, effective August 1, 2008, and also promoted Brian A. Ross, the former Chief Financial Officer, to the position of Chief Operating Officer. Mr. Ross’s salary also increased from $375,000 to $425,000 per year.
(g)	Amount includes $100,000 related to a signing bonus awarded to Mr. Wojtaszek on his date of hire, August 1, 2008.

Grants of Plan-Based Awards

The following table sets forth information concerning option grants to the Named Executive Officers during the year ended December 31, 2008 as well as estimated future payouts under cash incentive plans:

Grants of Plan-Based Awards in 2008 Fiscal Year

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards (b)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#) (c)	Exercise or Base Price of Option Awards ($/Sh)	Closing Price of Company Shares on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (d)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John F. Cassidy	01/25/08	—	—	—	238,466	317,955	476,933	—	—	—	—	1,817,115
	12/5/08	—	—	—	—	—	—	—	680,000	1.67	1.67	388,076
		484,000	968,000	1,936,000	—	—	—	—	—	—	—	—

Gary J. Wojtaszek(e)	08/1/08	—	—	—	—	—	—	—	200,000	3.75	3.75	235,840
	12/5/08	—	—	—	—	—	—	—	324,324	1.67	1.67	185,092
		72,917	145,833	291,666	—	—	—	—	—	—	—	—

Brian A. Ross(f)	01/25/08	—	—	—	143,255	191,007	286,511	—	—	—	—	1,091,607
	12/5/08	—	—	—	—	—	—	—	362,162	1.67	1.67	206,686
		200,000	400,000	800,000	—	—	—	—	—	—	—	—

Brian A. Keating	01/25/08	—	—	—	28,651	38,201	57,302	—	—	—	—	218,321
	12/5/08	—	—	—	—	—	—	—	100,000	1.67	1.67	57,070
		64,375	128,750	257,500	—	—	—	—	—	—	—	—

Christopher J. Wilson	01/25/08	—	—	—	47,752	63,669	95,504	—	—	—	—	363,870
	12/5/08	—	—	—	—	—	—	—	210,810	1.67	1.67	120,309
		77,250	154,500	309,000	—	—	—	—	—	—	—	—

(a)	The Compensation Committee (the full Board in the case of the Chief Executive Officer) sets each executive’s target annual incentive. Each executive’s annual incentive is based 40% on revenue, 40% on EBITDA and 20% on individual performance. Each criterion is measured and paid independent of the other criteria. If the Company attains both its revenue and EBITDA goals and the Committee (the full Board in the case of the Chief Executive Officer) determines an executive’s individual performance meets their expectation for target, then the executive would be paid their target award. If the Company attains at least 95% of its revenue or EBITDA goal, then a threshold award will be paid to the executive, which is equal to 50% of the executive’s target bonus for that particular criterion. If the Company attains 120% of its revenue or EBITDA goal, then a maximum award will be paid to the executives which is generally equal to 200% of the executive’s target bonus for that particular criterion. The Committee may elect to award the executive generally between 0% and 200% for the executive’s individual performance criterion, based on the Chief Executive’s assessment of the executive’s performance (the full Board in the case of the Chief Executive Officer). Incentive awards are interpolated for revenue and EBITDA attainment between 95% and 120% of goal attainment. For more detail about the annual incentive program for the executive officers, see the discussion in the Compensation Disclosure and Analysis beginning on page 40.
(b)

The Company granted performance units to each of the executives named above. If the Company achieves 100% of the cumulative three-year free cash flow goal for the 2008 — 2010 performance period, each of the executives will be awarded their target units and paid in shares of common stock. If the Company achieves 90% of the cumulative three-year free cash flow goal, each of the executives will be awarded units equal to 75% of their original target unit grant. If the Company’s cumulative three-year free cash flow is 110% or more of the cumulative three-year goal, each of the executives will be awarded units equal to 150% of the original target unit grant. Incentive awards are interpolated for attainment between 90% and 110% of goal. The fair market value of one unit is equivalent to one share of common stock and, as required under the Cincinnati Bell Inc. 2007 Long Term Incentive Plan, is determined by the closing price of the Company’s stock on the NYSE on the date of grant. The closing price of the Company’s common shares on the NYSE on January 25, 2008 was $3.81.

(c)	The material terms of the options granted are: grant type — non-incentive; exercise price — fair market value of common stock on grant date; vesting — 28% on the first anniversary of the original grant date and thereafter at the rate of 3% per month for the next 24 months; term of grant — 10 years; termination — except in the case of death, disability or retirement, any unvested options will be cancelled 90 days following termination of employment.
(d)	For amounts related to option awards, the amounts set forth in this column represent the amount that will be expensed by the Company over the vesting period. The grant date fair value was determined using the Black-Scholes option-pricing model. For amounts related to stock awards, the amounts set forth in this column represent the expense the Company may record over the next three years assuming the maximum number of shares are earned and the executive remains with the Company through the applicable vesting dates. The grant date fair value was $3.81 as determined on the date of grant, January 25, 2008. For further discussion of assumptions and valuation, refer to Note 13 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.
(e)	Amount to be paid as a non-equity incentive plan award represents pro-rated amount based on his date of hire, August 1, 2008.
(f)	Amount to be paid as a non-equity incentive plan award reflects a pro-rated amount due to his salary increase from $375,000 to $425,000 in July 2008 when he was promoted to Chief Operating Officer.

Discussion of Summary Compensation Table and Grants of Plan-Based Awards

Employment Agreements

During 2008, all of the Named Executive Officers were employed pursuant to agreements with the Company. Each employment agreement sets forth, among other things, the Named Executive Officer’s base salary, bonus opportunities, entitlement to participate in the Company’s benefit and pension plans and to receive equity awards and post-termination benefits and obligations. Each of the Named Executive Officer’s employment agreements were amended and restated effective as of January 1, 2009, to comply with statutory requirements under Section 409A and Section 162(m) of the Internal Revenue Code, and did not materially impact the value of any payments that might become due if the executive’s employment was terminated.

Mr. Cassidy’s employment agreement, which was amended and restated effective as of January 1, 2009, provides for the employment and retention of Mr. Cassidy for a one-year term subject to automatic one-year extensions. Mr. Cassidy’s employment agreement provides for a minimum base salary of $645,000 per year, a minimum bonus target of $968,000 per year and a nonqualified supplemental retirement plan.

Mr. Cassidy’s nonqualified supplemental retirement plan benefit has vested and is equal to the portion of his accrued pension under the Cincinnati Bell Management Pension Plan that is attributable to his first ten years of service. Mr. Cassidy’s supplemental pension shall be paid to him (or his estate if his employment terminates by reason of his death) in a single lump sum within thirty days after the earlier of six months after his termination date or the date of his death.

Mr. Wojtaszek’s employment agreement, which was amended and restated effective as of January 1, 2009, provides for the employment and retention of Mr. Wojtaszek for a one-year term subject to automatic one-year extensions. Mr. Wojtaszek’s employment agreement provides for both a minimum base salary and a minimum bonus target of $350,000 per year.

Mr. Ross’s employment agreement, which was amended and restated effective as of January 1, 2009, provides for the employment and retention of Mr. Ross for a one-year term subject to automatic one-year extensions. Mr. Ross’s employment agreement provides for a minimum base salary and a minimum bonus target of $425,000 per year.

Mr. Keating’s employment agreement, which was amended and restated effective as of January 1, 2009, provides for the employment and retention of Mr. Keating for a one-year term subject to automatic one-year extensions. Mr. Keating’s employment agreement provides for a minimum base salary of $257,500 per year and a minimum bonus target of $128,750 per year.

Mr. Wilson’s employment agreement, which was amended and restated effective as of January 1, 2009, provides for the employment and retention of Mr. Wilson for a one-year term subject to automatic one-year extensions. Mr. Wilson’s employment agreement provides for a minimum base salary of $309,000 per year and a minimum bonus target of $200,850 per year.

Each of the Named Executive Officers participates in the Cincinnati Bell Management Pension Plan (the “Management Pension Plan”), which contains both a qualified defined benefit plan, and a nonqualified excess benefit plan (the provision for this excess benefit is contained in the qualified defined benefit pension plan document), which applies the same benefit formula to that portion of the base wages and annual bonus payment that exceeds the maximum compensation that can be used in determining benefits under a qualified defined benefit pension plan. All salaried employees of the Company participate in the Management Pension Plan on the same basis with benefits being earned after a three-year cliff-vesting period. Covered compensation for purposes of calculating benefits include base wages — including any applicable overtime wages paid — plus annual bonus payments. Upon separation from employment, vested benefits are payable either as a lump-sum, a single life annuity or, for married participants, a 50% joint and survivor, which provides a reduced benefit for the employee in order to provide a benefit equal to 50% of that amount if the employee dies before his/her spouse. The Management Pension Plan is described in further detail beginning on page 59.

Mr. Cassidy is also covered under a nonqualified Cincinnati Bell Pension Program (“SERP”). The SERP provides covered participants with a benefit equal to 50% of their average monthly compensation, which is the average monthly compensation for the highest thirty-six month period during the participant’s last five years of employment, less an offset for any benefits payable from the qualified and nonqualified provisions of the

Management Pension Plan and the participant’s projected age 65 social security benefit. Benefits are reduced 2.5% per point for age and service to the extent the sum of the participant’s age plus years of service equals less than 75. Participants are also provided with an additional payment equal to their estimated age 62 social security benefit until they reach age 62. Benefits are normally payable as an annuity — either single life or 50% joint and survivor for married participants — or as a 15-year installment. Under the terms of the Program, a participant must be at least age 55 and have attained at least 10 years of service to be vested in their benefit.

Each of the employment agreements also provide for severance payments upon termination of employment as a result of death or disability, termination by the Company without cause or termination upon a change of control. The payments to the Named Executive Officers upon termination or a change in control are described on page 62.

Long-term Incentives

The Compensation Committee has divided the total long-term incentives granted to the Named Executive Officers approximately equally between stock appreciation awards (i.e., stock options and SAR grants) and performance unit grants because such an allocation (i) prevents an excessive portion of long-term compensation being aligned solely on the achievement of stock price appreciation and (ii) provides an equivalent opportunity for an executive to be rewarded based on the Company achieving its more objective quantitative operating results that are consistent with its long-term business strategy. The long-term incentives granted to the Named Executive Officers are discussed in the Compensation Discussion and Analysis on page 42.

Other Benefits

Each Named Executive Officer is eligible to participate in the Cincinnati Bell Inc. Flexible Perquisite Reimbursement Program and to receive the Company’s matching contribution under the qualified defined contribution plan in which all salaried employees of the Company are eligible to participate. The flexible perquisite program provides each eligible executive with an annual allowance (Mr. Cassidy — $35,000, Mr. Wojtaszek — $23,000, Mr. Ross — $23,000, Mr. Keating — $13,000, and Mr. Wilson — $13,000) that may be used to cover a variety of expenses, including:

•	automobiles (up to 60% of their annual allowance),

•	tax planning and preparation,

•	financial and estate planning,

•	legal fees (excluding legal fees incurred in connection with an action against the Company),

•	additional life and disability insurance that the executive may maintain on himself or herself,

•	initiation fees and monthly dues in connection with social clubs,

•	installation and monthly fees for home security,

•	adoption fees,

•	purchase of software designed to provide or assist with tax planning/preparation, and

•	financial, estate and legal planning/documents.

Executives must pay first for eligible services and submit an invoice and evidence of payment in order to be reimbursed. In addition, the Company believes these executives should have annual, extensive physical examinations and, to encourage the executive to do so, provides an additional amount equal to $3,000 annually exclusively to defray the cost of such physical exams. This additional amount may not be used for any other purpose. Executives may submit requests for reimbursements for any given year until March 31 of the year following the year in which the expense was incurred. Any unused amounts, both the annual allowance and the additional amount for executive physicals, may not be carried over to the next year and are forfeited by the executive.

Salary and Cash Incentive Awards in Proportion to Total Compensation

Proportionately, the approximate percentage of total compensation in 2008 for each named executive represented by the sum of their salary plus bonus is as follows: Mr. Cassidy — 30%, Mr. Wojtaszek — 57%, Mr. Ross — 41%, Mr. Keating — 50%, and Mr. Wilson — 51%.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning options and other equity awards held by the Named Executive Officers at December 31, 2008:

Outstanding Equity Awards at 2008 Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date (a)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (b)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (c)
John F. Cassidy		—	—
	57,300	—		16.75	1/4/2009
	20,000	—		18.6875	8/20/2009
	200,000	—		16.7813	9/17/2009
	15,000	—		35.9688	1/3/2010
	400,000	—		23.5313	5/23/2010
	80,000	—		22.8438	1/2/2011
	400,000	—		9.645	12/4/2011
	600,000	—		3.48	12/5/2012
	801,000	—		5.655	12/4/2013
	666,100	—		3.70	12/3/2014
	425,000	—		3.995	12/1/2015
	82,450	2,550		3.49	1/27/2016
	367,584	206,766		4.735	12/8/2016
	156,620	402,735		4.91	12/7/2017
	—	680,000		1.67	12/5/2018	—	—	990,008	1,910,714

Gary J. Wojtaszek	—	200,000		3.75	8/1/2018
	—	324,324		1.67	12/5/2018	—	—	—	—

Brian A. Ross	400	—	—	18.3438	1/4/2009
	15,000	—		17.50	9/13/2009
	25,000	—		35.9688	1/3/2010
	20,000	—		22.8438	1/2/2011
	5,000	—		16.425	9/5/2011
	25,000	—		9.645	12/4/2011
	60,000	—		3.48	12/5/2012
	61,000	—		5.655	12/4/2013
	300,000	—		5.57	1/29/2014
	150,000	—		3.70	12/3/2014
	150,000	—		3.995	12/1/2015
	128,000	72,000		4.735	12/8/2016
	70,000	180,000		4.91	12/7/2017
	—	362,162		1.67	12/5/2018	—	—	408,386	788,184

Brian G. Keating	8,150	—	—	16.75	1/4/2009
	8,000	—		35.9688	1/3/2010
	6,200	—		24.7813	6/26/2010
	8,000	—		22.8438	1/2/2011
	1,000	—		16.425	9/5/2011
	8,500	—		9.645	12/4/2011
	51,000	—		5.655	12/4/2013
	50,000	—		3.995	12/1/2015
	32,000	18,000		4.735	12/8/2016
	14,000	36,000		4.91	12/7/2017
	—	100,000		1.67	12/5/2018	—	—	109,802	211,917

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date (a)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (b)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (c)
Christopher J. Wilson	8,000	—	—	16.75	1/4/2009
	8,000	—		35.9688	1/3/2010
	7,250	—		22.8438	1/2/2011
	1,000	—		16.425	9/5/2011
	7,400	—		9.645	12/4/2011
	20,000	—		3.48	12/5/2012
	51,000	—		5.655	12/4/2013
	75,000	—		3.70	12/3/2014
	77,400	—		3.995	12/1/2015
	64,000	36,000		4.735	12/8/2016
	28,000	72,000		4.91	12/7/2017
	—	210,810		1.67	12/5/2018	—	—	178,129	343,788

(a)	All options granted are for a maximum period of 10 years from the date of grant and vest over a three year period. Options vest 28% on the first anniversary of the original date of grant and, thereafter, at the rate of 3% per month for the next 24 months.
(b)	Amounts include performance units granted for the 2006 – 2008 performance cycle less performance units earned and vested for (i) the 2006 period on February 28, 2007 and (ii) the 2006 – 2007 cumulative period on February 29, 2008. Amounts also include performance units granted for the 2007 – 2009 performance cycle less performance units earned and vested for the 2007 period on February 29, 2008. The amount also includes the performance unit grant made to each of the executives for the 2008 – 2010 performance cycle on January 25, 2008.
(c)	Assuming the maximum number of shares are earned, amounts represent the equity incentive plan awards not yet vested. The value is based on the closing price of the Company’s common shares on the NYSE on December 31, 2008 ($1.93).

Option Exercises and Stock Vested

The following table sets forth information concerning the exercise of options and the vesting of stock held by the Named Executive Officers during the year ended December 31, 2008:

Option Exercises and Stock Vested in 2008

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (a)	Value Realized on Vesting ($) (b)
John F. Cassidy	—	—	343,158	1,331,453
Gary J. Wojtaszek	—	—	—	—
Brian A. Ross	—	—	66,445	257,807
Brian G. Keating	—	—	29,160	113,141
Christopher J. Wilson	—	—	42,535	165,036

(a)	Messrs. Ross and Wilson elected to defer their entire share award earned and attributable to the 2007 performance year. Deferrals of share awards are required, under the terms of the 1997 Cincinnati Bell Inc. Executive Deferred Compensation Plan, to be invested in common shares of the Company for a period of at least six months. Shares deferred are payable upon the termination of employment in two annual installments beginning the later of six months following the date of termination of employment or March 1 of the year following the year in which the executive terminates his employment with the Company.
(b)	Amounts represent the closing price of the shares acquired by each of the executives on February 29, 2008 ($3.88), which was the date such awards vested.

Pension Benefits

The following table sets forth information concerning the pension benefits to the Named Executive Officers:

Pension Benefits for 2008

Name	Plan Name	Number of Years Credited Service (#) (e)	Present Value of Accumulated Benefit ($) (f)(g)	Payments During Last Fiscal Year ($)
John F. Cassidy	Qualified Defined Benefit Plan (a)	13	213,599	—
	Non-Qualified Excess Plan (b)	13	844,929
	Non-Qualified Supplemental Plan (c)	13	4,220,047
	Employment Agreement (d)	13	968,996

	Total		6,247,571
Gary J. Wojtaszek	Qualified Defined Benefit Plan (a)	0	4,413	—
	Non-Qualified Excess Plan (b)	0	—

	Total		4,413
Brian A. Ross	Qualified Defined Benefit Plan (a)	11	142,401	—
	Non-Qualified Excess Plan (b)	11	189,833

	Total		332,234
Brian G. Keating	Qualified Defined Benefit Plan (a)	31	315,871	—
	Non-Qualified Excess Plan (b)	31	69,750

	Total		385,621
Christopher J. Wilson	Qualified Defined Benefit Plan (a)	10	80,842	—
	Non-Qualified Excess Plan (b)	10	42,837

	Total		123,679

(a)	Management Pension Plan.
(b)	Nonqualified ERISA Excess Provisions of the Cincinnati Bell Management Pension Plan.
(c)	See page 53 for further details on the SERP.
(d)	Employment agreement between the Company and Mr. Cassidy.
(e)	None of the executive officers have been granted additional years of service under any of the plans, and this column reflects the actual years of service of each executive officer.
(f)	Amounts in the column represent the accumulated benefit obligations computed using the same assumptions as used for financial reporting purposes, described in more detail in Note 9 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.
(g)	If any of the executive officers had retired on December 31, 2008, they would have been entitled to a benefit equal to the balance then credited to them, without any reduction, under the Cincinnati Bell Management Pension Plan (both the Qualified Defined Benefit Plan portion and the Non-Qualified Excess Plan portion) as of that date. They may elect a lump-sum or equivalent annuity form of payment. Although Mr. Cassidy would receive the benefit under his employment agreement if he retires, because Mr. Cassidy has not attained 55 years of age, he would not be entitled to any benefits under the SERP described above.

All of the Named Executive Officers of the Company participated during 2008 in the Management Pension Plan, which is a tax-qualified defined benefit pension plan. The Management Pension Plan is the same plan that is available to all other eligible salaried and certain non-union hourly employees. Mr. Cassidy also participates in the SERP. Contributions to the Management Pension Plan and the SERP are only made by the Company.

The basic benefit formula under the Management Pension Plan is a cash balance formula. Under this formula, each participant has an account to which pension credits are allocated at the end of each year based upon the participant’s attained age and plan compensation for the year (with such plan compensation being subject to a maximum legal annual compensation limit, which limit was $230,000 for 2008). A participant’s plan compensation for the year equals generally the participant’s base salary plus any commissions or bonuses received. To the extent that a participant’s plan compensation exceeds the aforementioned annual compensation limitation, additional pension credits are given for such additional compensation under a non-tax-qualified retirement plan that is operated in conjunction with the Management Pension Plan (the “Excess Benefit Plan”). The following chart shows the 2008 annual pension credits that are given at the ages indicated:

Attained Age	Pension Credits
Less than 30 years	3.00% of total plan compensation plus 3.00% of excess compensation for 2008*
30 but less than 35 years	3.25% of total plan compensation plus 3.25% of excess compensation for 2008
35 but less than 40 years	3.75% of total plan compensation plus 3.75% of excess compensation for 2008
40 but less than 45 years	4.50% of total plan compensation plus 4.50% of excess compensation for 2008
45 but less than 50 years	5.25% of total plan compensation plus 5.25% of excess compensation for 2008
50 but less than 55 years	6.50% of total plan compensation plus 6.50% of excess compensation for 2008
55 or more years	8.00% of total plan compensation plus 8.00% of excess compensation for 2008

*	For purposes of the above table, “excess compensation” means the portion of a plan participant’s total plan compensation for 2008 that exceeds the Social Security old-age retirement taxable wage base for 2008.

A participant’s account under the Management Pension Plan is also generally credited with assumed interest for each calendar year at a certain interest rate. Such interest rate was 4.0% per annum for 2008 with respect to a participant while he or she is still employed by the Company or a Company subsidiary and 3.5% (or 4.0% if a participant elects out of a pre-retirement death benefit) for a participant while he or she is not so employed. In the case of a participant who was a participant in the Management Pension Plan on December 31, 1993 or who has benefits transferred from other plans to the Management Pension Plan, the participant’s account also was credited with pension credits equivalent to the participant’s accrued benefit under the plan or such other plans on that date or when such benefits are transferred, as the case may be.

After retirement or other termination of employment, a participant under the Management Pension Plan is entitled to elect to receive a benefit under the plan in the form of a lump sum payment or as an annuity, generally based on the balance credited to the participant’s cash balance account under the plan when the benefit begins to be paid (but also subject to certain transition or special benefit formula rules in certain situations).

In February 2009, the Company announced significant changes to the Management Pension Plan. The Company announced that it will freeze pension benefits for certain management employees below 50 years of age and provide a 10-year transition period for those employees over the age of 50 after which the pension benefit will be frozen.

Under the SERP, each current active participant’s pension at retirement, if paid in the form of a single life annuity, generally will be an amount equal to the difference between 50% of the participant’s average monthly compensation (for the highest 36-month period of compensation that occurs during the 60-month period preceding retirement) and the sum of the participant’s benefits payable under the Management Pension Plan (including for this purpose amounts payable under the Excess Benefit Plan and any other amounts which are intended to supplement or be in lieu of benefits under the Management Pension Plan) and Social Security benefits. Also, there is a reduction in such pension amount of 2.5% for each year by which the sum of the participant’s years of age and years of service at retirement total less than 75, and no benefits are payable if the participant terminates employment (other than by reason of his or her death) prior to attaining age 55 and completing at least 10 years of service credited for the purposes of the plan.

In addition, Mr. Cassidy’s employment agreement with the Company provides an additional retirement benefit. Pursuant to such employment agreement, Mr. Cassidy is entitled to an additional non-qualified retirement benefit equal to a portion of his accrued pension under the Management Pension Plan that is attributable to his first ten years of service. This benefit shall be paid to Mr. Cassidy (or his estate if his employment terminates by reason of his death) in a single lump sum within thirty days after the earlier of six months after his termination date or the date of his death.

Nonqualified Deferred Compensation

The following table sets forth information concerning compensation deferred by the Named Executive Officers:

Nonqualified Deferred Compensation for 2008 Fiscal Year

Name	Executive Contributions in Last Fiscal Year ($)(a)	Company Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(b)(c)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2008 ($)
John F. Cassidy	—	—	(763,927)	—	522,829
Gary J. Wojtaszek	—	—	—	—	—
Brian A. Ross	257,807	—	(296,202)	—	242,283
Brian G. Keating	—	—	—	—	—
Christopher J. Wilson	165,036	—	(160,860)	—	135,419

(a)	Messrs. Ross and Wilson deferred receipt of all their performance restricted share awards, 66,445 shares and 42,535, respectively, earned and attributable to the 2007 performance year. The amounts shown in the column are based on the closing price of the Company’s stock ($3.88) on February 29, 2008, the deferral date, for their shares. Although paid in 2008, these amounts represent awards earned in and for 2005, 2006 and 2007 performance and, therefore, are not included in the Summary Compensation Table.
(b)	The amount includes the difference between the closing price of the Company’s stock ($3.88) on February 29, 2008, the deferral date, and the closing price of the Company’s stock ($1.93) on December 31, 2008.
(c)	For Messrs. Cassidy, Ross and Wilson, the amount shown also includes the difference between the closing price of the Company’s stock ($4.75) on December 31, 2007 and the closing price of the Company’s stock ($1.93) on December 31, 2008 with respect to deferrals made prior to 2008.

The 1997 Cincinnati Bell Inc. Executive Deferred Compensation Plan (the “Executive Deferred Compensation Plan”) generally permits under its current policies, for any calendar year, each employee who has an annual base rate of pay and target bonus above a certain high dollar amount and has been designated by the Company or a subsidiary of the Company as a “key employee” for purposes of the plan (currently a key employee for purposes of the plan generally has annual pay of more than $230,000) to defer receipt of up to 75% of his or her base salary, up to 100% of his or her cash bonuses (including annual incentive awards and non-performance-based cash awards under the 2007 Long Term Incentive Plan (collectively with predecessor plans, the “Long Term Incentive Plans”)) and up to 100% of any performance-based common share awards (not including awards of stock options or restricted stock after 2005) provided him or her under the Long Term Incentive Plans.

For all key employees who participate in the Executive Deferred Compensation Plan, there is also a Company “match” on the amount of base salary and cash bonuses deferred under the plan for any calendar year. In general, the match is equal to the lesser of 66  2/3% of the base salary and cash bonuses deferred or 4% of the base salary and cash bonuses that exceed the annual compensation limit.

Amounts deferred by any participating key employee under the Executive Deferred Compensation Plan and any related Company “match” are credited to the account of the participant under the plan and are assumed to be invested in various mutual funds or other investments (including common shares) as designated by the participant.

The accounts under the Executive Deferred Compensation Plan are not funded in a manner that would give any participant a secured interest in any funds, and benefits are paid from the assets of the Company and its subsidiaries (or from a trust that the Company has established and that remains subject to the Company’s creditors).

The amounts credited to the account of any participant under the Executive Deferred Compensation Plan are generally distributed, as so elected by the participant, in a lump sum or in two to ten annual installments (in cash and/or common shares), that begin at some date after his or her termination of employment with the Company and its subsidiaries or a fixed date that occurs at least six years after the start of the first calendar year in which he or she participates in the plan. In addition, as a special rule, in the event of a change in control of the Company, all of the amounts then credited under the plan to a participant’s account under the plan are generally paid in a lump sum on the day after the change in control.

The Executive Deferred Compensation Plan must comply with the requirements of the American Jobs Creation Act of 2004 in order to retain its ability to defer federal income tax on certain amounts credited to a participant’s account under the plan. The Company has amended the plan to meet the requirements of the American Jobs Creation Act of 2004 and will make further amendments as necessary to comply with the regulations adopted by the IRS to implement the Act and the regulations adopted by the IRS.

In 2008, the deferrals of performance awards by Messrs. Ross and Wilson under the Executive Deferred Compensation Plan for 2007 performance are reflected in the Nonqualified Deferred Compensation for 2008 Fiscal Year table on page 60. None of the other Named Executive Officers participated in the Executive Deferred Compensation Plan during 2008.

Potential Payments upon Termination of Employment or a Change-in-Control

As described beginning on page 53, the Company entered into amended and restated employment agreements with each of the Named Executive Officers as of January 1, 2009. The following table shows potential additional payments to the Named Executive Officers directly and indirectly on their behalf under existing contracts, agreements, plans or arrangements, whether written or unwritten, as of January 1, 2009, for various scenarios involving a change-in-control or termination of employment, assuming a January 2, 2009 termination date and, where applicable, using the closing price of our common shares of $1.94 (as reported on the NYSE as of January 2, 2009).

Name	Executive Payment on Termination	Voluntary Termination ($)	Involuntary Not for Cause Termination ($)	Involuntary for Cause Termination ($)	Change in Control ($)	Death ($)	Disability ($)
John F. Cassidy	Base Salary	—	4,246,505	—	1,928,550	—	—
	Annual Incentive Target Opportunity	—	—	—	2,894,320	968,000	968,000
	Long Term Incentives — Options	—	183,600	—	183,600	183,600	183,600
	Long Term Incentives — Performance Restricted Shares	—	1,045,039	—	1,045,039	1,045,039	1,045,039
	Basic Benefits	—	25,158	—	25,158	—	69,184
	Retiree Benefits	—	8,646,146	—	8,646,146	—	6,758,375
	Other Contractual Payments	—	—	—	—	—	—
	Excise — Tax Gross-up (a)(b)	—	—	—	6,749,751	—	—

	TOTAL	—	14,146,448	—	21,472,564	2,196,639	9,024,198

Gary J. Wojtaszek	Base Salary	—	700,000	—	700,000	—	—
	Annual Incentive Target Opportunity	—	—	—	700,000	350,000	350,000
	Long Term Incentives — Options	—	24,519	—	87,567	87,567	87,567
	Long Term Incentives — Performance Restricted Shares	—	—	—	—	—	—
	Basic Benefits	—	9,960	—	9,960	—	211,650
	Retiree Benefits	—	—	—	—	—	—
	Other Contractual Payments	—	—	—	—	—	—
	Excise — Tax Gross-up (a)(b)	—	—	—	512,654	—	—

	TOTAL	—	734,479	—	2,010,181	437,567	649,217

Brian A. Ross	Base Salary	—	850,000	—	850,000	—	—
	Annual Incentive Target Opportunity	—	—	—	850,000	425,000	425,000
	Long Term Incentives — Options	—	27,379	—	97,784	97,784	97,784
	Long Term Incentives — Performance Restricted Shares	—	251,963	—	473,616	473,616	473,616
	Basic Benefits	—	12,425	—	12,425	—	111,825
	Retiree Benefits	—	111,665	—	111,665	—	44,367
	Other Contractual Payments	—	—	—	—	—	—
	Excise — Tax Gross-up (a)(b)	—	—	—	912,805	—	—

	TOTAL	—	1,253,432	—	3,308,295	996,400	1,152,592

Brian G. Keating	Base Salary	—	386,250	—	515,000	—	—
	Annual Incentive Target Opportunity	—	—	—	257,500	128,750	128,750
	Long Term Incentives — Options	—	7,560	—	27,000	27,000	27,000
	Long Term Incentives — Performance Restricted Shares	—	66,154	—	117,760	117,760	117,760
	Basic Benefits .	—	11,461	—	11,461	—	—
	Retiree Benefits	—	59,292	—	59,292	—	145,520
	Other Contractual Payments	—	—	—	—	—
	Excise — Tax Gross-up (a)(b)	—	—	—	—	—

	TOTAL	—	530,717	—	988,013	273,510	419,030

Name	Executive Payment on Termination	Voluntary Termination ($)	Involuntary Not for Cause Termination ($)	Involuntary for Cause Termination ($)	Change in Control ($)	Death ($)	Disability ($)
Christopher J. Wilson	Base Salary	—	509,850	—	618,000	—	—
	Annual Incentive Target Opportunity	—	—	—	401,700	200,850	200,850
	Long Term Incentives — Options	—	15,937	—	56,919	56,919	56,919
	Long Term Incentives — Performance Restricted Shares	—	107,105	—	193,115	193,115	193,115
	Basic Benefits	—	11,605	—	11,605	—	190,554
	Retiree Benefits .	—	40,265	—	40,265	—	26,379
	Other Contractual Payments	—	—	—	—	—	—
	Excise — Tax Gross-up (a)(b)	—	—	—	479,235	—	—

	TOTAL	—	684,762	—	1,800,839	450,884	667,817

(a)	These amounts are meant to defray related tax liabilities related to a change in control. The discount rate used for retiree benefit parachute values was 6.25%, consistent with financial statements for purposes of FAS 87.

(b)	The executives are subject to restrictive covenants post-termination that were, in part, consideration for compensation of benefits. The value of these restrictive covenants would be favorable and were not considered for this calculation.

If any of the executives elect to voluntarily terminate employment with the Company, or if they are terminated by the Company for cause, they are entitled to no payments from the Company other than those benefits which they have a non-forfeitable vested right to receive, which include any shares of stock they own outright, vested options which may be exercisable for a period of 90 days following termination, deferred compensation amounts and vested amounts under the Company’s pension and savings plans. Mr. Cassidy is entitled to receive payment of the nonqualified retirement benefit of $968,996 provided for in his employment agreement in which he is already vested. Payment of such accrued, vested and non-forfeitable amounts is also applicable to each of the other four termination scenarios detailed in the above table and discussed below, and each executive is still bound by the non-disclosure, non-compete and non-solicitation provisions of their agreements.

If an executive is terminated by the Company without cause, the executive will be entitled to the following:

•	A payment equal to two times in the case of Messrs. Ross and Wojtaszek, 1.65 times in the case of Mr. Wilson and 1.5 times in the case of Mr. Keating of the executive’s base salary;

•

For Mr. Cassidy only, a payment equal to five times his base salary plus the product obtained by multiplying the fair market value of the Company’s common share on the date of termination times 526,549;

•

A payment equal to the present value of an additional one year (two years for Mr. Cassidy) of participation in the Company’s Management Pension Plan and SERP, if applicable, as though the executive had remained employed at the same base rate of pay and target bonus;

•

Continued medical, dental, vision and life insurance benefits during the one-year period (or two-year period for Mr. Cassidy) following the executive’s termination of employment on the same basis as any active salaried employee provided any required monthly contributions are made;

•

Except for Mr. Cassidy, continued treatment as an active employee during the one-year period following termination with respect to any outstanding long-term incentive cycles the executive may be participating in and any unvested stock options and restricted shares will continue to vest under the normal vesting schedule as though the executive was still an active employee;

•	For Mr. Cassidy only, full vesting and payout at target amounts of any awards granted under the long term incentive plans; and

•

The ability to exercise any vested options for an additional 90 days after the end of the one-year period, or in the case of Mr. Cassidy, the ability to exercise any vested options (which are all fully vested upon his termination of employment) during the two-year period following his termination.

If an executive is terminated within the one-year period (or a two-year period for Mr. Cassidy) following a change-in-control, the executive will be entitled to the following:

•	A payment equal to two times the sum of their base salary plus target bonus (2.99 times for Mr. Cassidy);

•

A payment equal to the present value of an additional one year (two years for Mr. Cassidy) of participation in the Company’s Management Pension Plan as though the executive had remained employed at the same base rate of pay and target bonus;

•

Continued medical, dental, vision and life insurance coverage during the one-year period (or two-year period for Mr. Cassidy) following the executive’s termination of employment on the same basis as other active employees provided any required monthly contributions are made;

•	Full vesting of any options, restricted shares and/or other equity awards and the ability to exercise such options for the one-year period (or two-year period for Mr. Cassidy) following termination;

•	Full vesting and payout at target amounts of any awards granted under long-term incentive plans; and

•

To the extent that any of the executives are deemed to have received an excess parachute payment, an additional payment sufficient to pay any taxes imposed under section 4999 of the Internal Revenue Code plus any federal, state and local taxes applicable to any taxes imposed under section 4999 of the Internal Revenue Code.

In addition, Mr. Cassidy’s SERP benefit would be fully vested and he would receive a lump sum payment without adjustment for age and service.

If an executive is “terminated” because of his or her death, the executive’s beneficiary will be entitled to the following:

•	A payment equal to the bonus accrued and payable to the deceased executive for the current year;

•	Full vesting of all options held by the deceased executive and the ability to exercise such options for the one-year period following the date of the executive’s death; and

•	Full vesting and payout at target amounts of any awards granted to the deceased executive under long-term incentive plans.

If an executive is terminated by reason of disability, the executive will be entitled to the following:

•	A payment equal to the bonus accrued and payable to the disabled executive for the current year;

•	Continued vesting of all options held by the disabled executive on their normal schedule and the ability to exercise such vested options so long as the disabling conditions exists;

•	Continued participation by the disabled executive in any outstanding long-term incentive plans; and

•	Continued consideration of the disabled executive as an employee for all other benefits so long as the disabling condition that resulted in the disability-based termination is present.

In the case of Messrs. Cassidy, Ross, Keating and Wilson, in the event of termination because of disability, they would also become eligible at some future date for retiree medical benefits provided the Company is still offering such retiree medical benefits at that time. In February 2009, the Company announced that it will stop offering retiree medical benefits in 2018. In addition, Mr. Cassidy would become vested under the SERP and be eligible to commence receiving annuity payments at age 55.

Under all of the termination scenarios in the preceding table, Messrs. Cassidy, Wojtaszek, Ross, Keating, and Wilson have certain accrued, vested and non-forfeitable amounts (determined as of January 2, 2009) to which they are entitled as follows: Mr. Cassidy — $4,020,773, Mr. Ross — $861,736, Mr. Keating — $680,241, and Mr. Wilson — $357,498 and none for Mr. Wojtaszek. These amounts represent stock they own outright, vested in-the-money stock options, pension benefits and, in the case of Messrs. Cassidy, Ross, and Wilson, nonqualified deferred compensation amounts.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and persons who own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC and the NYSE. Directors, executive officers and greater than 10% shareholders are required by regulations of the SEC to furnish the Company with copies of all Section 16(a) reports that they file. Such reports are filed on Forms 3, 4 and 5 under the Exchange Act. Based solely on the Company’s review of the copies of such forms received by it, the Company believes that, during the period commencing January 1, 2008 and ending December 31, 2008, all such persons complied on a timely basis with the filing requirements of Section 16(a).

Shareholder Proposals for Next Year’s Annual Meeting

Shareholder proposals intended for inclusion in next year’s Proxy Statement should be sent to Christopher J. Wilson, Vice President, General Counsel and Secretary, Cincinnati Bell Inc., 221 East Fourth Street, Cincinnati, Ohio 45202, and must be received by November 24, 2009. Any such proposal must comply with Rule 14a-8 promulgated by the SEC pursuant to the Securities Exchange Act of 1934, as amended. Any shareholder, who intends to propose any other matter to be acted upon at the 2010 Annual Meeting of Shareholders without inclusion of such proposal in the Company’s Proxy Statement, must inform the Company no later than February 7, 2010. If notice is not provided by that date, the persons named in the Company’s proxy for the 2010 Annual Meeting will be allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been discussed in the Proxy Statement for the 2010 Annual Meeting of Shareholders.

Shareholders may propose director candidates for consideration by the Governance and Nominating Committee of the Board. Any such recommendations should be directed to Christopher J. Wilson, Vice President, General Counsel and Secretary, Cincinnati Bell Inc., 221 East Fourth Street, Cincinnati, Ohio 45202, and must be received no later than November 24, 2009 for the 2010 Annual Meeting of Shareholders.

Other Matters to Come Before the Meeting

At the time this Proxy Statement was released for printing on March 16, 2009, the Company knew of no other matters that might be presented for action at the meeting. If any other matters properly come before the meeting, it is intended that the voting shares represented by proxies will be voted with respect thereto in accordance with the judgment of the persons voting them.

Financial Statements and Corporate Governance Documents Available

The Cincinnati Bell Annual Report on Form 10-K for the year ended December 31, 2008, which includes the consolidated financial statements of the Company and its subsidiaries, and the Company’s 2008 Summary Annual Report have been made available to shareholders in the package of materials that includes this combined Proxy Statement, Annual Report on Form 10-K and Summary Annual Report. If you would like a copy of the combined Proxy Statement, Annual Report on Form 10-K and Summary Annual Report, or any other document incorporated by reference into this Proxy Statement, please write to Christopher J. Wilson, Vice President, General Counsel and Secretary, Cincinnati Bell Inc., 221 East Fourth Street, Cincinnati, Ohio 45202, and the Company will send you one free of charge. You may also obtain a copy of any of the following corporate governance documents from the Company’s website identified below or by writing Christopher J. Wilson, Vice President, General Counsel and Secretary, Cincinnati Bell Inc., 221 East Fourth Street, Cincinnati, Ohio 45202, for a free copy:

Corporate Governance Document	Website
Audit and Finance Committee Charter	www.cincinnatibell.com/aboutus/corporate_governance/af_charter
Compensation Committee Charter	www.cincinnatibell.com/aboutus/corporate_governance/compensation_committee_charter
Governance and Nominating Committee Charter	www.cincinnatibell.com/aboutus/corporate_governance/gn_committee_charter
Code of Business Conduct	www.cincinnatibell.com/aboutus/corporate_governance/code_of_conduct
Code of Ethics for Senior Financial Officers	www.cincinnatibell.com/aboutus/corporate_governance/code_of_ethics
Code of Ethics for Directors	www.cincinnatibell.com/aboutus/corporate_governance/code_of_ethics
Corporate Governance Guidelines	www.cincinnatibell.com/aboutus/corporate_governance/corporate_governance_guidelines

Proxy Statements for Shareholders Sharing the Same Household Mailing Address

As part of the Company’s efforts to reduce costs and increase efficiency, when possible, only one copy of the combined Proxy Statement, Annual Report on Form 10-K and Summary Annual Report has been delivered to multiple shareholders sharing the same household mailing address, unless the Company has received contrary instructions from one or more of the shareholders at that address.

Upon written or oral request, the Company will promptly provide a separate copy of the combined Proxy Statement, Annual Report on Form 10-K and Summary Annual Report to a shareholder at a shared address to which a single copy was delivered. If your household mailing address is shared with other shareholders and you did not receive a combined Proxy Statement, Annual Report on Form 10-K and Summary Annual Report, but would like to receive a separate copy of this item as well as future Company communications, please contact the following:

For beneficial owners, please contact your broker.

For shareholders of record, please contact our transfer agent, Computershare, at the following address:

Computershare Investor Services, LLC

Shareholder Services

7550 Lucerne Drive, Suite 103

Cleveland, Ohio 44130-6503

Phone: (888) 294-8217

If shareholders residing at the same household mailing address are currently receiving multiple copies of Company communications but would like to receive only one in the future, please send written notice to your broker (for beneficial owners) or to Computershare (for shareholders of record) at the above address. In the written notice, please indicate the names of all accounts in your household, and you will be forwarded the appropriate forms for completion.

Each shareholder participating in the householding program will, however, continue to receive a separate proxy card or voting instruction card.

Electronic Delivery of Materials

Shareholders can also enroll for electronic delivery of the Company’s future Proxy Statements, Annual Reports on Form 10-K and Summary Annual Report by registering directly or with your broker through our website, investor.cincinnatibell.com in the Electronic Shareholder Communications Enrollment section of the Company’s Investor Relations webpage.

Each shareholder participating in the electronic delivery of materials will, however, continue to receive a separate Notice, proxy card or voting instruction card.

Shareholder Communications with the Board of Directors

Shareholders or other interested parties may communicate with the Board, any individual director, the non-management directors as a group, or the director who presides at meetings of the non-management directors. The Company has established procedures for such shareholder communications. Shareholders should send any communications to Christopher J. Wilson, Vice President, General Counsel and Secretary, Cincinnati Bell Inc., 221 East Fourth Street, Cincinnati, Ohio 45202, and identify the intended recipient or recipients. All communications addressed to the Board or any identified director or directors will be forwarded to the identified person or persons.

By Order of the Board of Directors

Christopher J. Wilson
Vice President, General Counsel and Secretary

March 16, 2009

Appendix A

CINCINNATI BELL INC.

2007 LONG TERM INCENTIVE PLAN

(As adopted and originally effective as of May 3, 2007)

(As amended and effective upon shareholder approval on May 1, 2009)

CINCINNATI BELL INC.

2007 LONG TERM INCENTIVE PLAN

(As adopted and originally effective as of May 3, 2007)

(As amended and effective upon shareholder approval on May 1, 2009)

1. Introduction to Plan.

1.1 Name and Sponsor of Plan. The name of this Plan is the Cincinnati Bell Inc. 2007 Long Term Incentive Plan, and its sponsor is CBI.

1.2 Purposes of Plan. The purposes of this Plan are (i) to further the long term growth of the Company by offering competitive incentive compensation related to long term performance goals to those Employees of the Company who will be responsible for planning and directing such growth, (ii) to reinforce a commonality of interest between CBI’s shareholders and the Company’s Employees who participate in the Plan, and (iii) to aid the Company in attracting and retaining Employees of outstanding abilities and specialized skills.

1.3 Effective Date and Duration of Plan.

(a) The Plan is effective as of the Effective Date (May 3, 2007). ~~subject to the Plan’s approval by a majority of the voting shares present or represented and entitled to vote on the Plan at the 2007 annual meeting of CBI’s shareholders~~. The Plan, as amended, is subject to the approval by a majority of the voting shares present and represented and entitled to vote on the Plan at the 2009 annual meeting of CBI’s shareholders.

(b) The Plan shall remain in effect thereafter until the earliest of (i) the date on which the Plan is terminated in accordance with section 18 hereof, (ii) the date on which the maximum number of Common Shares which may be issued or paid under or with respect to all of the awards granted under the Plan during the Plan’s entire existence (as determined under the other provisions of the Plan) have been issued or paid, or (iii) May 2, 2017. Upon the termination of the Plan, no awards may be granted under the Plan after the date of such termination but any award granted under the Plan on or prior to the date of such termination shall remain outstanding in accordance with the terms of the Plan and the terms of the award.

2. General Definitions. For all purposes of the Plan, the following terms shall have the meanings indicated below when used in the Plan, unless the context clearly indicates otherwise.

2.1 “Board” means the Board of Directors of CBI.

2.2 “CBI” means Cincinnati Bell Inc. (and, except for purposes of determining whether a Change in Control has occurred, any legal successor to Cincinnati Bell Inc. that results from a merger or similar transaction).

2.3 “Change in Control” means the occurrence of any of the events described in subsection 15.4 hereof.

2.4 “Code” means the Internal Revenue Code of 1986, as it exists as of the Effective Date and as it may thereafter be amended. A reference to a specific section of the Code shall be deemed to be a reference both (i) to the provisions of such section as it exists as of the Effective Date and as it is subsequently amended, renumbered, or superseded (by future legislation) and (ii) to the provisions of any government regulation that is issued under such section as of the Effective Date or as of a later date.

2.5 “Committee” means the committee appointed to administer the Plan under the provisions of subsection 3.1 hereof.

2.6 “Common Shares” means common shares, par value $0.01 per share, of CBI.

2.7 “Company” means, collectively, (i) CBI, (ii) each other corporation that is part of a controlled group of corporations (within the meaning of Section 1563(a) of the Code, but determined without regard to Code Section 1563(a)(4) and (e)(3)(C)) that includes CBI, and (iii) each other organization (a partnership, sole proprietorship, etc.) that is under common control (within the meaning of Section 414(b) of the Code) with CBI.

2.8 “Effective Date” means May 3, 2007.

2.9 “Employee” means any person who: (i) is employed and classified as an employee by the Company; and (ii) is not represented by a recognized collective bargaining unit (unless such person’s eligibility to participate in the Plan is approved under a collective bargaining agreement between the Employer and the authorized representatives of such collective bargaining unit).

2.10 “Exchange Act” means the Securities Exchange Act of 1934, as it exists as of the Effective Date and as it may thereafter be amended. A reference to a specific section of the Exchange Act shall be deemed to be a reference both (i) to the provisions of such section as it exists as of the Effective Date and as it is subsequently amended, renumbered, or superseded (by future legislation) and (ii) to the provisions of any government regulation or rule that is issued under such section as of the Effective Date or as of a later date.

2.11 “ISO” means a stock option that qualifies as an incentive stock option within the meaning of Section 422 of the Code.

2.12 “Nonshare-Based Award” means any award granted under the Plan that by its terms provides for compensation (upon, if applicable, its exercise or the meeting of certain performance goals or other criteria or conditions) based on a dollar amount, regardless of whether the award’s compensation may be payable in cash, Common Shares or other property, or a combination thereof. The nonshare-based performance unit form of award provided under the Plan, but no other form of award that is listed in section 5 hereof, constitutes a Nonshare-Based Award.

2.13 “Participant” means any Employee who is granted an award under the Plan.

2.14 “Plan” means this document, named the “Cincinnati Bell Inc. 2007 Long Term Incentive Plan,” as set forth herein and as it may be amended.

2.15 “Regulation 1.83-3(i)” means Treasury Regulation Section 1.83-3(i) issued by the Department of the Treasury under Section 83 of the Code, as such regulation exists as of the Effective Date and as it is subsequently amended, renumbered, or superseded.

2.16 “Regulation 1.409A-3” means Proposed Treasury Regulation Section 1.409A-3 issued by the Department of the Treasury under Section 409A of the Code, as such proposed regulation exists as of the Effective Date and as it is subsequently finalized, amended, renumbered, or superseded. A reference to a specific paragraph of Regulation 1.409A-3 shall be deemed to be a reference to the provisions of such paragraph as it exists as of the Effective Date and as it is subsequently finalized, amended, renumbered, or superseded.

2.17 “Rule 16b-3” means Rule 16b-3 issued by the Securities and Exchange Commission under Section 16 of the Exchange Act, as such rule exists as of the Effective Date and as it is subsequently amended, renumbered, or superseded.

2.18 “Share-Based Award” means any award granted under the Plan that by its terms provides for issuance or payments (upon, if applicable, its exercise or the meeting of certain performance goals or other criteria or conditions) of fixed numbers of Common Shares or of amounts determined with reference to the fair market value (or the change in fair market value over a period of time) of fixed numbers of Common Shares. Each form of award that is listed in section 5 hereof, except for a nonshare-based performance unit form of award, constitutes a Share-Based Award.

3. Administration of Plan.

3.1 Committee To Administer Plan. The Plan shall be administered by the Committee. The Committee shall be the Compensation Committee of the Board, unless and until the Board appoints a different committee to administer the Plan. The Committee shall in any event consist of at least three members of the Board (i) who are neither officers nor employees of the Company, (ii) who are non-employee directors within the meaning of Rule 16b-3, and (iii) who are outside directors within the meaning of Section 162(m)(4)(C) of the Code.

3.2 Committee’s Authority. Subject to the limitations and other provisions of the Plan, the Committee shall have the sole and complete authority:

(a) To select, from all of the Employees, those Employees who shall participate in the Plan;

(b) To make awards to Employees at such times, in such forms, and in such amounts as it shall determine and to cancel, suspend, or amend any such awards;

(c) To impose such limitations, restrictions, and conditions upon awards as it shall deem appropriate;

(d) To interpret the Plan and to adopt, amend, and rescind administrative guidelines and other rules and regulations relating to the Plan;

(e) To appoint certain employees of the Company to act on its behalf as its representatives (including for purposes of signing agreements which reflect awards granted under the Plan); and

(f) To make all other determinations and to take all other actions it deems necessary or advisable for the proper administration of the Plan.

Except to the extent otherwise required by applicable law, the Committee’s determinations on any matter within its authority shall be conclusive and binding on the Company, all Participants, and all other parties.

3.3 Flexibility in Granting Awards. Notwithstanding any other provision of the Plan which may be read to the contrary, the Committee may set different terms and conditions applicable to each and any award granted under the Plan, even for awards of the same type and even when issued to the same Participant. In addition, and also notwithstanding any other provision of the Plan which may be read to the contrary, the Committee may grant to any Participant for any period any specific type of award available under the Plan without being required to grant to the Participant for such period any other type of award that may be available under the Plan.

3.4 Delegation of Committee’s Authority for Certain Awards.

(a) The Committee may delegate to CBI’s Chief Executive Officer its right to make awards to Employees who (i) are not otherwise considered by the Committee to be subject to the requirements of Section 16 of the Exchange Act and (ii) are not expected by the Committee to become covered employees within the meaning of Section 162(m)(3) of the Code.

(b) To the extent the Committee’s right to make awards to any Employees is delegated to CBI’s Chief Executive Officer under the provisions of paragraph (a) of this subsection 3.4, any reference to the Committee in the other provisions of the Plan that concern the making of awards to such Employees, the terms of such awards, and the verification that all conditions applicable to the payment under or the exercise of such awards have been met shall be read to refer to CBI’s Chief Executive Officer as if such person was the Committee.

4. Class of Employees Eligible for Plan. Awards may be granted under the Plan to, and only to, Employees. As is indicated in section 3 hereof, the specific Employees to whom awards will be granted under the Plan, and who thereby will be Participants under the Plan, shall be chosen by the Committee in its sole discretion.

5. Awards and Their Forms.

(a) Awards under the Plan may be granted at any time while the Plan is in effect by the Committee to any Employee or Employees.

(b) Any awards granted under the Plan may be made in any one or more of the following forms, each of which shall be deemed to a separate and distinct form of award for all purposes of this Plan: (i) stock options, (ii) stock appreciation rights, (iii) restricted stock, (iv) performance shares; (v) share-based performance units, (vi) nonshare-based performance units, and (vii) non-restricted stock. Nonshare-based performance units constitute the only form of award under the Plan that is a Nonshare-Based Award, and each of the other award forms identified in the immediately preceding sentence constitutes a Share-Based Award form. The subsequent provisions of the Plan provide certain rules and conditions that apply to each of such award forms.

(c) Any Common Shares that are to be issued or paid under any award granted under the Plan may consist, in whole or in part, of Common Shares that are authorized but unissued or Common Shares that are treasury shares.

6. Limits on Shares Subject To and Compensation Payable Under Plan Awards.

6.1 Limits on Number of Common Shares Available for Issuance Under Plan.

(a) Subject to the following provisions of this subsection 6.1 and the provisions of subsections 6.3 and 16.1 hereof, the following limits set forth in subparagraphs (1) through (4) of this subsection 6.1 (which generally involve the maximum number of Common Shares that may be issued or paid under the Plan and its various types of awards during the Plan’s entire existence) shall apply to the grant of awards under the Plan. No award may be granted under the Plan to the extent it would cause any of the following limits to be violated.

(1) The maximum number of Common Shares which may be issued or paid under or with respect to all of the awards (considered in the aggregate) granted under the Plan during the Plan’s entire existence shall be equal to ~~8,000,000~~ 18,000,000 Common Shares.

(2) The maximum number of Common Shares which may be issued or paid under or with respect to all stock options and stock appreciation rights (considered in the aggregate but separately from all other forms of awards listed in section 5 hereof) granted under the Plan during the Plan’s entire existence shall be equal to ~~8,000,000~~ 18,000,000 Common Shares.

(3) The maximum number of Common Shares which may be issued or paid under or with respect to all ISOs (considered in the aggregate but separately from all other types of stock options and other forms of awards listed in section 5 hereof) granted under the Plan during the Plan’s entire existence shall be equal to 2,000,000 Common Shares.

(4) The maximum number of Common Shares which may be issued or paid under or with respect to all restricted stock, performance shares, share-based performance units, nonshare-based performance units, and non-restricted stock (considered in the aggregate but separately from all other forms of awards listed in section 5 hereof) granted under the Plan during the Plan’s entire existence shall be equal to ~~2,400,000~~ 7,400,000 Common Shares.

(b) If any portion of a stock appreciation right is settled (paid) upon the exercise of such stock appreciation right portion by the issuance or payment of Common Shares, the total number of Common Shares on which such stock appreciation right portion was based shall be counted as Common Shares issued or paid under the Plan for purposes of any of the limits set forth in paragraph (a) of this subsection 6.1, regardless of the number of Common Shares actually issued or paid to settle such stock appreciation right portion upon its exercise.

(c) If any award or portion thereof granted under the Plan is forfeited, expires, or in any other manner terminates without the payment of Common Shares or any other amount or consideration, the maximum number of Common Shares on which such award or portion of an award was based or which could have been paid under the award (i) shall again be available to be issued or paid under the Plan and to be the basis on which other awards may be granted under the Plan and (ii) thus shall not be counted as Common Shares that were issued or paid under the Plan in determining whether any of the limits set forth in paragraph (a) of this subsection 6.1 are met.

(d) Any Common Shares that would be issued or paid under an award granted under the Plan but are withheld in payment of any exercise price, purchase price, or tax withholding requirements (in accordance with the provisions of section 17 hereof) (i) shall not again be deemed to be available to be issued or paid under the Plan or to be the basis on which other awards may be granted under the Plan and (ii) thus shall be counted as Common Shares that were issued or paid under the Plan in determining whether any of the limits set forth in paragraph (a) of this subsection 6.1 are met.

6.2 Annual Common Share and Other Compensation Limits Under Awards Granted Any Participant.

(a) Subject to the following provisions of this subsection 6.2 and the provisions of subsections 6.3 and 16.1 hereof, the following limits set forth in subparagraphs (1) and (2) of this subsection 6.2 (which generally involve the maximum number of Common Shares and other compensation on which awards granted to any Participant during a calendar year may be based) shall apply to the grant of awards under the Plan. No award may be granted under the Plan to the extent it would cause any of the following limits to be violated.

(1) The maximum number of Common Shares on which all Share-Based Awards (considered in the aggregate) granted under the Plan to any Participant during each and any calendar year may be based, and the maximum number of Common Shares on which all Share-Based Awards of a specific form listed in section 5 hereof (considered separately from all other forms of Stock-Based Awards listed in section 5 hereof) granted under the Plan to any Participant during each and any calendar year may be based, shall be ~~1,000,000~~ 2,000,000 Common Shares.

(2) The maximum dollar value of all Nonshare-Based Awards granted under the Plan to any Participant during each and any calendar year shall be $5,000,000.

(b) For purposes of applying the Share-Based Award limits set forth in paragraph (a)(1) of this subsection 6.2 and for all other purposes of the Plan, the maximum number of Common Shares on which any Share-Based Award granted to a Participant under the Plan or any portion thereof shall be deemed to be based shall be the maximum number of Common Shares that ultimately could, in the event any and all performance goals and other criteria or conditions applicable to the award are met, either be issued or paid under the award or have their fair market value (or the change in their fair market value over a period of time) used to determine the amounts payable under the award, regardless of (i) whether or not the actual payment under such award ends up being based on a lesser number of Common Shares or equal to a percentage above or below 100% of the fair market value (or the change in the fair market value over a period of time) of such maximum number of Common Shares, (ii) whether or not any payment made under such award or portion thereof is made in cash or property other than Common Shares, or (iii) whether or not the award or portion thereof is forfeited, expires, or in any other manner terminates without the payment of Common Shares or other compensation.

(c) For purposes of applying the Nonshare-Based Award limits set forth in paragraph (b)(2) of this subsection 6.2 and for all other purposes of the Plan, the maximum dollar value of any Nonshare-Based Award granted to a Participant under the Plan or any portion thereof shall be deemed to be the maximum dollar amount of cash (and/or fair market value, determined at the time of payment, of Common Shares or other property) that ultimately could, in the event any and all performance goals and other criteria or conditions applicable to the award are met, be paid to the Participant under the award, regardless of (i) whether or not the actual payment under such award ends up being a lesser dollar amount of cash (and/or fair market value, determined at the time of payment, of Common Shares or other property) or (ii) whether or not the award or portion thereof is forfeited, expires, or in any other manner terminates without the payment of any compensation.

6.3 Effect of Assumption of Awards in Acquisition. If any corporation is acquired by the Company and the Company assumes certain stock-based awards previously granted by such acquired corporation or issues new awards in substitution for such previously-granted awards of the acquired corporation, then, except to the extent expressly provided by action of the Board, the awards so assumed or issued by the Company shall not be deemed to be granted under the Plan and any Common Shares that are the basis of such assumed or substituted awards shall not affect the number of Common Shares that can be issued or paid under the Plan or the number of Common Shares on which Share-Based Awards granted under the Plan can be based.

7. Stock Option Awards. Any awards granted under the Plan in the form of stock options shall be subject to the following terms and conditions of this section 7.

7.1 Nature of Stock Option. A stock option means an option to purchase any number of Common Shares, up to a fixed maximum number of Common Shares, in the future at a fixed price (for purposes of this section 7, the “Exercise Price”) that applies to the Common Shares to which the purchase relates. Stock options granted under the Plan to any Participant may be ISOs, stock options that are not ISOs, or both ISOs and stock options that are not ISOs.

7.2 Terms and Conditions of Stock Option To Be Determined by Committee. Subject to the other provisions of this section 7 and the other sections of the Plan, the terms and conditions of any stock option granted under the Plan shall be determined by the Committee. The grant of a stock option shall be evidenced by a written agreement signed by the Committee or a representative thereof, which agreement shall contain the terms and conditions of the stock option (as set by the Committee). Any such written agreement shall indicate whether or not the applicable stock option is intended to be an ISO (or, if it does not so indicate, the stock option reflected by such written agreement shall be deemed to be a stock option that is not an ISO).

7.3 Exercise Price of Stock Option. Unless otherwise prescribed by the Committee to be higher, the Exercise Price with respect to any number of Common Shares that are subject to a stock option granted under the Plan shall be 100% (and may not in any event be less than 100%) of the fair market value of such number of Common Shares (disregarding lapse restrictions as defined in Regulation 1.83-3(i)) on the date the stock option is granted.

7.4 Expiration of Option. Unless otherwise prescribed by the Committee, any stock option granted under the Plan shall be exercisable in whole or in part after but not before the expiration of one year after the date on which it is granted. Further, a stock option granted under the Plan shall not in any event be exercisable after the expiration of ten years after the date on which it is granted (or after any earlier expiration date that is otherwise prescribed for the stock option by the Committee).

7.5 Procedures for Exercise of Option.

(a) With respect to each exercise of a stock option granted under the Plan, written notice of the exercise must be given and the purchase price for the Common Shares being purchased upon the exercise and any taxes required to be withheld upon the exercise must be paid in full at the time of the exercise. The procedures for meeting such requirements shall be established under the provisions of section 17 hereof.

(b) As soon as administratively practical after the receipt of the written notice and full payment applicable to the exercise of any stock option granted under the Plan in accordance with the procedures established under the provisions of section 17 hereof, CBI shall deliver to the applicable Participant (or such other person who is exercising the stock option) a certificate or certificates representing the acquired Common Shares.

7.6 Special Limit on Value of ISOs. If the aggregate fair market value of all Common Shares with respect to which stock options that are intended to be ISOs and that are exercisable for the first time by any Participant during any calendar year (under the Plan and all other plans of the Company) exceeds $100,000 (or, if such limit amount is amended under Section 422 of the Code, such amended limit amount), such stock options (to the extent of such excess) shall be treated as if they were not ISOs. The rule set forth in the immediately preceding sentence shall be applied by taking stock options into account in the order in which they were granted. Also, for purposes of the rules of this subsection 7.6, the fair market value of any Common Shares which are subject to a stock option shall be determined as of the date the option is granted.

7.7 Ineligibility of Certain Employees for ISOs. Notwithstanding any other provision of the Plan to the contrary, no person shall be eligible for or granted a stock option under the Plan that is intended to be an ISO if, at the time the stock option is otherwise to be granted, the person owns more than 10% of the total combined voting power of all classes of stock of the Company. For purposes hereof, a person shall be considered as owning the stock owned, directly or indirectly, by or for his or her brothers or sisters (whether by the whole or half blood), spouse, ancestors, and lineal descendants, and stock owned, directly or indirectly, by or for a corporation, partnership, estate, or trust shall be considered as being owned proportionately by or for its shareholders, partners, or beneficiaries.

8. Stock Appreciation Right Awards. Any awards granted under the Plan in the form of stock appreciation rights (for purposes of this section 8, “SARs”) shall be subject to the following terms and conditions of this section 8.

8.1 Nature of SAR. A SAR means the right, upon any exercise of the SAR, to receive payment of a sum not to exceed the amount, if any, by which the fair market value (determined as of the date on which the SAR is exercised and disregarding lapse restrictions as defined in Regulation 1.83-3(i)) of a number of Common Shares, up to a fixed maximum number of Common Shares, exceeds a fixed price (for purposes of this section 8, the “Exercise Price”) of the Common Shares to which the exercise relates. A SAR may be granted free-standing, in relation to a new stock option being granted at the same time as the SAR is granted, or in relation to a stock option both which is not an ISO and which has been granted prior to the grant of the SAR.

8.2 Terms and Conditions of SAR To Be Determined by Committee. Subject to the other provisions of this section 8 and the other sections of the Plan, all of the terms and conditions of a SAR shall be determined by the Committee. A SAR granted under the Plan shall be evidenced by a written agreement signed by the Committee or a representative thereof, which agreement shall contain the terms and conditions of the SAR (as set by the Committee).

8.3 Exercise Price of SAR. Unless otherwise prescribed by the Committee to be higher, the Exercise Price with respect to any number of Common Shares that are subject to a SAR granted under the Plan shall be 100% (and may not in any event be less than 100%) of the fair market value of such number of Common Shares (disregarding lapse restrictions as defined in Regulation 1.83-3(i)) on the date the SAR is granted.

8.4 Expiration of SAR. Unless otherwise prescribed by the Committee, any SAR granted under the Plan shall be exercisable in whole or in part after but not before the expiration of one year after the date on which it is granted. Further, a SAR granted under the Plan shall not in any event be exercisable after the expiration of ten years after the date on which it is granted (or after any earlier expiration date that is otherwise prescribed for the SAR by the Committee).

8.5 Coordination of SAR and Option. Unless otherwise determined by the Committee, any stock option as to which a SAR is related shall no longer be exercisable to the extent the SAR has been exercised and the exercise of a stock option shall cancel any related SAR to the extent of such exercise.

8.6 Procedures for Exercise of SAR.

(a) With respect to each exercise of a SAR granted under the Plan, written notice of the exercise must be given and any taxes required to be withheld upon the exercise must be paid in full at the time of the exercise. The procedures for meeting such requirements shall be established under the provisions of section 17 hereof.

(b) As soon as administratively practical after the receipt of the written notice and full payment of taxes applicable to the exercise of any SAR granted under the Plan in accordance with the procedures established under the provisions of section 17 hereof, CBI shall pay the amount to which the applicable Participant (or such other person who is exercising the SAR) is entitled upon the exercise of the SAR in cash, Common Shares or other property, or a combination thereof, as the Committee shall determine and provide in the terms of the award. To the extent that payment is made in Common Shares or other property, the Common Shares or other property shall be valued at its fair market value on the date of exercise of the SAR.

9. Restricted Stock Awards. Any awards granted under the Plan in the form of restricted stock shall be subject to the following terms and conditions of this section 9.

9.1 Nature of Restricted Stock.

(a) Restricted stock shall constitute Common Shares that may not be disposed of by the Participant to whom the restricted stock is granted until certain restrictions established by the Committee lapse. Unless and except to the extent not required under subsection 19.1 hereof, such restrictions shall include but not necessarily be limited to restrictions that provide that the Participant must either be an employee of the Company for a specified continuous period of time of at least three years (or of at least one year if the restricted stock is subject to the meeting of certain performance goals) or terminate employment with the Company in special circumstances (such as the Participant’s retirement, disability, or death). In addition, the Committee may (but is not required to) provide in the terms of the applicable restricted stock award restrictions related to the meeting of certain performance goals in all or just certain cases (such as in all cases other than when there occurs a Change in Control or the Participant’s termination of employment with the Company because of his or her death or disability). Any restrictions that are imposed under a restricted stock award shall also similarly restrict the ability of the applicable Participant to dispose of other rights issued with respect to such restricted stock.

(b) Any restricted stock award granted under the Plan may provide that the satisfaction of certain but not all (or a certain level but not the highest level) of any of the required employment period restrictions, performance goal restrictions, and/or other restrictions applicable to such restricted stock will permit the lapse of the applicable restrictions that restrict the right to dispose of such restricted stock as to a percentage (that is reasonably related to the percentage of all or the highest level of the applicable restrictions imposed under the entire restricted stock award that have been satisfied), but not the maximum number, of the Common Shares reflected by such restricted stock.

9.2 Terms and Conditions of Restricted Stock To Be Determined by Committee. Subject to the other provisions of this section 9 and the other sections of the Plan, all of the restrictions and other terms and conditions that apply to any restricted stock awarded under the Plan shall be determined by the Committee. The grant of any restricted stock under the Plan shall be evidenced by a written agreement signed by the Committee or a representative thereof, which agreement shall contain the restrictions and other terms and conditions of the restricted stock (as set by the Committee) and shall be referenced on the certificates representing the Common Shares that constitute such restricted stock.

9.3 Procedures for Payment of Taxes Upon Vesting of Restricted Stock. Any taxes required to be withheld upon the lapse of any restrictions applicable to any restricted stock granted under the Plan (and, if applicable, any minimum purchase price for the restricted stock that may be required by applicable law) must be paid in full at the time such restrictions lapse. The procedures for meeting such requirements shall be established under the provisions of section 17 hereof.

9.4 Right of Participant Under Restricted Stock. Any Participant who has been granted restricted stock under the Plan shall have, during the period in which restrictions on his or her ability to dispose of such stock apply, all of the rights of a shareholder of CBI with respect to the Common Shares awarded as restricted stock (other than the right to dispose of such shares), including the right to vote the shares and the right to receive any cash or stock dividends, unless the Committee shall otherwise provide in the terms of the applicable restricted stock award and except as may otherwise be provided in subsection 9.5 hereof.

9.5 Restrictions for Additional Common Shares Issued under Stock Split or Dividend. Any Common Shares issued with respect to restricted stock as a result of a stock split, stock dividend, or similar transaction shall be restricted to the same extent as the applicable restricted stock, unless otherwise provided by the Committee in the terms of the applicable restricted stock award.

9.6 Forfeiture of Restricted Stock. If any restrictions or conditions on a Participant’s ability to dispose of any restricted stock granted to him or her are not satisfied in accordance with the terms of such restricted stock, such restricted stock shall be forfeited (subject to such exceptions, if any, as are authorized by the Committee). For instance, if a Participant to whom restricted stock has been granted under the Plan terminates his or her employment with the Company during the period in which restrictions on his or her ability to dispose of such stock apply (and prior to the satisfaction of the requirements applicable to such restrictions), such restricted stock shall be forfeited (subject to such exceptions, if any, as are authorized by the Committee as to a termination of employment that reflects a retirement, disability, death, or other special circumstances).

10. Performance Share and Unit Awards. Any awards granted under the Plan in the form of performance shares, share-based performance units, and/or nonshare-based performance units (collectively and for purposes of this section 10, “Performance Awards”) shall be subject to the following terms and conditions of this section 10.

10.1 Nature of Performance Award.

(a) Any performance share that is granted to a Participant constitutes a right that the Participant will receive a number of Common Shares, up to a fixed maximum number of Common Shares, if and when certain conditions are met. Such conditions shall include but not necessarily be limited to: (i) unless and except to the extent not required under subsection 19.1 hereof, conditions that require that the Participant must either be an employee of the Company for a specified continuous period of time of at least one year or terminate employment with the Company in special circumstances (such as the Participant’s retirement, disability, or death); and (ii) conditions related to the meeting of certain performance goals (except that the Committee may provide in the terms of the applicable performance share award that the performance goal conditions otherwise imposed under the award are waived in whole or in part when there occurs a Change in Control or the Participant’s termination of employment with the Company because of his or her death or disability).

(b) Any share-based performance unit that is granted to a Participant constitutes a right that the Participant will receive an amount that is equal to a percent, not more than 200%, of the fair market value of a number of Common Shares, up to a fixed maximum number of Common Shares, on the date such amount becomes payable under the terms of the unit (or is equal to a percent, not more than 200%, of the increase in the fair market value of a number of Common Shares, up to a fixed maximum number of Common Shares, from the date of the grant of the unit to the date such amount becomes payable under the terms of the unit) if and when certain conditions are met. Such conditions shall include but not necessarily be limited to: (i) unless and except to the extent not required under subsection 19.1 hereof, conditions that require that the Participant must either be an employee of the Company for a specified continuous period of time of at least one year or terminate employment with the Company in special circumstances (such as the Participant’s retirement, disability, or death); and (ii) conditions related to the meeting of certain performance goals (except that the Committee may provide in the terms of the applicable share-based performance unit award that the performance goal conditions otherwise imposed under the award are waived in whole or in part when there occurs a Change in Control or the Participant’s termination of employment with the Company because of his or her death or disability).

(c) Any nonshare-based performance unit that is granted to a Participant constitutes a right that the Participant will receive an amount that is equal to a dollar value, not more than a maximum dollar value, if and when certain conditions are met. Such conditions shall include but not necessarily be limited to: (i) unless and except to the extent not required under subsection 19.1 hereof, conditions that require that the Participant must either be an employee of the Company for a specified continuous period of time of at least one year or terminate employment with the Company in special circumstances (such as the Participant’s retirement, disability, or death); and (ii) conditions related to the meeting of certain performance goals (except that the Committee may provide in the terms of the applicable nonshare-based performance unit award that the performance goal conditions otherwise imposed under the award are waived in whole or in part when there occurs a Change in Control or the Participant’s termination of employment with the Company because of his or her death or disability).

(d) Any performance share, share-based performance unit, and/or nonshare-based performance unit award may provide that the satisfaction of certain but not all (or a certain level but not the highest level) of any of the required employment period conditions, performance goal conditions, and/or other conditions applicable to such award will permit the Participant to receive a percentage (that is reasonably related to the percentage of all or the highest level of the applicable conditions imposed under the entire award that have been satisfied), but not the maximum amount, of the Common Shares or the dollar-denominated amounts that would be payable under such award if all (or the highest level) of the conditions applicable to such award had been met.

10.2 Terms and Conditions of Performance Award To Be Determined by Committee. Subject to the other provisions of this section 10 and the other sections of the Plan, all of the restrictions and other terms and conditions that apply to any Performance Award issued under the Plan shall be determined by the Committee. The grant of any Performance Award under the Plan shall be evidenced by a written agreement signed by the Committee or a representative thereof, which agreement shall contain the restrictions and other terms and conditions of the Performance Award (as set by the Committee).

10.3 Procedures for Payment of Performance Award and of Applicable Taxes.

(a) Any taxes required to be withheld upon a Participant becoming entitled to the payment of any Performance Award granted under the Plan (by reason of any of the award’s performance goals and/or other conditions being met) must be paid in full at the time such performance goals and/or other conditions are met. The procedures for meeting such requirements shall be established under the provisions of section 17 hereof.

(b) As soon as administratively practical after the full payment of taxes applicable to the Performance Award granted under the Plan in accordance with the procedures established under the provisions of section 17 hereof, CBI shall pay the amount to which the applicable Participant (or such other person who is entitled to the benefits of the award) is entitled upon the meeting of such performance goals and/or other conditions and as the Committee shall provide in the terms of the award: (i) in a lump sum or in installments; (ii) to the extent a share-based performance unit or a nonshare-based performance unit is involved, in cash, Common Shares or other property, or a combination thereof; and (iii) to the extent a performance share is involved, in Common Shares. To the extent that payment is made in Common Shares or other property, the Common Shares or other property shall be valued at its fair market value on the date as of which the payment is made.

11. Non-Restricted Stock Awards. Any awards granted under the Plan in the form of non-restricted stock shall be subject to the following terms and conditions of this section 11.

11.1 Nature of Non-Restricted Stock and Condition of Grant. Non-restricted stock shall constitute Common Shares that may, upon grant, be immediately disposed of by the Participant to whom the non-restricted stock is granted (without any special restrictions and conditions). However, notwithstanding any other provision of the Plan, non-restricted stock may be awarded under the Plan only if and to the extent permitted under subsection 19.1 hereof.

11.2 Terms and Conditions of Non-Restricted Stock To Be Determined by Committee. Subject to the other provisions of this section 11 and the other sections of the Plan, all of the terms and conditions that apply to any non-restricted stock awarded under the Plan shall be determined by the Committee. The grant of any non-restricted stock under the Plan shall be evidenced by a written agreement signed by the Committee or a representative thereof, which agreement shall contain the terms and conditions of the non-restricted stock award (as set by the Committee).

11.3 Procedures for Payment of Taxes Upon Grant of Non-Restricted Stock. Any taxes required to be withheld upon the grant of any non-restricted stock award under the Plan (and, if applicable, any minimum purchase price for the stock that may be required by applicable law) must be paid in full at the time of such grant. The procedures for meeting such requirements shall be established under the provisions of section 17 hereof.

12. Fair Market Value of Common Shares. For purposes of the Plan, the fair market value of a Common Share on any date (for purposes of this section 12, the “subject date”) shall be deemed to be the closing price of a Common Share on the New York Stock Exchange on the subject date (or, if no trading in any stocks occurred at all on such exchange on the subject date, on the next subsequent date on which trading of stocks occurred on such exchange). Notwithstanding the foregoing, if Common Shares are not listed or traded at all on the New York Stock Exchange on the date as of which a Common Share’s fair market value for the subject date is to be determined under the terms of the immediately preceding sentence, then the fair market value of a Common Share on the subject date shall be determined by the Committee in good faith pursuant to methods and procedures established by the Committee.

13.	Performance Goals.

13.1 Criteria for Performance Goals. To the extent the meeting of performance goals set by the Committee may be a condition to the exercise of or payment under any award granted under the Plan, the Committee may base such performance goals on, and only on, one or more of the following criteria applicable to the Company:

(a) free cash flow (defined as cash generated by operating activities, minus capital expenditures and other investing activities, dividend payments and proceeds from the issuance of equity securities, and proceeds from the sale of assets);

(b) earnings before interest, taxes, depreciation, and amortization;

(c) earnings per share;

(d) operating income;

(e) total shareholder returns;

(f) profit targets;

(g) revenue targets;

(h) profitability targets as measured by return ratios;

(i) net income;

(j) return on sales;

(k) return on assets;

(l) return on equity; and

(m) corporate performance indicators (indices based on the level of certain services provided to customers).

13.2 Method By Which Performance Criteria Can Be Measured.

(a) Any performance criteria described in subsection 13.1 hereof that is used to determine the performance goals applicable to an award granted under the Plan shall be measured or determined on the basis of a period of such duration (for purposes of this subsection 13.2, a “performance period”), which period may be of any length, but not less than one year or in excess of ten years, as is set by the Committee either prior to the start of such period or within its first 90 days (provided that the performance criteria is not in any event set after 25% or more of the applicable performance period has elapsed) and shall be criteria that will be able to be objectively determined by the Committee.

(b) Further, the Committee may provide in the terms of an award granted under the Plan that any factor used to help determine any performance criteria identified in subsection 13.1 hereof shall be taken into account only to the extent it exceeds or, conversely, is less than a certain amount. The Committee may also provide in the terms of an award granted under the Plan that, in determining whether any performance criteria identified in subsection 13.1 hereof has been attained, certain special or technical factors shall be ignored or, conversely, taken into account, in whole or in part, including but not limited to any one or more of the following factors:

(1) a gain, loss, income, or expense resulting from changes in generally accepted accounting principles that become effective during the applicable performance period or any previous period;

(2) a gain, loss, income, or expense that is extraordinary in nature;

(3) an impact of other specified nonrecurring events;

(4) a gain or loss resulting from, and the direct expense incurred in connection with, the disposition of a business, in whole or in part, the sale of investments or non-core assets, or discontinued operations, categories, or segments of businesses;

(5) a gain or loss from claims and/or litigation and insurance recoveries relating to claims or litigation;

(6) an impact of impairment of tangible or intangible assets;

(7) an impact of restructuring activities, including, without limitation, reductions in force;

(8) an impact of investments or acquisitions made during the applicable performance period or any prior period;

(9) a loss from political and legal changes that impact operations, as a consequence of war, insurrection, riot, terrorism, confiscation, expropriation, nationalization, deprivation, seizure, business interruption, or regulatory requirements;

(10) retained and uninsured losses from natural catastrophes;

(11) currency fluctuations;

(12) an expense relating to the issuance of stock options and/or other stock-based compensation;

(13) an expense relating to the early retirement of debt; and/or

(14) an impact of the conversion of convertible debt securities.

Each of the adjustments described in this paragraph (b) shall be determined in accordance with generally accepted accounting principles and standards, unless another objective method of measurement is designated by the Committee.

(c) In addition, any performance criteria identified in subsection 13.1 hereof, and any adjustment in the factors identified in paragraph (b) of this subsection 13.2 that are used to determine any such performance criteria, (i) may be measured or determined for CBI, for any organization other than CBI that is part of the Company, for the entire Company in the aggregate, or for any group of corporations or organizations that are included in the Company and (ii) may be measured and determined in an absolute sense and/or in comparison to the analogous performance criteria of other publicly-traded companies (that are selected for such comparison purposes by the Committee).

13.3 Verification That Performance Goals and Other Conditions Are Met. To the extent any payment under, or any exercise of, an award granted under the Plan requires the meeting of any performance goals and/or any other conditions that have been set by the Committee, the Committee shall verify that such performance goals and/or such other conditions have been met before such payment or exercise is permitted.

14. Nonassignability of Awards. Except as may be required by applicable law, no award granted under the Plan to a Participant may be assigned, transferred, pledged, or otherwise encumbered by the Participant otherwise than by will, by designation of a beneficiary to take effect after the Participant’s death, or by the laws of descent and distribution. Each award shall be exercisable during the Participant’s lifetime only by the Participant (or, if permissible under applicable law, by the Participant’s guardian or legal representative).

15.	Provisions Upon Change in Control.

15.1 Effect of Change in Control on Awards. In the event a Change in Control occurs on or after the Effective Date, then, unless otherwise prescribed by the Committee in the terms of an applicable award, (i) all outstanding stock options and stock appreciation rights granted under the Plan to a Participant shall immediately become exercisable in full upon the date of the Change in Control, (ii) the restrictions still then in force and applicable to any Common Shares awarded as restricted stock under the Plan to a Participant shall immediately lapse upon the date of the Change in Control, and (iii) any performance share, share-based performance unit, and nonshare-based performance unit granted under the Plan to a Participant shall become payable, at the maximum payment amount that was attainable under such award if all performance goals and other criteria or conditions applicable to the award were satisfied, on the date of the Change in Control.

15.2 Cashout of Stock Options and Stock Appreciation Rights. In addition, unless the Committee shall otherwise prescribe in the terms of a stock option or stock appreciation right that was awarded under the Plan, in the event of a Change in Control the Committee shall have discretion to cause a cash payment to be made to the person who then holds such stock option or stock appreciation right, in lieu of the right to exercise such stock option or stock appreciation right or any portion thereof, provided (i) that such stock option or stock appreciation right is still outstanding as of the Change in Control and (ii) that the aggregate fair market value (on the date of the Change in Control) of the Common Shares that are subject to such stock option or stock appreciation right exceeds the aggregate exercise price of such Common Shares under such stock option or stock appreciation right. In the event the Committee exercises its discretion to cause such cash payment to be made, the amount of such cash payment shall be equal to the amount by which (i) the aggregate fair market value (on the date of the Change in Control) of the Common Shares that are subject to such stock option or stock appreciation right exceeds (ii) the aggregate exercise price of such Common Shares under such stock option or stock appreciation right.

15.3 Cashout of Performance Shares, Share-Based Performance Units, and Nonshare-Based Performance Units. Further, unless the Committee shall otherwise prescribe in the terms of an applicable performance share, share-based performance unit, or nonshare-based performance unit that was awarded under the Plan and that would otherwise be payable in Common Shares, in the event of a Change in Control the Committee shall have discretion to cause the payment of such performance share, share-based performance unit, or nonshare-based performance unit to be made in cash instead of Common Shares. In the event the Committee exercises its discretion to cause such cash payment to be made, the amount of such cash payment shall be equal to the aggregate fair market value, on the date of the Change in Control, of the Common Shares that would otherwise then be payable under such performance share, share-based performance unit, or nonshare-based performance unit.

15.4 Definition of Change in Control. For purposes of the Plan, a “Change in Control” means the occurrence of any one of the events described in the following paragraphs of this subsection 15.4.

(a) A majority of the Board as of any date not being composed of Incumbent Directors. For purposes of this subsection 15.4, as of any date, the term “Incumbent Director” means any individual who is a director of CBI as of such date and either: (i) who was a director of CBI at the beginning of the 24 consecutive month period ending on such date; or (ii) who became a CBI director subsequent to the beginning of such 24 consecutive month period and whose appointment, election, or nomination for election was approved by a vote of at least two-thirds of the CBI directors who were, as of the date of such vote, Incumbent Directors (either by a specific vote or by approval of the proxy statement of CBI in which such person is named as a nominee for director). It is provided, however, that no individual initially appointed, elected, or nominated as a director of CBI as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall ever be deemed to be an Incumbent Director.

(b) Any “person,” as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act, being or becoming “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of CBI representing 20% or more of the combined voting power of CBI’s then outstanding securities eligible to vote for the election of the Board (for purposes of this subsection 15.4, the “CBI Voting Securities”). It is provided, however, that the event described in this paragraph (b) shall not be deemed to be a Change in Control if such event results from any of the following: (i) the acquisition of any CBI Voting Securities by the Company, (ii) the acquisition of any CBI Voting Securities by any employee benefit plan (or related trust) sponsored or maintained by the Company, (iii) the acquisition of any CBI Voting Securities by any underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a Non-Qualifying Transaction (as defined in paragraph (c) of this subsection 15.4).

(c) The consummation of a merger, consolidation, statutory share exchange, or similar form of corporate transaction involving the Company (for purposes of this paragraph (c), a “Reorganization”) or sale or other disposition of all or substantially all of the assets of CBI to an entity that is not an affiliate of CBI (for purposes of this paragraph (c), a “Sale”), that in each case requires the approval of CBI’s shareholders under the law of CBI’s jurisdiction of organization, whether for such Reorganization or Sale (or the issuance of securities of CBI in such Reorganization or Sale), unless immediately following such Reorganization or Sale:

(1) more than 60% of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of (i) the entity resulting from such Reorganization or the entity which has acquired all or substantially all of the assets of CBI (for purposes of this paragraph (c) and in either case, the “Surviving Entity”), or (ii) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of more than 50% of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of the Surviving Entity (for purposes of this paragraph (c), the “Parent Entity”), is represented by CBI Voting Securities that were outstanding immediately prior to such Reorganization or Sale (or, if applicable, is represented by shares into which such CBI Voting Securities were converted pursuant to such Reorganization or Sale), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such CBI Voting Securities among the holders thereof immediately prior to the Reorganization or Sale;

(2) no person (other than any employee benefit plan sponsored or maintained by the Surviving Entity or the Parent Entity or the related trust of any such plan) is or becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of the outstanding voting securities of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity); and

(3) at least a majority of the members of the board of directors (or similar officials in the case of an entity other than a corporation) of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) following the consummation of the Reorganization or Sale were, at the time of the approval by the Board of the execution of the initial agreement providing for such Reorganization or Sale, Incumbent Directors (any Reorganization or Sale which satisfies all of the criteria specified in subparagraphs (1), (2), and (3) of this paragraph (c) being deemed to be a “Non-Qualifying Transaction” for purposes of this subsection 15.4).

(d) The shareholders of CBI approving a plan of complete liquidation or dissolution of CBI.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 20% of the CBI Voting Securities as a result of the acquisition of CBI Voting Securities by CBI which reduces the number of CBI Voting Securities outstanding; provided that, if after such acquisition by CBI such person becomes the beneficial owner of additional CBI Voting Securities that increases the percentage of outstanding CBI Voting Securities beneficially owned by such person, a Change in Control shall then occur.

16.	Adjustments.

16.1 Adjustments for Stock Dividends, Stock Splits, and Other Corporate Transactions.

(a) In the event of any change affecting the Common Shares by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, combination or exchange of shares, or other corporate change, or any distributions to common shareholders other than cash dividends, then, subject to the provisions of paragraph (b) of this subsection 16.1, the Committee shall make such substitution or adjustment in the aggregate number or class of shares which may be distributed under the Plan and in the number, class, and exercise price or other price of shares on which the outstanding awards granted under the Plan are based as it determines to be necessary or appropriate in order to prevent the enlargement or dilution of rights under the Plan or under awards granted under the Plan.

(b) The Committee shall not take any action under the provisions of paragraph (a) of this subsection 16.1 with respect to any specific award granted under the Plan to the extent it determines that such action would otherwise cause such award to become subject to the requirements of Code Section 409A when such award would not be subject to such requirements in the absence of such adjustment.

16.2 Adjustments To Correct Errors or Omissions. The Committee shall be authorized to correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any award granted under the Plan in the manner and to the extent it shall determine is needed to reflect the intended provisions of the Plan or that award or to meet any law that is applicable to the Plan (or the provisions of any law which must be met in order for the normal tax consequences of the award to apply).

17.	Procedures For Satisfying Payment and Withholding Requirements.

17.1 Committee May Develop Payment/Withholding Procedures. The Committee may, in its discretion, establish procedures governing the exercise of, lapse of restrictions under, and/or payment of any award granted under the Plan and to compel under such procedures that, to the extent applicable under such award, any purchase price for Common Shares being obtained under such award and/or taxes required to be withheld by the terms of such award or under applicable law (with any such purchase price and/or tax withholding requirements being referred to in this section 17 as the “payment/withholding requirements”) be paid in full. The Committee may provide for different rules as to the satisfying of the payment/withholding requirements with respect to each type of award granted under the Plan and even among awards of the same type that are granted under the Plan. The Committee’s procedures applicable to the satisfaction of any payment/withholding requirements that apply to an award granted under the Plan may, in the discretion of the Committee, include commonly accepted electronic or telephonic notices given via the internet or an interactive voice response system to a third party broker which is designated by the Committee to facilitate and/or administer the exercise or payment of any awards granted under the Plan.

17.2 Default Payment/Withholding Procedures. Unless the Committee otherwise prescribes in the written agreement by which an award is granted under the Plan, any Participant to whom an award under the Plan is granted (or, if applicable, such other person who is exercising or receiving a payment under the award) may, in his or her sole discretion, satisfy the payment/withholding requirements that apply to such award by using any one or more of the following methods or any combination of the following methods:

(a) by making a payment to the Company of an amount in cash (which, for purposes of the Plan, shall be deemed to include payment in U.S. currency or by certified check, bank draft, cashier’s check, or money order) equal to the amount of such payment/withholding requirements;

(b) by making a payment to the Company in Common Shares which are previously owned by the Participant (or such other person) and have a fair market value on the date of payment equal to the amount of such payment/withholding requirements;

(c) by having CBI retain Common Shares which are otherwise being purchased or paid under the award and have a fair market value on the date of payment equal to the amount of such payment/withholding requirements;

(d) by having CBI retain an amount of cash that is payable under the award and equal to the amount of such payment/withholding requirements; and/or

(e) by having the Company retain an amount of cash that is payable under any other compensation applicable to the Participant (or such other person) and equal to the amount of such payment/withholding requirements.

17.3 Limitation on Common Shares Used to Meet Payment/Withholding Requirements. Notwithstanding any other provisions of subsections 17.1 and 17.2 hereof, Common Shares may not be used in payment by the Participant for satisfying any payment/withholding requirements that apply to an award granted under the Plan either (i) if the Common Shares being used in payment are being purchased upon exercise of the applicable award and the award is an ISO or (ii) if the Common Shares being used in payment both were previously acquired by the Participant through the exercise of a prior ISO and have been held by the Participant for less than two years from the date of grant of the prior ISO or less than one year from the date of the prior transfer of such Common Shares to him or her.

17.4 Right of Company To Retain Amount To Meet Payment/Withholding Requirements If Requirements Are Not Otherwise Met. If any Participant (or other person) who is responsible for satisfying any payment/withholding requirements that apply to an award granted under the Plan otherwise fails to satisfy such payment/withholding requirements under the procedures or other rules set forth in the foregoing provisions of this section 17, the Company shall have the right to retain from such award or the payment thereof (or from any other amount that is payable as compensation to the Participant or such other person), as appropriate, a sufficient number of Common Shares or cash otherwise applicable to the award (or otherwise applicable to such other compensation amount) in order to satisfy such payment/withholding requirements.

18.	Amendment or Termination of Plan.

18.1 Right of Board To Amend or Terminate Plan. Subject to the provisions of subsection 1.3(b) hereof but notwithstanding any other provision hereof to the contrary, the Board may amend or terminate the Plan or any portion or provision thereof at any time, provided that no such action shall materially impair the rights of a Participant with respect to a previously granted Plan award without the Participant’s consent. Notwithstanding the foregoing, the Board may not in any event, without the approval of CBI’s shareholders, adopt an amendment to the Plan which shall: (i) increase the total number of Common Shares which may be issued during the existence of the Plan; (ii) increase the total number of Common Shares which may be subject to or issued under ISOs granted during the existence of the Plan; (iii) change the class of persons eligible to become Participants under the Plan; or (iv) make any other change in the Plan that is required by applicable law to be approved by CBI’s shareholders in order to be effective.

18.2 Rules When Shareholder Approval for Amendment Is Required. If approval of CBI’s shareholders is required to a Plan amendment pursuant to the provisions of subsection 18.1 hereof, then such approval must comply with all applicable provisions of CBI’s corporate charter, bylaws and regulations, and any applicable state law prescribing a method and degree of shareholder approval required for issuance of Common Shares. If the applicable state law fails to prescribe a method and degree in such cases, then such approval must be made by a method and degree that would be treated as adequate under applicable state law in the case of an action requiring shareholder approval of an amendment to the Plan.

19.	Miscellaneous.

19.1 Exception to Service Vesting Requirements Under Certain Awards. Notwithstanding any other provision of subsections 9.1(a), 10.1(a), (b), and (c), and 11.1 hereof but subject to all other limits and provisions of the Plan, up to but not in excess of 400,000 Common Shares (in the aggregate) may be issued or paid (i) under awards of restricted stock, performance shares, share-based performance units, and/or nonshare-based performance units that do not impose the restrictions or conditions set forth in subsections 9.1(a) and 10.1(a), (b), and (c) that otherwise would require (for the applicable Participant to receive, or retain without forfeiting, the compensation reflected by the award) that the Participant must either be an employee of the Company for a specified continuous period of time or terminate employment with the Company in special circumstances and (ii) under awards of non-restricted stock.

19.2 Section 83(b) Election. A Participant may, with respect to any award granted to him or her under the Plan with respect to which an election could be made under Section 83(b) of the Code (generally to include in his or her gross income for Federal income tax purposes in the year the award is transferred to him or her the amounts specified in such Code section), make such election provided that (i) the terms and conditions of such award fail to prohibit the Participant making such election and (ii) the Participant provides written notice to the Committee of such election, and satisfies any tax withholding requirements that are then applicable to the award because of his or her election under Code Section 83(b), within ten days after he or she has filed a written notice of such election with the Internal Revenue Service (as well as meeting all other notice and additional requirements for such election that are required by Section 83(b) of the Code).

19.3 Deferrals of Award Payments. The Committee may, in its discretion and if performed in accordance with the terms and conditions of an award granted under the Plan or under any plan maintained by CBI, permit Participants to elect to defer the payment otherwise required under all or part of any award granted under the Plan. Such deferral shall not be permitted by the Committee unless such deferral meets all of the conditions of Section 409A of the Code.

19.4 Prohibition on Reduction of Exercise Price. Subject to the provisions of subsection 16.1 hereof but notwithstanding any other provision of the Plan, in no event shall the exercise or other similar price applicable to an award granted under the Plan, including a stock option or a stock appreciation right granted under the Plan, be reduced, directly or indirectly, by an amendment to the award, by the cancellation of the award and the granting of a new award, or by any other means unless such reduction is approved by CBI’s shareholders (with such approval meeting the same conditions as are described in subsection 18.2 hereof as to the approval of a Plan amendment).

19.5 No Right To Employment. Nothing contained in the Plan or any award granted under the Plan shall confer on any Participant any right to be continued in the employment of the Company or interfere in any way with the right of the Company to terminate the Participant’s employment at any time and in the same manner as though the Plan and any awards granted under the Plan were not in effect.

19.6 No Advance Funding of Plan Benefits. All payments required to be made under awards granted under the Plan shall be made by the Company out of its general assets. In this regard, the Plan shall not be funded and the Company shall not be required to segregate any assets to reflect any awards granted under the Plan. Any liability of the Company to any person with respect to any award granted under the Plan shall be based solely upon the contractual obligations that apply to such award, and no such liability shall be deemed to be secured by any pledge of or other lien or encumbrance on any property of the Company.

19.7 Plan Benefits Generally Not Part of Compensation for Other Company Benefit Plans. Any payments or other benefits provided to a Participant with respect to an award granted under the Plan shall not be deemed a part of the Participant’s compensation for purposes of any termination or severance pay plan, or any other pension, profit sharing, or other benefit plan, of the Company unless such plan expressly or clearly indicates that the payments or other benefits provided under an award granted under the Plan shall be considered part of the Participant’s compensation for purposes of such plan or unless applicable law otherwise requires.

19.8 No Issuance of Common Shares Unless Securities Laws Permit Issuance. Notwithstanding any other provision of the Plan to the contrary, in no event shall CBI be obligated to issue or deliver any Common Shares under the Plan in connection with an award granted under the Plan unless and until CBI determines that such issuance or delivery will not constitute a violation of the provisions of any applicable law (or regulation issued under such law) or the rules of any securities exchange on which Common Shares are listed and will not be subject to restrictions not generally applicable to Common Shares. In addition, with respect to any Participant who is subject to the requirements of Section 16 of the Exchange Act, transactions under the Plan are intended to comply with all applicable requirements of Rule 16b-3. To the extent any provision of the Plan or an award granted under the Plan or action by the Committee fails to so comply, it shall be deemed to be null and void to the extent permitted by law or deemed advisable by the Committee.

19.9 Awards To Employees of CBI Affiliate May Be Made In Shares of Subsidiary. Notwithstanding any other provision of the Plan, any award granted under the Plan to an Employee who is, at the time of the grant of the award, an employee of a corporation (other than CBI) that is part of a controlled group of corporations (within the meaning of Section 1563(a) of the Code, but determined without regard to Code Section 1563(a)(4) and (e)(3)(C)) that includes CBI may be based on common shares of such other corporation. In such case, all of the provisions of the Plan, including the Common Share limits set forth in section 6 hereof, shall apply to such award in the same manner as if such other corporation’s common shares were Common Shares.

19.10 Applicable Law. Except to the extent preempted by any applicable Federal law, the Plan shall be subject to and construed in accordance with the laws of the State of Ohio.

19.11 Counterparts and Headings. The Plan may be executed in any number of counterparts, each of which shall be deemed an original. The counterparts shall constitute one and the same instrument, which shall be sufficiently evidenced by any one thereof. Headings used throughout the Plan are for convenience only and shall not be given legal significance.

SOLICITATION OF PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL

MEETING OF SHAREHOLDERS TO BE HELD ON MAY 1, 2009

THE BOARD RECOMMENDS VOTING “FOR” EACH NOMINEE IN ITEM 1,

and “FOR” ITEMS 2 and 3

The undersigned hereby appoints Phillip R. Cox, Lynn A. Wentworth and John M. Zrno, each or any of them, as proxies, with full power of substitution, to represent and to vote all common shares and 6 3/4% Cumulative Convertible Preferred Shares of Cincinnati Bell Inc. held of record by the undersigned at the close of business on March 2, 2009, at the Annual Meeting and at any adjournment or postponement thereof, notice of which Annual Meeting together with the related Proxy Statement has been received. The proxies are directed to vote the shares as follows:

ITEM 1	The election of five directors whose terms expire in 2010. 01) Bruce L. Byrnes 02) Jakki L. Haussler 03) Mark Lazarus 04) Craig F. Maier 05) Alex Shumate	FOR ☐ ALL	WITHHOLD ☐ ALL	FOR ALL EXCEPT ☐

TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE(S), MARK “FOR ALL EXCEPT” AND WRITE THE NUMBER(S) OF THE NOMINEE(S) ON THE LINE BELOW.

ITEM 2	The approval of a proposal to amend the Cincinnati Bell Inc. 2007 Long Term Incentive Plan to increase the number of shares available for issuance under the 2007 Long Term Incentive Plan by 10,000,000 common shares and to modify the limits on certain award types, including full value share awards, that may be granted under the 2007 Long Term Incentive Plan.	FOR ☐	AGAINST ☐	ABSTAIN ☐

ITEM 3	The ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm to audit the financial statements of the Company for the year 2009.	FOR ☐	AGAINST ☐	ABSTAIN ☐

(CONTINUED ON REVERSE SIDE)

[LOGO]

CINCINNATI BELL INC.

c/o Broadridge Financial Solutions, Inc.

51 Mercedes Way

Edgewood, NY 11717

FOLD AND DETACH HERE

Please vote, date and sign below and return this proxy card promptly in the enclosed envelope. If you attend the meeting and wish to change your vote, you may do so by revoking your proxy card and casting your vote at the meeting. This proxy card, when properly executed, will be voted in accordance with the directions given by the shareholder. If no directions are given hereon, the proxy card will be voted FOR the election of directors; FOR the approval of amendments to the Cincinnati Bell Inc. 2007 Long Term Incentive Plan; and FOR the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm to audit the financial statements of the Company for the year 2009. This proxy delegates discretionary authority with respect to any other matters which may come before the meeting.

For address changes and/or comments, please check this box and write them below where indicated	☐	Dated , 2009

Please indicate if you plan to attend this meeting	☐ ☐	SIGNATURE
Yes No

Address Changes/Comments ________________________________		Signature (Joint Owners)

________________________________________________________		Please sign exactly as your name(s) appears on this Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc. should include title and authority. Corporations should provide the full name of the corporation and the title of authorized officer signing the proxy.

VOTE BY INTERNET – www.proxyvote.com

Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via email or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE – 1-800-690-6903

Use any touch tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 1, 2009: the Proxy Statement and Annual Report are available at www.proxyvote.com.